Exhibit 2.1

Execution Copy

SHARE PURCHASE AGREEMENT

by and among

Ondas Inc.

a Nevada corporation,

Gate Technologies Ltd

a company organized under the laws of the State of Israel,

Bron Technologies sp. z o.o

a private company organized under the laws of the State of Poland the Companies’ Shareholders

and

mr. Amir Geva

as the Shareholders’ Agent

Dated as of September 14, 2026

Share Purchase Agreement

This Share Purchase Agreement (this “Agreement”) is made and entered into as of September 14, 2026 (the “Agreement Date”), by and among (i) Ondas Inc., a Nevada corporation (“Acquirer”), (ii) Gate Technologies Ltd., a company organized under the laws of the State of Israel (the “Israeli Company”), Bron Technologies sp. z o.o, a private company organized under the laws of the State of Poland (the “Polish Company” and together with the Israeli Company, collectively, the “Companies” and each a “Company”), (iii) the Israeli Company’s shareholder listed on Exhibit B-1 (the “Israeli Company Shareholder”) and the Polish Company’s shareholders listed on Exhibit B-2 (the “Polish Company Shareholders”, and together with the Israeli Company Shareholders the “Companies Shareholders”), and (iv) Adv. Amir Geva, solely in his/its capacity as the representative, agent and attorney-in-fact of the Indemnifying Parties (the “Shareholders’ Agent”). Certain other capitalized terms used herein are defined in Exhibit A.

Recitals

A.	The Israeli Company Shareholder is the holders and the legal and beneficial owner of all of the Company Shares of the Israeli Company, and the Polish Company Shareholders are the holders and the legal and beneficial owners of all of the Company Shares of the Polish Company.

B.	Acquirer desires, subject to the terms and conditions set forth in this Agreement, to purchase from the Israeli Company Shareholder the Company Shares of the Israeli Company, and to purchase from the Polish Company Shareholders the Company Shares of the Polish Company, and each of the Israeli Company Shareholder and the Polish Company Shareholders wish to sell to Acquirer all of the Company Shares of the Israeli Company and the Polish Company owned by such Companies Shareholder, free from any Encumbrances and subject to the terms and conditions set forth in this Agreement (the “Share Purchase”).

C.	The Companies, the Companies’ Shareholders, and Acquirer desire to make certain representations, warranties, covenants and other agreements in connection with the Share Purchase as set forth herein.

D.	The board of directors of each Company (each, a “Board”) has carefully considered the terms of this Agreement and has unanimously determined that this Agreement and the transactions contemplated by this Agreement and the documents referenced herein (collectively, the “Transactions”), are in the best interests of, and are advisable to, the applicable Company and its respective Companies Shareholders, and recommended that all of such Companies Shareholders enter into this Agreement.

E.	Concurrently with the execution and delivery of this Agreement, (a) the Israeli Company Shareholder, the holder of 100% of the issued and outstanding share capital of the Israeli Company as of the date hereof, has delivered a duly executed counterpart to a unanimous written consent in the form attached hereto as Exhibit C-1 (the “Israeli Shareholder Consent”) and the Polish Company Shareholders representing holders of 100% of the issued and outstanding share capital of the Polish Company as of the date hereof have delivered a duly executed counterpart to a unanimous written consent in the form attached hereto as Exhibit C-2 (the “Polish Shareholder Consent”), pursuant to the Israeli Shareholder Consent and the Polish Shareholder Consent, all of the Company Shareholders of each of the Companies have irrevocably (i) approved this Agreement, the other Transaction Documents, the Share Purchase and the Transactions, and (ii) waived all of their respective Acquisition Rights (if any), and (b) the Company Shareholders of each of the Companies have delivered investor questionnaires substantially in the form attached hereto as Exhibit D (the “Investor Questionnaires”) pursuant to which each such Company Shareholder is either an Accredited Investor and/or is a non-US Person.

F.	Further concurrently with the execution and delivery of this Agreement, the relevant governing bodies of Acquirer have adopted and approved this Agreement, the Transaction Documents and the Transactions and approved the execution, delivery and performance thereof, subject to and in accordance with the terms and conditions of this Agreement;

Now, Therefore, in consideration of the representations, warranties, covenants, agreements and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
The Share Purchases

1.1 The Share Purchase.

(a) Company Shares. On the terms and subject to the conditions of this Agreement, each of the Israeli Company Shareholder and the Polish company Shareholders shall sell, transfer and deliver to Acquirer at the Closing, and Acquirer shall, at the Closing, purchase from each such Companies Shareholder, all of the Company Shares owned by such Companies Shareholder as of immediately prior to the Closing (as set forth on the Spreadsheet) free and clear of all Encumbrances, in exchange for the right to receive (in each case, without interest and subject to withholding in accordance with the provisions of Section 1.1(b)):

(i) Subject to the execution and delivery of the Registration Rights Agreement, the number of shares of the Base Stock Consideration Payment due on the Closing Date per each Company Share of the applicable Company (rounded down to the nearest whole share after aggregating all fractional Base Stock Consideration payable to such Company Shareholder and as calculated in the Spreadsheet), minus such Companies Shareholder’s Pro Rata Share of (x) the Holdback Amount and the Interim Holdback Amount; or, at Acquirer’s sole discretion, in lieu thereof, (ii) an amount in cash equal to the Substitute Cash Consideration due on the Closing Date per each Company Share (as calculated in the Spreadsheet) minus such Company Shareholder’s Pro Rata Share of (x) the Holdback Amount and the Interim Holdback Amount.

(ii) an amount in cash of the Closing Cash Consideration due on the Closing Date per each Company Share of the applicable Company.

(iii) To the extent due and payable in accordance with the provisions hereof, either (i) subject to the execution and delivery of the Registration Rights Agreement, the number of shares of the Base Stock Consideration Payment due on the Second Payment Date and the Third Payment Date, respectively, per each Company Share (rounded down to the nearest whole share after aggregating all fractional Base Stock Consideration payable to such Companies Shareholder and as calculated in the Spreadsheet), or, at Acquirer’s sole discretion in lieu thereof, (ii) an amount in cash equal to the Substitute Cash Consideration due on the Second Payment Date and the Third Payment Date, respectively, per each Company Share (as calculated in the Spreadsheet).

(iv) To the extent due and payable in accordance with the provisions hereof, either (i) subject to the execution and delivery of the Registration Rights Agreement, the number of shares of the Earn-Out Stock Consideration payable per each Company Share (rounded down to the nearest whole share after aggregating all fractional Earn-Out Stock Consideration payable to such Companies Shareholder and as calculated in the Spreadsheet) on each Earn-Out Payment Date, or, at Acquirer’s sole discretion, in lieu thereof, (ii) an amount in cash equal to the Substitute Cash Consideration due as part of such Earn-Out Stock Consideration per each Company Share (as calculated in the Spreadsheet).

(v) the right to receive, subject to the terms and provisions hereof, upon release, such Company Shareholder’s portion of (x) the Final Adjustment, (y) the Escrow Amount and/or the Holdback Interim Amount, as applicable, and (z) (all per each such Company Share and as calculated in the Spreadsheet).

(b) Withholding; Certain Tax Matters.

(i) Each of Acquirer the Paying Agent and the 104 Trustee (each, a “Payor”) shall be entitled to deduct and withhold (without duplication) from any consideration in cash or by issuance of shares of Acquirer Common Stock payable or otherwise deliverable to any Person pursuant to this Agreement (each, a “Payee”) such amounts as Payor determines are required to be deducted or withheld therefrom in connection therewith under the Code or any provision of state, local or foreign Tax law or under any other Applicable Law, including Israeli Income Tax Ordinance (New Version) 1961 and any regulations promulgated thereunder (as amended) (the “Israeli Income Tax Ordinance”) provided, however, that the Payor shall provide the Payee from whom such amounts will be withheld with (a) written notice at least five (5) Business Days prior to withholding any amounts pursuant to this Section 1.1(b), and (b)  the opportunity to produce any forms, certificates and other documentation that may eliminate or reduce such deduction and withholding, and the applicable Payor shall not withhold to the extent it has received, prior to the date on which the relevant withholding is to be made, a Valid Tax Certificate or other documentation reasonably satisfactory to the Payor evidencing that no such withholding is required or that a reduced withholding rate applies. As a condition for the payment of any portion of the Base Stock Consideration and Earn-Out Stock Consideration, the applicable amount of cash proceeds from any sale of such Base Stock Consideration and/or Earn-Out Stock Consideration shall be held by the Paying Agent for remittance to the ITA for any such Tax withholding payment, if required, provided that any such amounts that are not required to satisfy Tax withholding payment in accordance with a Valid Tax Certificate shall be held in trust for the relevant Payee and transferred to such Payee. To the extent such amounts were so deducted or withheld and timely remitted to the applicable Tax Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. To the extent such amounts are deducted and withheld, the Payor shall timely furnish the Payee with documentation evidencing such Tax withholding.

(ii) Notwithstanding the provisions of Section 1.1(b)(i) above, the Paying Agent shall provide Acquirer, prior to the Closing Date, with an undertaking as required under Section 6.2.4.3 of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to the Seller at Future Dates), with respect to Israeli Tax, any payments payable or otherwise deliverable in cash or by issuance of shares of Acquirer Common Stock to any Payee pursuant to this Agreement shall, unless a Valid Tax Certificate has been delivered in accordance with this 1.1(b)(ii), be retained by the Paying Agent for the benefit of each such Payee for a period of up to 180 days from the Closing (or, with respect to any amounts payable or otherwise deliverable in cash or by issuance of shares of Acquirer Common Stock after the Closing, 90 days from the date of such payment) or an earlier date required in writing by such Payee or as otherwise requested by the ITA (the “Withholding Drop Date”) (during which time, unless otherwise required by the ITA, no amount shall be paid by the Paying Agent to such Payee and no amounts for Israeli Taxes shall be withheld from amounts paid to the Paying Agent), and during which time each Payee may obtain a valid certification or ruling (which, for avoidance of doubt, includes Acquirer’s opportunity to review, comment on and approve any application to the ITA before submission, such approval not to be unreasonably withheld, conditioned or delayed), issued by the ITA and applicable to the payments to be made to the Payee pursuant to this Agreement, in form and substance reasonably acceptable to Paying Agent and Acquirer (x) exempting the Payor from the duty to withhold Israeli Taxes with respect to payment to such Payee, (y) determining the applicable rate of Israeli Tax to be withheld from the payment to such Payee, or (z) providing any other written instructions with respect to withholding of Israeli Taxes (the “Valid Tax Certificate”). In the event that no later than five (5) Business Days before the Withholding Drop Date, a Payee submits a Valid Tax Certificate to the Paying Agent, the Paying Agent shall act in accordance with the provisions of such Valid Tax Certificate subject to any deduction and withholding as may be required to be deducted and withheld under the Code, or any provision of state, local or foreign Tax Law (other than Israeli Law), and the balance of the payment that is not withheld shall be promptly paid to such Payee as soon as practicable following delivery of such Tax Certificate. If any Payee (A) does not provide the Paying Agent with a Valid Tax Certificate, no later than five (5) Business Days before the Withholding Drop Date, or (B) submits a written request with the Paying Agent to release its portion of the applicable payment payable in cash or in shares of Acquirer Common Stock prior to the Withholding Drop Date and fails to submit a Valid Tax Certificate at or before such time, then Israeli Taxes will be withheld from such Payee’s portion of the applicable payment under this Agreement in accordance with the provisions of Applicable Law, as reasonably determined by the Paying Agent in consultation with Acquirer and/or its advisors at its reasonable discretion, according to the applicable withholding rate in accordance with the Israeli Income Tax Ordinance (calculated in NIS based on the published US$:NIS exchange rate of the Bank of Israel on the actual payment date to such Payee), which amount shall be delivered, or caused to be delivered, to the ITA by the Paying Agent, and the Paying Agent shall deliver to such Payee the balance of the applicable payment due to such Payee that is not so withheld. Any currency conversion or sale of Acquirer Common Stock commissions will be borne by the applicable Payee and deducted from payments to be made to such Payee. For the avoidance of doubt, any Valid Tax Certificate delivered to the Paying Agent by any Payee with respect to any amount payable or otherwise deliverable pursuant to this Agreement at a certain date shall apply only to the amount payable or otherwise deliverable at such certain date and will not apply to any amounts payable or otherwise deliverable to the Payee at any later dates thereafter, unless, with respect to each later date, such Valid Tax Certificate is in force during such later date and covers the full amount payable or otherwise deliverable to the Payee on such later date.

(iii) In the event that the Payor receives a demand from the ITA to withhold any amount and transfer it to the ITA, the Payor (i) shall notify the applicable Payee of such matter reasonably promptly after receipt of such demand, and provide such Payee with reasonable time to attempt to delay such requirement or extend the period for complying with such requirement as evidenced by a written certificate, ruling or confirmation from the ITA and (ii) to the extent that any such certificate, ruling or confirmation is not timely provided by such Payee to the Payor, transfer to the ITA any amount so demanded, including any interest, indexation and fines required by the ITA in respect thereof, and such amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the applicable Payee.

(iv) Notwithstanding anything to the contrary in this Agreement, if the 104H Tax Ruling (or the 104H Interim Ruling (collectively, the “Tax Rulings”) shall be obtained and delivered to Acquirer, the 104H Trustee, if any and as applicable, prior to the applicable withholding date, then the provisions of such Tax Rulings, as the case may be, shall apply and all applicable withholding procedures with respect to any recipients shall be made in accordance with the provisions of such Tax Rulings, as the case may be.

(c) Unaccredited Investors and Non-US Person. Notwithstanding anything to the contrary in this Agreement, in no event shall Acquirer be required to issue any shares of Acquirer Common Stock to any Person that is neither an Accredited Investor nor a non-US Person, as determined by Acquirer in its sole discretion.

(d) Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Transactions, including the consummation of the Share Purchase (the “Closing”), shall take place remotely via the exchange of documents and electronic signatures, on the fifth (5th) Business Day following the satisfaction or waiver, as applicable, of all conditions precedent set forth in Article VII, or at such other location, date and time as shall be agreed by Acquirer and the Companies in writing (the “Closing Date”), subject to satisfaction or waiver of all of the conditions set forth in Article VII of this Agreement (other than those conditions that, by their terms, are intended to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions).

1.2 Closing Deliveries.

(a) Acquirer Deliveries. Acquirer shall take the following actions and deliver the following documents to the Companies at or prior to the Closing, except as otherwise indicated:

(i) A certificate, dated as of the Closing Date, executed on behalf of Acquirer by a duly authorized officer of Acquirer to the effect that each of the conditions set forth in Section 1.1(a) has been satisfied;

(ii) the Escrow Agreement in the form of Exhibit E (the “Escrow Agreement”), duly executed by the Acquirer;

(iii) the Paying Agent Agreement, duly executed by the Acquirer; and

(iv) the Registration Rights Agreement, duly executed by the Acquirer.

(b) Company Deliveries. Each of the Companies or Companies Shareholders, as applicable, shall deliver, or cause the applicable Company to deliver, to Acquirer, at or prior to the Closing:

(i) duly executed share transfer deeds signed by all applicable Company Shareholders with respect to all of the applicable Company Shares held by each such Company Shareholder as of the Closing Date; provided that, with respect to the Polish Company, the following shall be delivered:

(A) the consents of the respective spouses of the relevant Polish Company Shareholders to the sale of their respective shares in the Polish Company;

(B) all consents, approvals and waivers required under the Polish Company’s articles of association in connection with the transfer of the shares in the Polish Company;

(C) the no-claims and release declarations of the existing Management Board members of the Polish Company;

(D) the duly executed short-form share transfer agreement relating to all shares in the Polish Company (the “Polish STA”), together with all schedules thereto in the form attached hereto as Exhibit F;

(F) if requested by the Acquirer, the adoption of the relevant resolution amending the Articles of Association of the Polish Company;

(G) due notification to the Polish Company of the transfer of the shares in the Polish Company and/or acknowledgment of such transfer by the Management Board of the Polish Company.

(H) an updated share ledger (księga udziałów) reflecting the transfer of all shares in the Polish Company to the Acquirer;

(I) an updated list of shareholders (lista wspólników) reflecting the Acquirer as the sole shareholder of the Polish Company;

(J) reserved

(K) a duly executed power of attorney authorizing the relevant person(s) to make all required filings with the Polish National Court Register (KRS);

(L) a duly executed power of attorney authorizing the relevant person(s) to make the required filing(s) with the Polish Ministry of the Interior and Administration.

(ii) a certificate dated as of the Closing Date and executed on behalf of the applicable Company by its respective Chief Executive Officer, to the effect that each of the conditions set forth in clauses (a), (c), (d), (f) and (h) of Section 7.3 has been satisfied including confirmation regarding the Cash Balance Covenant (the “Company Closing Certificate”);

(iii) a certificate, dated as of the Closing Date and executed on behalf of the applicable Company by its respective Chief Executive Officer, certifying the (A) Company’s Amended and Restated Articles of Association as in effect immediately prior to the Closing (the “Charter Documents”) and (B) the Closing Board Action and the Closing Shareholder Consent (including a certification that, as of the Closing Date, such resolutions remain in full force and effect and have not been amended, rescinded or modified), and (C) the incumbency and signatures of the officers of the Company executing this Agreement or any other Transaction Document (the “Company Officer’s Certificate”);

(iv) copies of invoice from each advisor or other service provider to any of the Companies (other than any Employee, director or officer of any of the Acquired Companies), or any other payee of Transaction Expenses, in each case dated no more than three (3) Business Days prior to the Closing Date, with respect to all their respective then outstanding Transaction Expenses set forth in the Spreadsheet, and written acknowledgments pursuant to which each such advisor or other service provider states the total amount of Transaction Expenses owed to such Person (each, an “Invoice”);

(v) a resignation letter in the form attached hereto as Schedule 1.2(b)(iv), executed by each director and statutory officer of the applicable Company in office immediately prior to the Closing, in each case, effective no later than immediately prior to the Closing, but except for the directors of the Polish Company and one (1) director of the Israeli Company to remain in office in accordance with Section 1.5(a)(v) (the “Company D&O Resignation Letter”);

(vi) with respect to the Israeli Company, a certificate from (i) the Israeli Registrar of Companies certifying that the Company is registered under Israeli Law since its date of incorporation and (2) with respect to the Polish Company, a certificate from (i) the Polish National Court Register, confirming that the Company is duly incorporated, validly existing and has been registered under the laws of Poland since its date of incorporation;

(vii) the Spreadsheet, completed to include all of the information specified in Section 6.5 in a form similar to the Signing Spreadsheet and satisfactory to Acquirer, and a certificate executed by the respective Chief Executive Officer of the applicable Company, dated as of the Closing Date, certifying on behalf of the applicable Company that the Spreadsheet is true, correct and complete;

(viii) payoff letters and lien discharge documents, in form and substance reasonably satisfactory to Acquirer with respect to all indebtedness for money borrowed by the applicable Company, if any, which letters and lien discharge documents shall (i) reflect the amounts required in order to pay in full such indebtedness as of the Closing Date, and (ii) provide for the release of all Encumbrances, (and any related guarantees and instruction letters, if any), relating to such indebtedness upon payment in full of the amounts indicated, and that such lender shall concurrently therewith execute and deliver to the Acquirer all terminations and releases as reasonably requested (including, without limitation, UCC-3 termination statements, return of any share certificates and share transfer deeds deposited (if any) with such lender) necessary to evidence the foregoing termination (collectively, the “Payoff Letters”) (it being understood and agreed that (x) draft versions of such Payoff Letters shall be delivered to Acquirer no less than three Business Days prior to the Closing Date, and (y) executed versions of such Payoff Letters (arranging for such payoff to be made at the Closing against release of any applicable Encumbrances, including the specific amount required to be paid and the appropriate process) shall be delivered to Acquirer no less than one Business Day prior to the Closing Date);

(ix) evidence reasonably satisfactory to Acquirer of (A) the applicable Company’s receipt of all consents, waivers and approvals described in Schedule 1.2(b)(ix)(A) and (B) the amendment or termination, as applicable, of each of the Contracts listed on Schedule 1.2(b)(ix)(B), as described therein;

(x) a USB, CD or DVD-ROM, or URL link containing a complete copy of the contents of the Box.com virtual data rooms entitled “Project Giraffe VDR” as of immediately prior to the Closing;

(xi) evidence that the Company has purchased the D&O Tail Policy;

(xii) the (A) Escrow Agreement and (B) Paying Agent Agreement, duly executed by Shareholders’ Agent and the Escrow Agent and Paying Agent, as applicable;

(xiii) a Retention and Employment Agreement, in the form attached hereto as Exhibit G (a “Retention and Employment Agreement”), duly executed by each of the Companies Shareholders and the applicable Company, and the Companies shall have redeemed in cash prior to the Closing, any and all amounts accrued in favor of any of the Companies Shareholders on account of vacation days (except for such 30 accrued vacation days which each of them may not redeem) as acknowledged by each such Company Shareholder in writing on a duly executed acknowledgement and waiver in the form attached hereto as Exhibit G-1;

(xiv) each Company Shareholder shall have duly executed (A) an Investor Questionnaire and (B) a Registration Rights Agreement dated on or before the Closing Date, and all such Company Shareholders shall have been confirmed by Acquirer, based on their duly executed Investor Questionnaires, as either Accredited Investors or non-US Persons;

(xv) reserved;

(xvi) the shareholders registry of the applicable Company, duly executed by an authorized officer or director of the applicable Company, evidencing the transfer and ownership of all of the Company Shares to Acquirer.

Receipt by Acquirer of any of the agreements, instruments, certificates or documents delivered pursuant to this Section 1.2(b) shall not be deemed to be an agreement by Acquirer that the information or statements contained therein are true, correct or complete, and shall not diminish Acquirer’s remedies hereunder if any of the foregoing agreements, instruments, certificates or documents are not true, correct or complete.

(c) Rights not Transferable. The rights of the Companies Shareholders under this Agreement as of immediately prior to the Closing are personal to each such Company Shareholder and shall not be transferable for any reason, other than by operation of law, will or the laws of descent. Any attempted transfer of such right by any holder thereof (other than as permitted by the immediately preceding sentence) shall be null and void.

1.3 Surrender of Certificates.

(a) Certificate Exchange Procedures.

(i) At the Closing, or, notwithstanding anything herein to the contrary, within one (1) Business Day from the Closing, Acquirer shall cause to be deposited with IBI Capital Trust Ltd. (the “Paying Agent”), a number of shares of Acquirer Common Stock equal to (A) the Base Stock Consideration Payment due at Closing (less the Holdback Amount and the Holdback Interim Amount) or the applicable Substitute Cash Consideration, (B) the aggregate sum of the Closing Cash Consideration plus the aggregate sums of the then outstanding Transaction Expenses set in the Invoices pursuant to Section 1.2(b)(iv) above and of the amounts to be paid under the Payoff Letters pursuant to Section 1.2(b)(viii) above, and shall instruct the Paying Agent to pay, from the applicable Closing Cash Consideration , such Transaction Expenses in accordance with the applicable Invoices, and the foregoing amounts in accordance with the terms of the applicable Payoff Letters delivered by the respective Company to Acquirer (or if no such instructions have been provided by such creditor or recipient thereof, the instructions provided by the respective Company in the Spreadsheet). On each Base Stock Consideration Payment Date following the Closing, Acquirer shall cause to be deposited with the Paying Agent a number of shares of Acquirer Common Stock equal to the Base Stock Consideration Payment due on such Base Stock Consideration Payment Date, or, as applicable, the Substitute Cash Consideration.

(ii) At the Closing, Acquirer, and the Shareholders’ Agent shall enter with the Paying Agent into a Paying Agent Agreement in the form attached hereto as Exhibit H (the “Paying Agent Agreement”), which shall provide for the payment specified under clause (i) above to the Companies Shareholders subject to the withholding provisions of Section 1.1(b), all as set forth in the Spreadsheet and in accordance with Section 1.1.

(iii) If any certificates representing Company Shares of any of the Companies shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen, or destroyed and, if required by Acquirer or the Paying Agent, the execution of an indemnity agreement in such form as Acquirer or Paying Agent requires as indemnity against any claim that may be made against Acquirer, any of its Affiliates or the Paying Agent with respect to such document, and upon delivery of all other required documentation, the Paying Agent will pay in respect of such Person’s Company Shares represented by such lost, stolen or destroyed certificate the applicable portion of the Aggregate Consideration due at Closing pursuant to Section 1.1.

(b) Holdback; Escrow.

(i) Notwithstanding anything to the contrary in the other provisions of this Article I, at the Closing, the Holdback Amount and the Holdback Interim Amount shall not be paid to the Companies Shareholders, but shall instead be held by Acquirer: (X) with respect to the Holdback Amount - for the purpose of securing any of the obligations of the Indemnifying Parties under Article IX of this Agreement, and (Y) with respect to the Holdback Interim Amount - solely for securing any shortfall amount between the amount of the Companies’ aggregate Collections during the period between the Closing and until September 30, 2026 and the aggregate amount of the Special Bonus (the “Collection Shortfall”). The Holdback Amount (less any Resolved Claims at the relevant time in accordance with the provisions of Article IX below) shall be released by Acquirer and transferred to the Paying Agent for allocation to the Escrow Agent (as provided below) on the Holdback Release Date (provided that such transfer to the Escrow Agent: (A) shall not derogate from any rights of the Indemnified Parties with respect to the Escrow Amount in connection with any outstanding indemnification claims made prior to such transfer, which were not Resolved Claims on such date, and (B) shall be made with respect to the entire Holdback Amount (less any Resolved Claims only, and not any other claims which are not Resolved Claims), and the Holdback Interim Amount (less any Collection Shortfall) shall be released by Acquirer and paid to the Paying Agent on the Holdback Interim Release Date. For the purposes hereof, any amounts retained by Acquirer due to Resolved Claims and/or the Collection Shortfall as provided herein shall be referred to as the “Retained Amounts”.

(c) Notwithstanding anything to the contrary in the other provisions of this Article I, at the Holdback Release Date, the Escrow Amount paid as a result of the release of the Holdback Amount shall not be paid to the Companies Shareholders, but shall instead be deposited by the Paying Agent with the Escrow Agent to be further deposited into a separate escrow account (the “Escrow Account”) for the purpose of securing the obligations of the Indemnifying Parties under Article IX of this Agreement. The Escrow Amount in the Escrow Account shall be distributed in accordance with the terms of this Agreement and the Escrow Agreement. The Escrow Agreement shall provide that each Company Shareholder will be entitled to instruct the Escrow Agent and the 104H Trustee to sell through the Paying Agent any or all of the Acquirer Common Stock held in escrow (provided there is no outstanding claim against the escrow at the relevant time in accordance with the provisions of Article IXbelow), and in such case, the cash consideration payable for such Acquirer Common Stock shall be deposited in the Escrow Account, all subject to the terms and provisions of the Escrow Agreement and the Paying Agent Agreement, provided, however, that as a condition to any such sale, the applicable Company Shareholders shall deliver to the Escrow Account prior to such any such sale an amount in cash equal to the amount required to be withheld by the 104H Trustee as a result of such sale (and unless the Escrow Agent receives such cash amount in advance, it shall not be permitted to release any such Acquirer Common Stock from the Escrow Account as provided herein).

(d) No Liability. Notwithstanding anything to the contrary in this Section 1.3, no party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law.

1.4 Adjustment to the Aggregate Consideration; Disputes.

(a) Concurrently with the execution of this Agreement by both Companies, each of the Companies shall deliver to the Acquirer a schedule certified by its respective Chief Financial Officer of the Company on behalf of the applicable Company setting forth such items required to be included in the Spreadsheet of each of the Companies, as of such date (the “Signing Spreadsheet”). Pursuant to Section 6.5, each of the Companies shall deliver the Spreadsheet to Acquirer not later than five (5) Business Days prior to the Closing Date, certified by its respective Chief Financial Officer of the Company on behalf of the applicable Company, dated as of the Closing Date.

(b) In addition and without derogating from anything herein to the contrary, it is agreed and acknowledged that: (X) at the Closing, the Companies shall have an aggregate amount of Company Cash equal to at least $5,000,000 (as demonstrated to Acquirer in an extract of the Companies’ bank accounts) (the “Cash Balance Covenant”), and (Y) the Special Bonus should be paid from the Companies’ aggregate Collections during the period between the Closing and until September 30, 2026 (and accordingly, any Collection Shortfall shall be subject to indemnification by the Companies Shareholders which shall allow the Acquirer to deduct from the Holdback Interim Amount) (jointly, the “Additional Financial Covenants”).

(c) Within 90 days after the Closing, Acquirer may (X) object to the calculation of Company Cash, Company Debt, Transaction Expenses or Closing Net Working Capital Adjustment included in the Spreadsheet of each of the Companies (collectively, the “NWC Calculations”), by delivering to the Shareholders’ Agent a notice (the “Acquirer NWC Notice”) setting forth Acquirer’s calculation of Company Cash, Company Debt, Transaction Expenses and the Closing Net Working Capital Adjustment for the applicable Company and the amount by which Company Cash, Company Debt, Transaction Expenses or Company Net Working Capital of such Company as calculated by Acquirer is more or less than Estimated Company Cash, Estimated Company Debt, Estimated Transaction Expenses or the Estimated Closing Net Working Capital Adjustment of the applicable Company, in each case together with supporting documentation, information and calculations, and/or (Y) claim that any of the Additional Financial Covenants were not met (“Acquirer Financial Covenants Notice”, and jointly with the Acquirer NWC Notice, “Acquirer Notice”).

(d) The Shareholders’ Agent, after receiving any relevant information which it may reasonably request, may object to the calculation of Company Cash, Company Debt, Transaction Expenses or Closing Net Working Capital Adjustment or any other matter set forth in the Acquirer Notice, by providing written notice of such objection to Acquirer within 45 days after Acquirer’s delivery of the Acquirer Notice (the “Notice of Objection”), together with supporting documentation, information and calculations. Any matters not expressly set forth in the Notice of Objection shall be deemed to have been accepted by the Shareholders’ Agent on behalf of the Companies Shareholders, provided that the Shareholders shall not be deemed to have waived any matter that was not reasonably ascertainable from the Acquirer Notice.

(e) If the Shareholders’ Agent timely provides the Notice of Objection, then Acquirer and the Shareholders’ Agent shall confer in good faith for a period of up to 15 Business Days following delivery of the Notice of Objection in an attempt to resolve any disputed matter set forth in the Notice of Objection, and any resolution by them shall be in writing and shall be final and binding on the Companies Shareholders.

(f) If, after the 15 Business Day period set forth in Section 1.4(e), Acquirer and the Shareholders’ Agent cannot resolve any matter set forth in the Notice of Objection, then Acquirer and the Shareholders’ Agent shall engage Deloitte Israel or, if such firm is not able or willing to so act, another internationally recognized auditing firm acceptable to both Acquirer and the Shareholders’ Agent and independent of both the applicable Company and Acquirer (the “Reviewing Accountant”) to review only the matters in the Notice of Objection that are still disputed by Acquirer and the Shareholders’ Agent. The Reviewing Accountant shall base its review solely on the presentations and supporting material provided by the parties and not on an independent review. After its review, the Reviewing Accountant shall promptly (and in any event within 60 days following its engagement) determine the resolution of such remaining disputed matters, which determination shall be final and binding on the parties hereto and the Companies Shareholders (notwithstanding anything to the contrary set forth under Section 10.10), and the Reviewing Accountant shall provide Acquirer and the Shareholders’ Agent with a calculation of Company Cash, Company Debt, Transaction Expenses, Company Net Working Capital, or Companies’ Collections in accordance with such determination.

(g) If the sum of (such sum, the “Final Amount”), without duplication, (i) Closing Net Working Capital Adjustment as finally determined pursuant to Section 1.4(d), Section 1.4(e) and/or Section 1.4(f), as the case may be, plus (ii) the Company Cash as finally determined pursuant to Section 1.4(d), Section 1.4(e) and/or Section 1.4(f), as the case may be, less (iii) the Company Debt as finally determined pursuant to Section 1.4(d), Section 1.4(e) and/or Section 1.4(f), less (iv) the Transaction Expenses as finally determined pursuant to Section 1.4(d), Section 1.4(e) and/or Section 1.4(f), as the case may be, with respect to either the Israeli Company and/or the Polish Company is less than the sum of (such sum, the “Closing Amount”) (A) the Closing Net Working Capital Adjustment as set forth in the Spreadsheet of the applicable Company (the “Estimated Closing Net Working Capital Adjustment”), plus (B) the Company Cash as set forth in the Spreadsheet (the “Estimated Company Cash”), less (C) the Company Debt as set forth in the Spreadsheet of the applicable Company (the “Estimated Company Debt”) less (D) the Transaction Expenses (expressed as a positive number) as set forth in the Spreadsheet of the applicable Company (the “Estimated Transaction Expenses” and the Final Amount less the Closing Amount, the “Final Adjustment”), and/or if it is determined that either Additional Financial Covenants is not met, then within two (2) Business Days of, and subject to, the final determination of the Final Adjustment and meeting the Financial Covenants and without any dispute by the parties hereto, then Acquirer may recover any amount due to Acquirer from the Holdback Amount; provided, that if the holdback amounts are insufficient to pay the full Final Adjustment to Acquirer or indemnify it for breach of the Additional Financial Covenants, Acquirer shall be indemnified for the full amount of such shortfall by the Companies Shareholders in accordance with each such Companies Shareholders’ Pro Rata Share, in any such case by wire transfer of immediately available funds and without any dispute by the Shareholders’ Agent or the Companies Shareholders.

(h) No later than by October 6, 2026 (the “Holdback Interim Release Date”), Acquirer shall release any remaining Holdback Interim Amount less any Collection Shortfall, if any, to the Paying Agent for the benefit of the Companies Shareholders in accordance with the Spreadsheet.

(i) If the Final Amount with respect to any or both the Israeli Company and the Polish Company shall be greater than the Closing Amount, then within two (2) Business Days of final determination of the Final Adjustment and without any dispute by the parties hereto, Acquirer shall pay the amount of such difference by wire transfer of immediately available funds, if any between the Final Amount and the Closing Amount to the Paying Agent for further payment to the Companies Shareholders of the applicable Company in accordance with their respective applicable Pro Rata Share of such amount. Any amount payable under this Section 1.4(i) shall be paid without set-off, counterclaim or deduction except to the extent expressly required by applicable Law or pursuant to Section 9.5herein.

(j) If the Final Amount is neither greater than nor less than the Closing Amount, then there will be no additional adjustments, and the Final Adjustment will be deemed to be $0, including, for the avoidance of doubt, in respect of the Companies Shareholders’ rights to receive their Pro Rata Share of the Final Adjustment pursuant to Section 1.1.

(k) The fees, costs and expenses, if any, of the Reviewing Accountant shall be paid pro rata by Acquirer on the one hand and by the Companies Shareholders on the other hand on behalf of the Companies Shareholders based on the inverse of the percentage that the Reviewing Accountant’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Reviewing Accountant.

(l) The Final Adjustment and any amount paid as a result of the Companies’ failure to meet the Additional Financial Covenants shall be treated as an adjustment to the Aggregate Consideration payable at Closing for Tax purposes, unless otherwise required by Applicable Law.

1.5 Earnout Period Covenants.

(a) During the period beginning on the Closing Date and continuing until the expiration of the Earn-Out Period, except as would constitute a violation of applicable Law, as contemplated by this Agreement or as consented to by the Shareholders’ Agent in writing (which consent shall not be unreasonably conditioned, withheld or delayed), the Acquirer shall, and shall cause its controlled Affiliates, to:

(i) enable the Companies to be operated in good faith.

(ii) not take (or omit to take) any actions primarily intended to prevent, reduce or defer achievement or payment of the Earn-Out Payments, including by reallocating revenues or costs outside the acquired business.

(iii) use commercially reasonable efforts, consistent with Acquirer’s ordinary course of conduct with respect to other entities and businesses owned by Acquirer or its Affiliates that are in similar states and of similar market potential as the Companies, to provide the Companies with resources reasonably necessary to operate in the ordinary course and grow the operations of the Companies, provided, that whether certain efforts by Acquirer are deemed to be “commercially reasonable” with respect to the Companies shall be determined in light of all relevant factors, taken as a whole, including but not limited to the perceived market potential of the Companies’ products and Company’s profitability.

(iv) maintain separate internal financial reporting policies sufficient to verify calculation of the EBITDA as provided herein below.

(v) enable the Shareholders’ Agent to appoint, by giving a written notice to Acquirer, one (1) director and one (1) non-voting observer to the Board provided that any such director and/or observer may only be one of the Companies Shareholders Sellers (and for as long as such appointed Companies Shareholder is engaged as an employer or service provider of the Companies unless terminated by the Company not for Cause), and further that, as a condition to the appointment of the observer, he shall execute a customary confidentiality undertaking and be precluded from participating at any meeting in such circumstances which would have precluded a director of the Company, mutatis mutandis. The foregoing right to appoint a director and/or observer, and the appointment of such director and/or observer, shall automatically expire upon the expiration of the Earn-Out Period.

(b) During the period beginning on the Closing Date and continuing until the expiration of the Earn-Out Period, the Acquirer shall, and shall cause its controlled Affiliates, to:

(i) provide the Shareholders’ Agent, on the later of: (i) 120 days following the end of each calendar year during the Earn-Out Period, or (ii) 60 days following the time at which the annual audited financial statements for both the Israeli Company and the Polish Company are available for such preceding calendar year, with a report indicating therein the EBITDA calculations in reasonable details and EBITDA Score for such calendar year (the “Periodic Earn-Out Report”); provided, that Acquirer shall not be required to disclose any information with respect to which disclosure is prohibited in accordance with the provisions of any applicable Law or Order, and Acquirer shall be permitted to redact or otherwise refrain from disclosing any such information. The Periodic Earn-Out Report shall include sufficient detail and supporting calculations (including, without limitation, to the extent applicable: supporting schedules, general ledger extracts, allocation methodologies, intercompany charges, management allocations and all material assumptions used in calculating EBITDA) to permit the Companies Shareholders to assess the calculation of EBITDA and the EBITDA Score in a manner substantially similar to the information required to be delivered under Section 1.4in connection with the Spreadsheet. Acquirer shall reasonably cooperate in answering questions and providing supplemental information reasonably requested by the Shareholders’ Agent regarding the Earn-Out calculations.

(ii) retain accurate records containing all material information reasonably necessary for the preparation of the Periodic Earn-Out Reports (and shall continue to retain them for a period of three (3) years following expiration of the Earn-Out Period).

(iii) permit the Shareholders’ Agent (at its own expense) to engage an accounting firm to perform, on behalf of the Shareholders’ Agent, a reasonable verification, review or audit, as the case may be, of the financial statements of the Company, to the extent reasonably necessary to verify the information included in the Periodic Earnout Reports (provided that such accounting firm (x) may not perform such verification, review or audit for any Periodic Earnout Report after the expiration of 120 days after the delivery of such Periodic Earnout Report, and (y) may not perform a verification, review or audit for any Earnout Periodic Report more than once) and prepare an applicable report or opinion based on such verification, review or audit, as the case may be (each, an “Audit Report”). The Audit Report shall be shared only with the applicable accounting firm and the Shareholders’ Agent and shall be treated as Confidential Information in accordance with Section 6.10. The audit right contemplated by this Section 1.5. may only be exercised once during any calendar year and upon no less than thirty (30) days’ prior written notice and any such verification, review or audit shall be conducted in a manner so as to not unreasonably interrupt or disturb the operations of the Companies and any other member of Acquirer Group. The Shareholders’ Agent will reasonably cooperate with Acquirer with respect to scheduling any such verification, review or audit. Notwithstanding anything in this Section 1.5 to the contrary, (A) none of Acquirer, the Companies or any of their Affiliates shall be required to make available, disclose or provide access to any information with respect to which disclosure is prohibited in accordance with the provisions of any applicable Law or Order, and (B) Acquirer, the Companies and any of their Affiliates shall be permitted to redact or otherwise refrain from disclosing any portion of the relevant information so long as such information actually disclosed or made available is reasonably sufficient for purposes of verifying the information included in the written reports required by this Section 1.5.

1.6 Payment of Earn-Out Payments.

(a) If and only if any of the Companies Shareholders shall become entitled to any Earn-Out Payment Installment in accordance with the provisions hereof, then, on the applicable Earn-Out Calculation Date Acquirer shall deposit such applicable Earn-Out Payment Installment with the Paying Agent for further disbursement to the applicable Companies Shareholders in proportion to their respective Pro Rata Shares and as set forth in the Spreadsheet.

(b) Notwithstanding the foregoing, if the Companies Shareholders wish to dispute the manner of calculation set forth in the Periodic Earn-Out Report and triggering the potential payment or amount of the Earn-Out Payment or the Earn-Out Advance, if applicable (any such dispute, an “Earn-Out Calculation Dispute”), to the extent applicable, then the following shall apply.

(i) within 60 days from the applicable Periodic Earn-Out Report provided by Acquirer, the Shareholders’ Agent may object to the calculations of the EBITDA set forth in such Periodic Earn-Out Report (the “Earn-Out Objection”), together with supporting documentation, information and calculations. Any matters not set forth in the Earn-Out Objection shall be deemed to have been accepted by the Shareholders’ Agent on behalf of the Companies Shareholders provided that the Shareholders shall not be deemed to have waived any matter that was not reasonably ascertainable from the Periodic Earn-Out Report.

(ii) If the Shareholders’ Agent timely provides the Earn-Out Objection, then Acquirer and the Shareholders’ Agent shall confer in good faith for a period of up to 15 Business Days following delivery of the Earn-Out Objection in an attempt to resolve any disputed matter set forth in the Earn-Out Objection, and any resolution by them shall be in writing and shall be final and binding on the parties hereto and the Companies Shareholders.

(iii) If, after the 15 Business Day period set forth in Section 1.4(e), Acquirer and the Shareholders’ Agent cannot resolve any matter set forth in the Earn-Out Objection, then Acquirer and the Shareholders’ Agent shall engage the Reviewing Accountant to review only the matters in the Earn-Out Objection that are still disputed by Acquirer and the Shareholders’ Agent. The Reviewing Accountant shall base its review solely on the presentations and supporting material provided by the parties and not on an independent review. After its review, the Reviewing Accountant shall promptly (and in any event within 60 days following its engagement) determine the resolution of such remaining disputed matters, which determination shall be final and binding on the parties hereto (notwithstanding anything to the contrary set forth under Section 10.10), and the Reviewing Accountant shall provide Acquirer and the Shareholders’ Agent with a calculation of the EBITDA and EBITDA Score in accordance with such determination.

(iv) If the actual sum, without duplication, of the relevant disputed Earn-Out Payment or Earn-Out Advance determined by the Reviewing Accountant (such sum, the “Earn-Out Final Amount”), is lower than the amount set forth in the applicable Periodic Earn-Out Report, and such excess sum was already paid by Acquirer to the Companies Shareholders, then within ten (10) Business Days from the final determination by the Reviewing Accountant and without any dispute by the parties hereto, the Escrow Agent shall, upon Acquirer’s direction, immediately deliver from the Escrow Amount to Acquirer such excess amount; provided, that if the funds in the Escrow Account are insufficient to pay the full excess amount to Acquirer, Acquirer shall be indemnified, withing 45 Business Days from the final determination by the Reviewing Accountant, for the full amount of such shortfall by the Companies Shareholders in accordance with their respective Rata Shares, in any such case by wire transfer of immediately available funds and without any dispute by the Shareholders’ Agent or the Companies Shareholders; provided, however, that to the extent any payment to the Companies Shareholders is made in Acquirer shares, any corresponding repayment or reimbursement shall likewise be made either (i) in Acquirer Common Stock in accordance with the Acquirer Common Stock Exchange PPS pursuant to which such Acquirer Common Stock were originally issued by Acquirer to the Companies Shareholders hereunder, or (ii) upon the mutual agreement of Acquirer and the Companies Shareholders, in cash equivalent thereto. The provisions of this section applicable to the Escrow Amount shall apply, mutatis mutandis, to the Holdback Amount, if applicable.

(v) If the Earn-Out Final Amount shall be greater than the amount set forth in the applicable Periodic Earn-Out Report, then upon the later of: (i) within ten (10) Business Days of final determination of the Earn-Out Final Amount, or (ii) the applicable Earn-Out Payment Date, and without any dispute by the parties hereto, Acquirer shall pay the amount of such difference, if any, between the Earn-Out Final Amount and any such Earn-Out Payment previously paid by Acquirer for the benefit of the Companies Shareholders, if any, to the Paying Agent for further payment to the Companies Shareholders of the applicable Company in accordance with their respective applicable Pro Rata Share of such amount. For the avoidance of doubt, Acquirer shall have the discretion regarding manner of payment of such shortfall amount, provided such payment is in accordance with the provisions applicable to the payment of the Earn-Out Payment hereunder, which shall apply mutatis mutandis.

(vi) If the Earn-Out Final Amount is neither greater than nor less than the amount set forth in the applicable Periodic Earn-Out Report, then there will be no additional adjustments payment.

(vii) The fees, costs and expenses, if any, of the Reviewing Accountant shall be paid pro rata by Acquirer on the one hand and by the Shareholders’ Agent on the other hand on behalf of the Companies Shareholders based on the inverse of the percentage that the Reviewing Accountant’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Reviewing Accountant.

(viii) For the avoidance of doubt, on any matter concerning the Earn-Out Payment or Advance Payment, as applicable, the Reviewing Accounts shall have authority to make resolution only in connection with Earn-Out Calculation Disputes, and not with respect to any other claims or disputes between the parties, which shall be resolved in accordance with the provisions of Section 10.10 hereto.

(ix) Any adjustment to the Earn-Out Payment shall be treated as an adjustment to the Aggregate Consideration for Tax purposes, unless otherwise required by Applicable Law.

(c) Each of the Companies Shareholders acknowledges and agrees that the right to receive any portion of the Earn-Out Consideration shall not be represented by any form of certificate or other instrument, is not transferable, and does not constitute an equity or ownership interest in Acquirer, the Company or any of their respective Affiliates.

(d) In the event that, prior to the expiration of the Earn-Out Period, a sale of all or substantially all of the Companies shares or assets is consummated to any third party, then such third party acquirer shall agree to assume all of Acquirer’s rights and obligations hereunder in connection with the Earn-Out Payment and related undertakings included under Section 1.5hereto (which assignment shall be permitted notwithstanding anything to the contrary specified herein, including the provisions of Section 10.7of this Agreement).

1.7 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other Taxes and fees (including any penalties and interest) that apply to the Companies Shareholders and become payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne by the applicable Companies Shareholders. The party required by Applicable Law to file any Tax Return with respect to Transfer Taxes shall do so in the time and manner prescribed by Applicable Law. Notwithstanding the foregoing, with respect to any Transfer Taxes which according to applicable Law should be borne by Acquirer in respect of the acquisition of the Polish Company, including 1% of the value of the shares of the Polish Company, such Transfer Taxes shall be borne by Acquirer (the “Polish Transfer Taxes”).

1.8 Taking of Necessary Action; Further Action. Prior to the Closing, Acquirer, the Israeli Company, the Polish Company and each Companies Shareholder, as applicable, shall sign and deliver any documents and instruments and take any further action that is necessary to effect the Closing and to carry out the purposes of this Agreement and to vest Acquirer with full right, title and interest in and to the Companies Shares; provided, however, that no such document, instrument or action shall require any party to assume any obligation, liability or expense other than as expressly set forth in this Agreement. If, at any time after the Closing, any further action is necessary to carry out the purposes of this Agreement and to vest the Companies or Acquirer, with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Companies, the officers and directors of each of the Companies and Acquirer are fully authorized, in the name and on behalf of the applicable Company or otherwise, to take all lawful action necessary to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement and does not modify the economic or substantive rights of any party hereunder.

1.9 Waiver and Release of Claims.

(a) Effective for all purposes as of and subject to the Closing, each Companies’ Shareholder, severally and not jointly with any other Company Shareholder, acknowledges and agrees on behalf of itself and each of its agents, trustees, beneficiaries, directors, officers, Affiliates, estate, successors and assigns (each, a “Releasing Party”) that each hereby releases and forever discharges each of the Companies, each Company Shareholder and Acquirer (each a “Beneficiary”) and each of such Beneficiary’s respective subsidiaries, affiliates, directors, officers, employees, representatives, agents, members, stockholders, successors, predecessors and assigns (each, a “Released Party” and collectively, the “Released Parties”) from any and all Shareholder Claims such Releasing Party may have or assert against any of the Released Parties, from the beginning of time until the time of the Closing and thereafter, in each case whether known or unknown, or whether or not the facts that could give rise to or support a Shareholder Claim are known or should have been known; except with regard to its rights pursuant to this Agreement, the other Transaction Documents and the Transactions and/or any additional agreements entered into on or following the Closing. In this Agreement a “Shareholder Claim” shall mean any claims, suits, demands, causes of action, cross-claims, counter claims, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, contracts, covenants, obligations, debts, costs, expenses, attorneys’ fees and liabilities claim or other rights, of whatever kind or nature, in law or in equity, including any claims in connection with such person being or appointing a director, by statute or otherwise, related to any of the Companies or the Transactions, (A) including: (i) with regard to any Equity Interests in the Company Securities of each of the Companies other than the Company Shares of the Israeli Company and/or the Polish Company, as applicable set forth in the Spreadsheet with respect to such Person, (ii) to receive any portion of the Aggregate Consideration or any other form, amount or value of consideration payable to any Company Shareholder pursuant to the terms of this Agreement, other than as specifically set forth in the Spreadsheet (subject to any adjustments contemplated in this Agreement), (iii) with respect to the authority or enforceability to enter into this Agreement, the Share Purchase or any of the Transactions, or (iv) any bonuses payable with respect to any period prior to the Closing, but (B) specifically excluding (i) Acquirer’s failure to pay the Aggregate Consideration in accordance with and subject to the provisions of this Agreement (subject to any adjustments contemplated in this Agreement) or other breach by Acquirer of this Agreement or any of the other Transaction Documents, (ii) rights relating to any employment payment, including salary, accrued vacation, any other employee compensation and/or benefits, any amounts set forth in this Agreement to be paid to such Releasing Party and unreimbursed expenses (provided all such salary and other payments shall be only in the ordinary course of business or otherwise specified in the Companies Disclosure Schedule), and (iii) the exercise of rights under the Company’s D&O insurance policy.

(b) Each of the Israeli Company Shareholder and Polish Company Shareholders hereby confirms, acknowledges, represents and warrants that he, she or it: (A) (i) is, or will be immediately prior to the Closing, the holder of the number of applicable Company Shares set forth in the Spreadsheet; (ii) other than the number and class of the applicable Company Shares set forth in the Spreadsheet, is not entitled to any additional Company Shares of any of the Companies or any other form of Equity Interests in any of the Companies, including, shares, options, warrants or any other convertible security, or right to acquire shares, options or warrants of or any other convertible security into Company Shares of any of the Companies; (iii) waives any right to receive any additional Equity Interest in any of the Companies (as a result of any anti-dilution rights, preemptive rights, conversion rights (of any of the Company Shares of each of the Companies, which are outstanding as of the Agreement Date or any Company Shares he, she or it may have been entitled to receive as a result of the conversion of any option, right, convertible loan agreement or any other convertible instrument that was issued by the applicable Company), rights of first offer, co-sale and no-sale rights, any other participation, first refusal or similar rights, any adjustment of the conversion price of any preferred share whatsoever or otherwise); and (iv) fully, finally, irrevocably and forever waives any right to convert any of its Company Shares into any other class or series of Equity Interest in the applicable Company ; (B) (i) examined the Spreadsheet and is entitled only to the distribution set forth in the Spreadsheet (subject to any changes and adjustments contemplated in this Agreement); and (ii) waives any right to receive consideration other than as set forth in the Spreadsheet (subject to any adjustments contemplated in this Agreement) (including for any interest payments, the method of determination or calculation of any of the values or allocations pursuant to this Agreement, any preferential or other amount resulting from its investment in the applicable Company or the purchase of applicable Company Shares (e.g. in the form of indemnification), the conversion of applicable Company Shares, any other rights of any nature under the Charter Documents, or any Shareholders Agreement, which the Companies Shareholders and/or its successors and assignees ever had, now have or hereafter can, shall or may have, at any time, due to actions or events that occurred prior to Closing which do not conform or are not consistent with the terms of this Agreement and the consideration attributed to such Companies Shareholders in the Spreadsheet), except for rights arising under this Agreement or any other Transaction Document; (C) hereby terminates and waives any rights, powers and privileges such Company Shareholder has or may have pursuant to any “Shareholders Agreement” (which for purposes of this Agreement will be defined as any investors rights agreement, registration rights agreement or shareholders agreement entered into by such Company Shareholders with respect to the applicable Company) or any right to make a claim or demand for any discrepancy between any Shareholders Agreement, share purchase agreement or convertible loan agreement such Company Shareholder and the provisions of this Agreement and his, her or its entitlement pursuant to such agreements; (D) for as long as this Agreement is in force agrees not to sell, transfer, assign or convert any of its Company Shares (except as contemplated hereunder), or subject such Company Shares to any Encumbrances, except pursuant to a transfer request of Company Shares provided to any of the Companies and Acquirer prior to the Agreement Date; and (E) has not heretofore assigned or transferred, or purported to have assigned or transferred, to any corporation (or any other legal entity) or person whatsoever, any claim, debt, liability, demand, obligation, cost, expense, action or cause of action, cross-claims, counter claims, compensatory damages, liquidated damages, punitive or exemplary damages, or other damages herein released.

(c) For the avoidance of doubt, nothing in this Section 1.9shall release, waive, impair or limit any right, claim or remedy of any Company Shareholder under this Agreement or any other Transaction Document, including the right to receive any portion of the Aggregate Consideration, the Earn-Out Payment and/or the Earn-Out Advance, if applicable, or any right to enforce payment thereof or to pursue any remedy for any breach of this Agreement or any other Transaction Document in accordance with the applicable provisions hereof and thereof, whether arising before or after the Closing.

(d) Notwithstanding anything to the contrary, should any portion or provision of this release (including, without limitation, any portion or provision of any section of this release) be found, held, declared, determined, or deemed by any court of competent jurisdiction to be void, illegal, invalid or unenforceable under any Applicable Law, (a) the legality, validity, and enforceability of the remaining portions and provisions will not be affected and (b) the parties hereto shall use all reasonable efforts to replace such void, illegal, invalid or unenforceable portion or provision with a valid and enforceable portion or provision that shall achieve, to the greatest extent possible, the economic, business and other purposes of such void, illegal, invalid or unenforceable portion or provision (and if not possible, the illegal, invalid, or unenforceable portion or provision will be deemed not to be a part of this release).

1.10 Acquirer Common Stock.

(a) Without derogating in any manner from the obligations of Acquirer in connection with the issuance of Acquirer Common Stock, where applicable, any Acquirer Common Stock issued hereunder, if any, shall be issued in book-entry form and shall bear the following legend:

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR (II) THE ISSUER OF THE SHARES HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF.IN ADDITION, THE RIGHT TO SELL THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO A REGISTRATION RIGHTS AGREEMENT, A COPY OF WHICH IS ON FILE AT THE ISSUER’S PRINCIPAL PLACE OF BUSINESS

(b) The Acquirer and the Companies Shareholders are, simultaneously with entering into this Agreement, entering into a Registration Rights Agreement pursuant to which the Acquirer shall make commercially reasonable efforts to prepare and file, or cause to be prepared and filed, with the SEC a Prosupp within one Business Day of each of the Base Stock Consideration Payment Dates, and if applicable, within one Business Daye of the Earn-Out Payment Dates, covering the resale of the applicable Acquirer Common Stock by the Company Shareholder (which will provide for such shares to be Tradeable).

(c) Acquirer hereby undertakes to use commercially reasonable effort to maintain an effective registration statement covering the Acquired Common Stock in accordance with the Registration Rights Agreement.

(d) Exchange Procedures. Notwithstanding any other provision in this Agreement, (i) the aggregate Acquirer Common Stock to be issued in connection with the transactions contemplated hereunder shall not exceed 19.99% of the Acquirer’s outstanding Common Stock on the execution date of this Agreement and any portion of the Base Stock Consideration and any Earn-Out Stock Consideration exceeding 19.99% shall instead be paid in Substitute Cash Consideration; and (ii) in no event shall Acquirer be required to issue any shares of Acquirer Common Stock, if recipient does not qualify as either an Accredited Investor or a non-US person to the Acquirer’s satisfaction in its sole determination based, inter alia, on the Investor Questionnaire; (iii) no fraction of a share of Acquirer Common Stock shall be issued in connection with the transactions contemplated hereunder, and there shall not be any cash payments made under this Agreement in lieu of fractional shares; the aggregate number of shares of Acquirer Common Stock issuable hereunder shall be rounded down to the nearest whole share after aggregating (x) all fractional Base Stock Consideration payable to each Company Shareholder on any of Base Stock Consideration Payment Date, and (y) if applicable, all fractional Earn-Out Stock Consideration payable to each Company Shareholder on any of the Earn-Out Payment Date.

Article II
Representations and Warranties of the Companies

Subject to the disclosures set forth in the disclosure letter of the Companies delivered to Acquirer concurrently with the execution of this Agreement (the “Companies Disclosure Letter”) (each disclosure shall be deemed to qualify other sections of this Article II to the extent the relevance to such other section is reasonably apparent on the face of such disclosure, and each of which disclosures shall also be deemed to be representations and warranties made by each of the Companies, jointly and severally, to Acquirer under this ArticleArticle II), each of the Companies represents and warrants to Acquirer, jointly and severally, as follows:

2.1 Organization, Standing, Power and Subsidiary.

(a) Each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. The Israeli Company is not registered by the Israeli Registrar of Companies as a “violating company” as such term is defined under Section 362a of the Israeli Companies Law, and it has not received any notice or warning concerning any intention of the Israeli Registrar of Companies to declare that the Israeli Company is a “violating company”. Each of the Companies has the corporate power to own, operate, use, distribute and lease its respective properties and to conduct its respective Business and is duly licensed or qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified or in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to have a Material Adverse Effect with respect to any of the Companies taken as a whole. Except as set forth in Schedule 2.1(a) of the Companies Disclosure Letter, each of the Companies and their respective Subsidiary, in the past 5 years, have had no Equity Interest, whether direct or indirect, in, or any loans to, any corporation, partnership, limited liability company, joint venture or other business entity (other than with respect to such Company’s holding of Equity Interests in its respective Subsidiaries). Except as set forth in Schedule 2.1(a) of the Companies Disclosure Letter, there are no outstanding and currently effective powers of attorneys executed by or on behalf of any of the Companies. Each of the Companies has made available to Acquirer accurate and complete copies of the Charter Documents of such Company, as amended to date and currently in effect, which documents are in full force and effect, and none of the Companies is, in any material respect, in default under or in violation of any provisions thereof.

(b) Neither any of the Companies nor any of their respective shareholders has ever approved or commenced any proceeding or made any election contemplating the dissolution or liquidation of any of the Companies or the winding up or cessation of the business or affairs of any of the Companies.

(c) Schedule 2.1(c) of the Companies Disclosure Letter sets forth a true, correct and complete list of: (i) the names of the members of the Board of each of the Companies, (ii) the names of the members of each committee of the Board of each of the Companies and the board of directors (or similar body) of their respective Subsidiaries and (iii) the names and titles of the officers of each of the Companies and their respective Subsidiaries.

(d) Except as set forth in Schedule 2.1(d) of the Companies Disclosure Letter, none of the Companies has conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, business name or other name, other than their respective corporate names as set forth in this Agreement, except for (i) tradenames, trademarks and brand names that are registered or applied for registration and disclosed in Schedule 2.10(d) of the Companies Disclosure Letter, and (ii) domain names disclosed in Schedule 2.10(d) of the Companies Disclosure Letter.

(e) None of the Companies is, or has ever been, bankrupt or insolvent, and has not proposed a voluntary arrangement or made or proposed any arrangement or composition with any of their respective creditors or any class of such creditors, and no petition in respect of any such arrangement or composition has been presented. The consummation of the Share Purchase and the other Transactions shall not constitute a fraudulent transfer by any of the Companies under applicable bankruptcy and other similar laws relating to bankruptcy and insolvency.

(f) Subsidiaries. None of the Companies has any Subsidiaries or any Affiliated or sister corporations, and does not own, directly or indirectly, any shares of capital stock or other security of any other entity or any other investment in any other entity.

2.2 Capital Structure.

(a) With respect to the Israeli Company, the authorized share capital consists solely of 30,000 Company Shares par value NIS 0.01 each, of which 100 Company Shares are issued and outstanding as of the Agreement Date. With respect to the Polish Company, the share capital amounts to PLN 5,000 and is divided into 100 Company Shares with a nominal value of PLN 50 each, all of which are issued and outstanding as of the Agreement Date. There are no other issued and outstanding shares of Company Shares of each of the Companies and no commitments or Contracts to issue any shares of Company Shares of each of the Companies. None of the Companies hold any treasury shares. Schedule 2.2(a)of the Companies Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list of the Companies Shareholders that are the registered owners of any Companies Shares and the number and type of such shares so owned by such Company Shareholder and any beneficial holders thereof, if applicable. All issued and outstanding shares of each of the Companies Shares are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances, outstanding subscriptions, preemptive rights or “put” or “call” rights created by statute, the Charter Documents of such Company or any Contract to which such Company or its respective Subsidiary is a party or by which such Company or its respective Subsidiary or any of their respective assets are bound.

(b) Except as set forth in Schedule 2.2(b) of the Companies Disclosure Letter, none of the Companies has, within the past five (5) years, declared or paid any dividends on any shares of such Company Shares. There is no Liability for dividends accrued and unpaid by any of the Companies. All issued and outstanding shares of each of Companies Shares were issued in compliance with all Applicable Law and all requirements set forth in the respective Charter Documents of such Company, and any applicable Contracts to which such Company or its Subsidiary is a party or by which any of the Companies or any of their respective assets are bound.

(c) As of the Agreement Date, none of the Companies has reserved any of their respective Company Shares for issuance to employees, non-employee directors and consultants pursuant to any Company Option Plan.

(d) None of the Companies has ever repurchased, redeemed or otherwise reacquired any of their respective Company Shares, or other Equity Interests.

(e) As of the Closing, (i) the number of shares of each of the Companies set forth in the Spreadsheet as being owned by a Person will constitute the entire interest of such Person in the issued and outstanding shares of such Company or any other Equity Interests of such Company, (ii) no Person not disclosed in the Spreadsheet owns or will have a right to acquire from any of the Companies any shares of any of the Companies, Companies Options, or any other Equity Interests of any of the Companies and (iii) the shares of each of the Companies disclosed in the Spreadsheet will be free and clear of any Encumbrances.

(f) Except as set forth in Schedule 2.2(f) of the Companies Disclosure Letter, none of the Companies owns, beneficially or otherwise, any units or other securities of, or any direct or indirect equity, voting, beneficial ownership interest in, any other Person and none of the Companies has agreed or is obligated to make any future investment in or capital contribution to any Person.

2.3 Authority; Non-Contravention.

(a) Each of the Companies has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Documents to which each of the Companies is a party and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of each of the Companies. Each Transaction Document to which each of the Companies is a party has been duly executed and delivered by such Company and, assuming the due execution and delivery of such Transaction Document by the other parties hereto, constitutes the valid and binding obligation of such Company enforceable against such Company in accordance with its terms subject only to the effect, if any, of (i) applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Board of each of Companies, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Board, has (x) approved this Agreement and approved the Share Purchase and the other Transactions and determined that this Agreement and the Transactions, including the Share Purchase, upon the terms and subject to the conditions set forth herein, are advisable, and in the best interests of the applicable Company and its respective shareholders, (y) approved this Agreement in accordance with the provisions of Israeli Law (for the Israeli Company) and EU Directives (for the Polish Company) and the Charter Documents of each of the Companies and (z) recommended that all of the shareholders of the applicable Company approve and execute this Agreement (the “Board Action”). The Shareholder Consent of each of the Companies constitutes the only vote or approval of, or waiver by, any holder of any class or series of shares of each of the Companies necessary to adopt and approve this Agreement, the other Transaction Documents, and the Transactions under Applicable Laws, the Charter Documents of each of the Companies, any Contracts, or otherwise.

(b) Except as set forth in Schedule 2.3(b) of the Companies Disclosure Letter, the execution and delivery of this Agreement and the other Transaction Documents to which each of the Companies is a party by such Company does not, and the consummation of the Transactions will not, (i) result in the creation of any Encumbrance, on any of the material assets of such Company or its respective Subsidiaries or any of the shares of such Company, (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the Charter Documents of such Company or its respective Subsidiaries, in each case as amended to date, or any resolution adopted by the Company Shareholders or Board of such Company, (B) any Contract of such Company or any Contract applicable to any of the material properties or assets of such Company or its respective Subsidiaries, or (C) any Applicable Law applicable to such Company, or (iii) contravene, conflict with or result in a violation of, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, Israeli Law or EU Law or any Order to which such Company or its respective Subsidiaries or any of the assets owned or used by such Company or its respective Subsidiaries, is subject

(c) Except for as set forth in Schedule 2.3(c)of the Companies Disclosure Letter, no consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity or any other Person is required to be obtained or made by or with respect to any of the Companies in connection with the execution and delivery of this Agreement or any other Transaction Document to which such Company is a party or the consummation of the Transactions including any filings and notifications as may be required to be made by such Company in connection with the Share Purchase under the Israeli Economic Competition Law, 5748-1988, antitrust laws and EU ANTITRUST DIRECTIVE and any other Applicable Law of its respective jurisdiction of organization), except for such consents, approvals, Orders, authorizations, registrations, declarations, filings and notices that, if not obtained or made, would not adversely affect, and would not reasonably be expected to adversely affect, any of the Companies’ or their respective Subsidiaries’ ability to perform or comply with the covenants, agreements or obligations of any of the Companies herein or in any other Transaction Document to which any of the Companies is a party or to consummate the Transactions in accordance with this Agreement or any other such Transaction Document and Applicable Law.

(d) The execution and delivery of this Agreement by each of the Companies does not, and the consummation of the Transactions will not contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any Company Authorization.

2.4 Financial Statements; No Undisclosed Liabilities.

(a) Each of the Companies has delivered to Acquirer the following financial statements: (i) with respect to the Israeli Company, its audited financial statements for the fiscal year ended December 31, 2024, its unaudited and unreviewed trial balance for the fiscal year ended December 31, 2025, and its unaudited and unreviewed trial balance for the eight-month period ended August 31, 2026; and (ii) with respect to the Polish Company, its unaudited and unreviewed financial statements for the fiscal years ended December 31, 2024 and December 31, 2025 (collectively, the “Financial Statements”), which are included as Schedule 2.4 of the Companies Disclosure Letter. The Financial Statements of each of the Companies (i) are derived from and in accordance with the books and records of such Company and its respective Subsidiary, (ii) complied as to form with applicable accounting requirements with respect thereto as of their respective dates, (iii) fairly and accurately present the financial condition of such Company at the dates therein indicated (subject, in the case of unaudited interim period financial statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate will be material in amount), (iv) are true, correct and complete in all material respects, (v) were prepared in accordance with GAAP consistently applied throughout the periods involved, except for the absence of footnotes in the unaudited Financial Statements, applied on a consistent basis throughout the periods involved, and (vi) have been maintained in the ordinary course of business consistent with Israeli Law. To the knowledge of the Company, no basis or any circumstances exist that would require the Company to restate any of the Financial Statements.

(b) Except for as set forth in Schedule 2.4(d) of the Companies Disclosure Letter, none of the Companies has any Liabilities of any nature other than (i) those set forth or adequately provided for in the most recent Financial Statements of each of the Companies (with respect to each of the Companies, such date, the “Company Balance Sheet Date” and such balance sheet, the “Company Balance Sheet”), (ii) those incurred in the conduct of each Company’s business since the Company Balance Sheet Date in the ordinary course consistent with past practice that, individually or in the aggregate, are not material in nature or amount (collectively, “Excluded Liabilities”). Except for Excluded Liabilities reflected in the Financial Statements, neither the Company nor the Subsidiary has any off- balance sheet Liability of any nature to, or any financial interest in, any third parties or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Company and its Subsidiary. All reserves that are set forth in or reflected in the Company Balance Sheet have been established in accordance with GAAP consistently applied. Without limiting the generality of the foregoing, neither the Company nor the Subsidiary has ever guaranteed any debt or other obligation of any other Person (other than guarantees or similar support arrangements between the Company and the Subsidiary).

(c) All accounts receivable reflected in the Company Balance Sheet, or which have arisen from the conduct of the Acquired Companies’ business since the Company Balance Sheet Date, are valid and have arisen only from bona fide, arms-length transactions entered into in the ordinary course of business, and the accounts receivable reflected in the Company Balance Sheet are consistent with the Company’s past accounting practices. All receivables reflected in the Company Balance Sheet, or which have arisen from the conduct of the Companies’ business since the applicable Company Balance Sheet Date, are as of the date of this Agreement and from accounting purposes, not subject to defense, offset or any counterclaim, are not classified as doubtful accounts (except as set forth in the Company Balance Sheet) and to the Company’s knowledge are collectible in accordance with their terms at their recorded amounts, subject to the Company’s ordinary course collection policies and reserves for doubtful accounts. All accounts payable of the Company have or will have arisen from bona fide arm’s length transactions in the ordinary course of business. Each of the Companies pays its accounts payable in the ordinary course of its business.

(d) Schedule 2.4(d) of the Company Disclosure Letter sets forth a true, correct and complete list, of all Company Financial Debt.

(e) Schedule 2.4(e) of the Companies Disclosure Letter sets forth the names and locations of all banks and other financial institutions at which each of the Companies and its respective Subsidiary maintain an account (whether checking, savings or otherwise), lock box or safe deposit box, and the account numbers thereof and the names of all Persons authorized to make withdrawals therefrom.

2.5 Absence of Changes. Except as set forth in Schedule 2.5 of the Companies Disclosure Letter, since the respective Company Balance Sheet Date, (i) each of the Companies and its respective Subsidiaries have conducted the Business only in the ordinary course of business consistent with past practice, (ii) there has not occurred any Material Adverse Effect with respect to any of the Companies and their respective Subsidiaries and (iii) none of the Companies has done, caused or permitted any action that would constitute a breach of Section 5.2 if such action were taken by any of the Companies.

2.6 Litigation. There is no, and has not been since the respective incorporation of any of the Companies a Legal Proceeding to which any of the Companies is a party pending before any Governmental Entity, or threatened in writing, against any of the Companies, in each case, any of their respective assets or any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with any of the Companies), and to the knowledge of each of the Companies, there is not any reasonable basis for any such Legal Proceeding. There is no Order against any of the Companies, or any of their respective assets, or any of the Companies’ directors, officers or, to the knowledge of each of the Companies, their employees (in their capacities as such or relating to their employment, services or relationship with any of the Companies). To the knowledge of each of the Companies, there is no reasonable basis for any Person to assert a claim against any of the Companies or their respective Subsidiaries or any of their respective assets or any of the Companies’ directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with any of the Companies) based upon: (i) any of the Companies entering into this Agreement, any of the Transactions or the agreements contemplated by this Agreement, including a claim that such director, officer or employee breached a fiduciary duty in connection therewith, (ii) any confidentiality or similar agreement entered into by any of the Companies regarding their respective assets or (iii) any claim that any of the Companies has agreed to sell or dispose of any of their respective assets to any party other than Acquirer, whether by way of merger, consolidation, sale of assets or otherwise. None of the Companies has any Legal Proceeding pending against any other Person.

2.7 Restrictions on Business Activities. Except as set forth in Schedule 2.7 of the Companies Disclosure Letter, there is no Contract or Order binding upon any of the Companies or their respective Subsidiaries that restricts or prohibits, purports to restrict or prohibit, has or would reasonably be expected to have, whether before or after consummation of the Share Purchase, the effect of prohibiting, restricting or impairing any current or presently proposed business practice of any of the Companies and their respective Subsidiaries, any acquisition of property by any of the Companies or their respective Subsidiaries or the conduct or operation of the Business of any of the Companies or their respective Subsidiaries or, excluding restrictions on the use of Third-Party Intellectual Property contained in the applicable written license agreement therefor, limiting the freedom of any of the Companies or their respective Subsidiaries to (i) engage or participate, or compete with any other Person, in any line of business, market or geographic area with respect to the Company Products Company Intellectual Property of any of the Companies, or to make use of any Company Intellectual Property, including any grants by the applicable Company of exclusive rights or licenses thereto, or any Contract granting most favoured nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person, or (ii) sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or services.

2.8 Reserved

2.9 Compliance with Laws; Governmental Permits.

(a) Each of the Companies have complied in all material respects with, are not in violation in any material respect of, and have not received any written notices of violation with respect to, Applicable Law.

(b) Each of the Companies has obtained each material federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a Governmental Entity (i) pursuant to which each of the Companies currently operates or holds any interest in any of their respective assets or properties or (ii) that is required for the conduct of their respective Businesses, their commercial engagements, or the holding of any such interest (all of the foregoing consents, licenses, permits, grants and other authorizations, collectively, the “Company Authorizations”), and all of the Company Authorizations of each of the Companies are in full force and effect. Schedule 2.9(b) of the Companies Disclosure Letter identifies each Company Authorization, to include any licenses, registrations or filings with the U.S. Directorate of Defense Trade Controls (DDTC), the Committee on Foreign Investment in the U.S. (CFIUS), and, with respect to the Israeli Company, the Israeli Defense Export Control Agency (DECA), the Israeli Ministry of Defense (IMOD), the Polish Minister of the Interior and Administration (MSWiA). None of the Companies has received any written notice or other written communication from any Governmental Entity regarding (i) any actual or possible violation of any Company Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization. Each Company has materially complied with all Company Authorizations.

(c) The Company does not meet the criteria set forth in Section 17(a) of the Israeli Economic Competition Law, 1988 and Section 9 of the Israeli Restrictive Trade Practices Regulations (Registration, Publication and Reporting of Transactions), 2004, promulgated thereunder, in terms of market shares (less than 50% in each market in which they operate) and annual turnover in Israel (less than NIS 22.51 million in the last completed fiscal year).

2.10 Title to, Condition and Sufficiency of Assets; Real Property.

(a) Except as set forth in Schedule 2.10(a) of the Companies Disclosure Letter, each of the Companies has good title to, or valid leasehold interest in all of their respective properties, and interests in properties and assets, real and personal, reflected on the respective Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties and assets, or interests in properties and assets, sold, written off or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice) (the “Company Assets”), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets that afford the Company and its Subsidiary valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Encumbrances.

(b) Except as set forth in Schedule 2.10(b)of the Companies Disclosure Letter, the Company Assets owned or leased by each of the Companies (i) constitute all of the real and personal assets and properties that are necessary for the respective Company to conduct, operate and continue the conduct of the Business; and (ii) constitute all of the assets and properties that are used in the conduct of the Business, without (A) the need for Acquirer to acquire or license any other material asset, property or Intellectual Property or (B) the breach or violation of any Contract to which the Company is a party or, in each case, by which its assets are bound.

(c) Schedule 2.10(c) of the Companies Disclosure Letter identifies each parcel of real property leased by any of the Companies. Each of the Companies has provided to Acquirer true, correct and complete copies of all leases and related agreements. No Company owns any real property or facility, including all modifications, amendments and supplements thereto.

2.11 Intellectual Property.

(a) As used herein, the following terms have the meanings indicated below:

(i) “AI” means artificial intelligence systems or models.

(ii) “Company Data” means with respect to each of the Companies, all data collected, generated, received or otherwise Processed by such Company or on their behalf, including in connection with the marketing, delivery, or use of any Company Product, including Company-Licensed Data, Company-Owned Data and Personal Data but in each case excluding routine operational, finance, accounting, tax, legal and compliance records maintained in the ordinary course.

(iii) “Company Data Agreement” means with respect to each of the Companies, any Contract involving Company Data pursuant to which (a) any third party provides Company-Licensed Data to the Companies for use in connection with the Business; (b) the Company or the Subsidiary provides access to rights in any Company Data to any third party, in each case, except for agreements entered into by users or customers regarding the Company Products in the ordinary course of business (copies of which have been made available to Acquirer).copies of which have been made available to Acquirer).

(iv) “Company Intellectual Property” means with respect to each of the Companies, any and all Company-Owned Intellectual Property and any and all Licensed Third-Party Intellectual Property that is licensed to, or otherwise used or held for use by, such Company.

(v) “Company Intellectual Property Agreements” means with respect to each of the Companies, any Contract governing any Company Intellectual Property to which such Company or its respective Subsidiaries is a party or bound by, except for Contracts for Off-the-Shelf Software.

(vi) “Company-Licensed Data” means with respect to each of the Companies, all Company Data owned, or purported to be owned, by third parties that is Processed by such Company or its respective Subsidiaries.

(vii) “Company-Owned Data” means with respect to each of the Companies, Company Data such Company or its respective Subsidiaries owns or purports to own.

(viii) “Company-Owned Intellectual Property” means with respect to each of the Companies, any and all Intellectual Property that is owned or purported to be owned by such Company including Company-Owned Data.

(ix) “Company Privacy Policies” means, with respect to each of the Companies, collectively, any and all (A) the data privacy and security policies of such Company and its respective Subsidiaries, whether applicable internally, or published on its respective Company Websites or otherwise made available by such Company or its respective Subsidiaries to any Person, and (B) public representations (including representations on such Company Websites), industry self-regulatory obligations and commitments and Contracts with third parties relating to the Processing of Company Data applicable to the Business of such Company.

(x) “Company Products” means with respect to each of the Companies, all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of such Company or currently in active development and scheduled to be commercially released within 90 days following the date of the Closing.

(xi) “Company Registered Intellectual Property” means with respect to each of the Companies, the United States, Israeli, European Union, international and foreign: (A) patents and patent applications (including provisional applications), (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, (C) registered Internet domain names and (D) registered copyrights and applications for copyright registration, in each case registered or filed in the name of, or owned or purported to be owned by, such Company.

(xii) “Company Source Code” means, with respect to each of the Companies, collectively, any software source code or database specifications or designs, or any material proprietary information or algorithm contained in or relating to any software source code or database specifications or designs, of any Company-Owned Intellectual Property or Company Products, all other than Open Source Materials and Integrated Off-the-Shelf Software.

(xiii) “Company Websites” means with respect to each of the Companies, all web sites owned, operated or hosted by or on behalf of such Company or through which such Company conducts the Business (including those web sites operated using the domain names listed in Schedule 2.11(c) of the Companies Disclosure Letter), and the underlying platforms for such web sites.

(xiv) “ICT Infrastructure” means with respect to each of the Companies, the information and communications technology infrastructure and systems (including software, hardware, firmware, networks and the Company Websites) that are or have been used in the Business of the applicable Company.

(xv) “Integrated Off-the-Shelf Software” means with respect to each of the Companies, generally, commercially available, off-the-shelf software or SaaS owned by a third party and licensed to, or otherwise used or held for use by, such Company, which (A) has not been modified or customized for such Company or its respective Subsidiaries (except for standard integrations) and (B) is licensed for an annual fee under US$30,000.

(xvi) “Intellectual Property” means Intellectual Property Rights.

(xvii) “Intellectual Property Rights” means any and all intellectual property rights and/or proprietary rights whether registered, registrable or unregistered or unregistrable, including any such rights in patents, utility models, trademarks and tradenames, copyrights, trade secrets, domain names, know-how, moral and economic rights (and applications to register any of the foregoing) and any and all instantiations or embodiments of the foregoing or any Intellectual Property Rights in any form and embodied in any media.

(xviii) “Off-the-Shelf Software” means with respect to each of the Companies, generally, commercially available, off-the-shelf software or SaaS owned by a third party and licensed to, or otherwise used or held for use by, such Company or its respective Subsidiaries, which (A) has not been modified or customized for such Company or its respective Subsidiaries, (B) has not been incorporated into, or integrated or bundled with, any Company Product and (C) is licensed for an annual fee under $25,000.

(xix) “Open Source Materials” means software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) or any other similar license or similar distribution model, that requires, as a condition of the use, modification or distribution of software subject thereof, that such software or other software linked with, called by, combined or distributed with such software be (1) disclosed, distributed, made available, offered, licensed or delivered in source code form, (2) licensed for the purpose of making derivative works, (3) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (4) redistributable at no charge, including any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

(xx) Removed.

(xxi) “Licensed Third-Party Intellectual Property” means only such material Intellectual Property owned by a third party and used by, such Company or its respective Subsidiaries in the Business, that is licensed to or otherwise used or held for use by such Company or its respective Subsidiaries, other than: (i) confidentiality, secrecy or nondisclosure agreements entered into in the ordinary course of business; and (ii) any Contract in which the only right to use Intellectual Property owned by a third party is merely incidental to the principal commercial purpose of such Contract; and (iii) any of the following, whether or not in written form: (A) Open Source Software; (B) freeware, shareware, source-available software, public-domain materials and other generally available materials; (C) non-negotiated click-wrap, click-through, browse-wrap, shrink-wrap and other standard-form terms; (D) commercially available off-the-shelf software, SaaS, PaaS, IaaS, cloud, hosting, collaboration, communications, CRM, ERP, developer, testing, analytics, security, payment, advertising, data, content, mapping or other tools and services used under standard terms; (E) publicly available APIs, SDKs, libraries, protocols, standards and specifications; and (F) any third-party Intellectual Property used solely for internal administrative, finance, HR, legal, IT, testing, proof-of-concept, evaluation or non-production purposes.

(b) Status. Each of the Companies has full title and exclusive ownership, free and clear of any Encumbrances to, or the Acquired Companies are duly licensed under or otherwise authorized to use, all Intellectual Property necessary for the conduct of its respective Business. The Company Intellectual Property of each of the Companies collectively constitutes all of the Intellectual Property necessary for Acquirer’s conduct of the Business of each of the Companies without (i) the need for Acquirer to acquire or license any other intangible asset, intangible property or Intellectual Property Right or (ii) the breach or violation of any Contracts (disregarding any obligations imposed upon the Acquirer to which such Company is not a party). None of the Companies and their respective Subsidiaries has transferred ownership of, or granted any exclusive rights in, any Company Intellectual Property of such Company to any third party. No third party has any ownership right, title, interest, or lien on any of the Company-Owned Intellectual Property of any of the Companies. Each of the Companies exclusively owns all its respective Company-Owned Intellectual Property.

(c) Company Registered Intellectual Property. Schedule 2.11(c) of the Companies Disclosure Letter lists all Company Registered Intellectual Property of each of the Companies, the jurisdictions in which it has been issued or registered or in which any application for such issuance and registration has been filed or the jurisdictions in which any other filing or recordation has been made, and all actions that are required to be taken by the each of the Companies within 60 days following the Agreement Date in order to avoid abandonment of such Company Registered Intellectual Property Rights (including all office actions, provisional conversions, annuity or maintenance fees or re-issuances). Each item of Company Registered Intellectual Property of each of the Companies is valid (or in the case of applications, applied for), enforceable and subsisting, and all registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States, Israel European Union or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording such Company’s ownership interests therein. Notwithstanding the foregoing, the Companies did not conduct a freedom to operate study.

(d) Governmental Grants.

(i) Schedule 2.11(d)(i) of the Companies Disclosure Letter identifies each pending and outstanding Governmental Grant of each of the Companies (including with respect to “approved enterprise” status) that has been received or applied for (to the extent such application is currently outstanding) by the applicable Company (collectively, “Company Governmental Grants”). Except as set forth on Schedule 2.11(d)(i) of the Companies Disclosure Letter, none of the Companies has never received or applied (to the extent such application is currently outstanding) for any Governmental Grant. Each of the Companies has provided Acquirer accurate and complete copies of: (i) all applications for Governmental Grants and related documents submitted by such Company to any Governmental Entity and that are currently outstanding and (ii) all certificates of approval and letters of approval (and supplements thereto) granted to such Company by any Governmental Entity. In each such application submitted by or on behalf of such Company, all information required by such application has been disclosed accurately and completely, and such Company has not made any misstatements of fact or any disclosures that are not accurate or complete. Except for undertakings that are either set forth in letters of approvals which were provided to the Acquirer, or relate to Company Governmental Grants and are publicly published (including under any Applicable Law), there are no undertakings of any of the Companies given in connection with any Governmental Grant. Each of the Companies is and has been at all times in compliance in all material respects with the terms, conditions, requirements and criteria of all Company Governmental Grants and Applicable Law pertaining thereto, including all reporting requirements as per Applicable Law including, where applicable, the provisions of the Innovation Law. No written claim has been made by any Governmental Entity with respect to the entitlement of any of the Companies to any Company Government Grant or the Companies’ compliance with the terms, conditions, obligations or laws relating to Company Government Grants.

(ii) Each item of Company Owned Intellectual Property of any of the Companies is and will be freely and fully transferable, licensable, conveyable and/or assignable by such Company or the Acquirer to any individual or entity located in any jurisdiction in the world without any restriction, constraint, control, supervision, limitation, obligation or payment of any kind and without approval of any third Person, including any Governmental Entity.

(iii) Schedule 2.11(d)(iii)(a) of the Companies Disclosure Letter sets forth, with respect to each Governmental Grant referred to in Schedule 2.11(d)(iii) of the Companies Disclosure Letter: (A) a complete and accurate report of the total amount of the benefits received by the applicable Company under each Governmental Grant, the total outstanding amounts to be paid by the Governmental Entity to the applicable Company under the Government Grants, if any, and the aggregate outstanding obligations under each such Government Grant with respect to royalties applicable thereto and any outstanding amounts otherwise payable under each such Government Grant to the applicable Governmental Entity; (B) the time period in which the applicable Company received, or will be entitled to receive, benefits under such Governmental Grant; and (C) any Governmental Grant consisting of a Tax incentive (solely with respect to “preferred” or “approved” enterprise status or similar programs and other than incentives generally available by operation of law without application or action by any Governmental Entity).

(iv) No Company-Owned Intellectual Property of each of the Companies was developed, created, or reduced to practice, in whole or in part, using funding, personnel, facilities or resources provided by any Governmental Entity, university, college, other educational institution, military, multi-national, bi-national or international organization or research center (collectively, “Institutions”).

(e) Company Products. Schedule 2.11(e) of the Companies Disclosure Letter lists all Company Products of each of the Companies that have been made available for use or purchase such the Company or its respective Subsidiaries in the last 12 months, including any product or service currently under development and scheduled for commercial release within 90 days following the date of this Agreement, for each such Company Product (and each version thereof) identifying its release date.

(f) No Parallel Engagement. To the knowledge of each of the Companies, at no time during the development, creation, conception of or reduction to practice of any Company-Owned Intellectual Property for the applicable Company or its respective Subsidiaries was any Author (as defined below) subject to any employment or services agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect such Company’s rights in such Company-Owned Intellectual Property, such that results in a detrimental effect on Company’s ownership of Company-Owned Intellectual Property or that imposes restrictions thereon or grants such third party any rights thereto. To the knowledge of each of the Companies, no third party, including any Institution has any claim of right to, ownership of or other encumbrance on any Company-Owned Intellectual Property.

(g) Invention Assignment and Confidentiality Agreement. Each of the Companies and their respective Subsidiaries have secured from all (i) current and former founders, consultants, advisors, employees, service providers, and independent contractors and any other individuals or entities (including the Acquired Companies’ officers and directors) who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Company-Owned Intellectual Property for the applicable Company or its respective Subsidiaries and (ii) named inventors of patents and patent applications owned or purported to be owned by such Company or its respective Subsidiaries (any Person described in clause (i) or (ii), an “Author”), a valid, binding and enforceable written Contract providing for an effective present and future assignment to the applicable Company all rights in the Intellectual Property developed conceived, invented, discovered, programmed, designed, or reduced to practice (either alone or jointly with others) by them during and as a result of their employment or engagement by such Company or its respective Subsidiaries (and in the case of patents and patent applications, such assignments have been recorded with the relevant authorities in the applicable jurisdiction), and an explicit and irrevocable waiver of all rights related thereof (collectively, “PIIA Agreements”). Each of the Companies has provided to Acquirer copies of all forms of such PIIA Agreements currently and historically used by such Company and, in the case of patents and patent applications, all such assignments. All amounts payable and due, whether under contract or applicable law, by the Acquired Companies to all Authors in connection with the utilization by the Companies of such Company-Owned Intellectual Property, if any, have been paid in full. It is not and will not become necessary to utilize any Intellectual Property of the Authors, made prior to their engagement with the Acquired Companies other than those that have been rightfully assigned to the Acquired Companies pursuant to a PIIA Agreement. The Acquired Companies have not received any written claim from any Person for consideration, compensation or royalty payments pursuant to Section 134 to the Israeli Patent Law, 1967.

(h) No Violation. To the knowledge of each of the Companies, no current or former employee, consultant, advisor or independent contractor of such Company or its respective Subsidiaries: (i) is in violation of any term or covenant of any Contract relating to invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such employee’s, consultant’s, advisor’s or independent contractor’s being employed by, or performing services for, such Company or its respective Subsidiaries in respect of use of trade secrets or proprietary information of others without permission. Neither the execution nor delivery of this Agreement will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract of the type described in clause (i).

(i) Confidential Information. Each of the Companies and their respective Subsidiaries have implemented commercially reasonable measures to protect and preserve the confidentiality of all confidential or non-public information, including material trade secrets, and material confidential information provided by third parties to such Company under written confidentiality obligations, in each case, for so long as such information constitutes confidential or non-public information or trade secrets, as applicable (“Confidential Information”). All current and former employees and contractors of each of the Companies and their respective Subsidiaries and any third party having access to Confidential Information is subject to customary written confidentiality obligations in favor of the applicable Company or its Subsidiaries regarding the protection of such Confidential Information. To the knowledge of each of the Companies, there has been no breach of confidentiality obligations on the part of each of the Companies and their respective Subsidiaries or, to the knowledge of each of the Companies, there has not been any material unauthorized use or disclosure of any material currently applicable Confidential Information, by any such third-party.

(j) Non-Infringement. To the knowledge of each of the Companies and their respective Subsidiaries, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned Intellectual Property by any third party. None of the Companies and their respective Subsidiaries has brought any Legal Proceeding for infringement or misappropriation of any Company-Owned Intellectual Property. None of the Companies and their respective Subsidiaries has any Liability for infringement or misappropriation of any Third-Party Intellectual Property. The operation of the respective Business of each of the Companies, including (i) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product and/or Company-Owned Intellectual Property and (ii) the use of each of the Companies and their respective Subsidiaries of any product, device, process or service used in the respective Business of each of the Companies as previously conducted, and currently conducted or proposed to be conducted, has not, does not, and to the knowledge of each of the Companies will not (directly or indirectly, including via contribution or inducement), misappropriate, infringes or violate any Third-Party Intellectual Property, breach any terms of service, click-through agreement or any other agreement or rules, policies or guidelines applicable to use of such Third-Party Intellectual Property. None of the Companies and their respective Subsidiaries has been sued in any Legal Proceeding or received any written communications (including any third-party reports by users) alleging that any of the Companies and their respective Subsidiaries has infringed, misappropriated, or violated or, by conducting the Business of each of the Compaies, would infringe, misappropriate, or violate any Intellectual Property of any other Person, or that any Company-Owned Intellectual Property is invalid or unenforceable. No Company-Owned Intellectual Property or Company Product owned by each pf the Companies Company, and to the knowledge of each of the Companies, Company Products licensed from a third party, is subject to any Legal Proceeding, Order or settlement agreement that restricts in any manner the use, transfer or licensing thereof by suchCompany or its respective Subsidiaries, or that may affect the validity, use or enforceability of any Company-Owned Intellectual Property.

(k) Licenses; Agreements.

(i) neither any of the Companies nor any of their respective Subsidiaries has granted any licenses on any material currently applicable Company-Owned Intellectual Property outside of nonexclusive licenses (copies of which have been provided to Acquirer), and none of the Companies is bound by or a party to any option, license or agreement of any kind with respect to any of the Company-Owned Intellectual Property, outside of nonexclusive licenses.

(ii) neither any of the Companies nor any of their respective Subsidiaries is obligated to pay any royalties or license fee (or other payments similar in nature) to third parties with respect to the marketing, sale, distribution, manufacture, license or use of any Company Products (other than in respect of Integrated Off-The-Shelf Software) or Company-Owned Intellectual Property.

(iii) each of the Companies and their respective Subsidiaries has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that any of the Companies and their respective Subsidiaries owns or leases or that any of the Companies has otherwise provided to its employees and contractors for their use.

(l) Other Intellectual Property Agreements. With respect to the Company Intellectual Property Agreements of each of the Companies that are material to the Business:

(i) each such agreement is valid and subsisting;

(ii) neither any of the Companies nor any of their respective Subsidiaries is (and will not be as a result of the execution and delivery or effectiveness of this Agreement or the performance of any of the Companies’ or their respective Subsidiaries’ obligations under this Agreement), in breach of any Company Intellectual Property Agreement and the consummation of the Transactions will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments, rights, obligations or remedies with respect to any Company Intellectual Property Agreements, or give any non-Company party to any Company Intellectual Property Agreement the right to do any of the foregoing;

(iii) to the knowledge of each of the Companies, no counterparty to any Company Intellectual Property Agreement is in breach thereof;

(iv) at and immediately after the Closing, each of the Companies (as a wholly owned subsidiary of Acquirer) will be permitted to exercise all of such Company’s and its respective Subsidiaries’ rights under the Company Intellectual Property Agreements to the same extent such Company and its respective Subsidiaries would have been able to had the Transactions not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that such Company or its respective Subsidiaries would otherwise be required to pay;

(v) to the knowledge of each of the Companies, there are no disputes or Legal Proceedings (pending or threatened in writing, or to the knowledge of each of the Companies otherwise threatened) regarding the scope of any Company Intellectual Property Agreements, or performance under any Company Intellectual Property Agreements including with respect to any payments to be made or received by any of the Companies or their respective Subsidiaries thereunder;

(vi) no Company Intellectual Property Agreement requires any of the Companies or their respective Subsidiaries to include any Third-Party Intellectual Property in any Company Product or obtain any Person’s approval of any Company Product at any stage of development, licensing, distribution or sale of that Company Product;

(vii) none of the Company Intellectual Property Agreements grants any third party exclusive rights to or under any Company Intellectual Property;

(viii) none of the Company Intellectual Property Agreements grants any third party the right to sublicense any Company Intellectual Property, other than reseller and MSSP agreements;

(ix) each of the Companies and their respective Subsidiaries have obtained valid, written licenses (sufficient for the conduct of the Business) to all Third-Party Intellectual Property that is incorporated into, integrated or bundled by any of the Companies or their respective Subsidiaries with any of the Company Products; and

(x) no third party that has licensed Intellectual Property Rights to any of the Companies or their respective Subsidiaries has ownership or license rights to improvements or derivative works made by any of the Companies or their respective Subsidiaries in the Third-Party Intellectual Property that has been licensed to such Company or its respective Subsidiaries.

(m) Non-Contravention. Neither the execution and performance of this Agreement will result in, pursuant the terms of the applicable existing agreements applicable to either of the Companies: (i) such Company granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to the Company, (ii) such Company being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses, (iii) such Company being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the Transactions or (iv) any termination of, or other material impact to, any Company Intellectual Property; all of the foregoing in (i)-(iv), unless arising from any agreement, covenant, obligation or other legal requirement of Acquirer.

(n) Company Source Code. Neither any of the Companies nor any of their respective Subsidiaries has disclosed or delivered or licensed to any Person or agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, nor has there been any unauthorized or inadvertent disclosure of, any Company Source Code of any of the Companies, other than (x) disclosures to employees, contractors and consultants (i) involved in the development of Company Products of any of the Companies and (ii) subject to a written confidentiality agreement. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by each of the Companies or their respective Subsidiaries of any Company Source Code of any of the Companies, other than disclosures to employees and consultants involved in the development of Company Products of each of the Companies who have executed written confidentiality agreements. Without limiting the foregoing, neither the execution nor performance of this Agreement nor the consummation of any of the Transactions will result in a release from escrow or other delivery to a third party of any Company Source Code of any of the Companies.

(o) Open Source Software.

(i) Schedule 2.11(o)(i) of the Companies Disclosure Letter identifies all Open Source Materials contained or incorporated in, or linked to or called by, or distributed with, any Company-Owned Intellectual Property that is included in any Company Products of each of the Companies that are commercially released and material to the Business, describes whether and, if so, how the Open Source Materials were modified and/or distributed by each of the Companies or their respective Subsidiaries and identifies the licenses under which such Open Source Materials were used. Each of the Companies and their respective Subsidiaries are in compliance in all material respects with the material terms and conditions of licenses for the Open Source Materials that are listed in Schedule 2.11(o)(i) of the Companies Disclosure Letter.

(ii) None of the Companies or their respective Subsidiaries have not (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company-Owned Intellectual Property of each of the Companies or Company Products of each of the Companies, (ii) distributed Open Source Materials in conjunction with any Company-Owned Intellectual Property of each of the Companies or Company Products of each of the Companies or (iii) used Open Source Materials (including linking or calling), in such a way that, with respect to clauses (i) through (iii), creates, or purports to create, obligations for any of the Companies or their respective Subsidiaries with respect to any Company-Owned Intellectual Property of any of the Companies or grant, or purport to grant, to any third party any rights or immunities under any Company-Owned Intellectual Property of any of the Companies (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works or (C) be redistributable at no charge).

(p) Information Technology.

(i) Plans. Each of the Companies and their respective Subsidiaries have implemented and maintain reasonable security, disaster recovery and business continuity plans consistent with industry practices of companies offering similar services, and act in compliance therewith and have tested such plans on a periodic basis, and such plans have proven effective upon testing.

(ii) Company Databases. Schedule 2.11(p)(ii) of the Companies Disclosure Letter identifies and describes each distinct electronic or other repository or database containing (in whole or in part) Company Data maintained by or for any of the Companies or their respective Subsidiaries at any time (collectively, the “Company Databases”), the types of Company Data in each such database (including by Company-Licensed Data and Company-Owned Data), the means by which the Company Data was collected or received and the security policies that have been adopted and maintained with respect to each such Company Database.

(iii) Processing. Each of the Companies and their respective Subsidiaries have valid and subsisting contractual rights to Process or to have Processed all Company-Licensed Data howsoever obtained or collected by or for each of the Companies or their respective Subsidiaries in the manner that it is Processed by or for such Company or its respective Subsidiaries. Each of the Companies and their respective Subsidiaries have all rights, permissions, licenses or authorizations required under Applicable Law and relevant Contracts (including Company Data Agreements), to retain, produce copies, prepare derivative works, disclose, combine with other data, and grant third parties rights, as applicable, to each of the Company Data as necessary for the operation of the respective Business of each of the Companies as currently conducted. Each of the Companies and their respective Subsidiaries have been and are in compliance in all material respects with all Contracts pursuant to which such Company Processes or has Processed Company-Licensed Data, and the consummation of the Transactions will not conflict with, or result in any violation or breach of, or default under, any such Contract. Schedule 2.11(p)(iii) of the Companies Disclosure Letter identifies each Contract governing any Company-Licensed Data to which each of the Companies is a party or is bound by, except the standard terms of use entered into by users of the Company Products and Company’s agreements with customers, resellers and MSSPs (copies of which have been provided to Acquirer

(iv) Other than as set forth on Schedule 2.11(p)(iv) of the Companies Disclosure Letter, none of the Companies or their respective Subsidiaries are bound by and have not entered into any Contract governing any Company-Owned Data, except the standard terms of use entered into by users (including MSSPs) and resellers of the applicable Company Products (copies of which have been provided to Acquirer).

(v) Generative AI. The tools developed by each of the Companies for use as part of such Company’s product offerings, testing and development are set forth on Schedule 2.11(p)(v)(i)(the “Company Developed AI”). Each of the Companies owns all rights, title, and interest in the Company Developed AI, free and clear of all Encumbrances except for Open Source Materials disclosed in Schedule 2.11(o)(i). The Company Developed AI of each of the Companies (1) does not infringe the Intellectual Property Rights of any third-party and (2) comply with all applicable laws and regulations, including data protection and privacy laws. Each of the Companies has implemented reasonable measures to protect the confidentiality and security of the Company Developed AI and the Company Developed AI of each of the Companies constitutes part of the Company-Owned Intellectual Property. To the knowledge of each of the Companies, there have been no unauthorized uses, disclosures, or breaches of the Company Developed AI or related systems. The Company Developed AI of each of the Companies has been developed and maintained in accordance with industry best practices, including but not limited to: (1) measures to prevent and mitigate algorithmic bias, (2) ethical AI principles, (3) transparency in AI decision-making processes where appropriate, and (4) regular testing and validation for accuracy and reliability. Each of the Companies maintains accurate and up-to-date documentation of its AI development and deployment practices, including any assessments of potential biases or ethical considerations. Schedule 2.11(p)(v)(ii) sets forth a correct, current, and complete list of all third-party AI technologies (“AI Technologies”) used or held for use by any of the Companies in the respective Business of each of the Companies (collectively, “Third-Party AI”). Schedule 2.11(p)(v)(iii) sets forth a correct, current, and complete list of all Third-Party AI capable of generating various types of content (including text, images, video, audio, or computer code) based on user-supplied prompts (“Generative AI Tools”) used by each of the Companies or their respective Subsidiaries and, for any such Generative AI Tool owned or controlled by any other Person, the license or other Contract governing any of the Companies’ or their respective Subsidiaries’ use thereof. None of the Companies or their respective Subsidiaries have not: (1) used any Generative AI Tools (whether owned or controlled by any of the Companies or their respective Subsidiaries or any other Person) in a manner that does, will, or could reasonably be expected to adversely affect the ownership, validity, enforceability, registrability, or patentability of any Company-Owned Intellectual Property of any of the Companies that any of the Companies or their respective Subsidiaries intended to maintain as proprietary; (2) except as set forth in Schedule 2.11(p)(v)(iv), included any source code owned by any of the Companies in any prompts or inputs into any Generative AI Tool owned or controlled by any other Person; or (3) used any Generative AI Tool in a manner that does not comply with the applicable license or other Contract terms governing its use by any of the Companies or their respective Subsidiaries.

(q) No Defects. Each of the Companies has taken reasonable steps designed to maintain the Company Products free from material defects and bugs and to operate in accordance with the documentation and specifications provided by such Company. Each of the Companies uses means and methods consistent with those in a similar industry as the Company to ensure the software included in the Company Products does not contain (a) any clock, timer, counter, or other limiting or disabling code, design, routine, or any viruses, Trojan horses, or other disabling or disruptive codes or commands that would cause such software to be erased, made inoperable, or otherwise rendered incapable of performing in accordance with its performance specifications and descriptions or otherwise limit or restrict any of the Companies’ or their respective Subsidiaries’ or any Person’s ability to use such software or the Company Product of each of the Companies, including after a specific or random number of years or copies, or (b) any back doors or other undocumented access mechanism allowing unauthorized access to, and viewing, manipulation, modification, or other changes to, such software or Company Product.

(r) Standards Bodies. (i) None of the Companies or their respective Subsidiaries have not and have never been a member of, a contributor to, or affiliated with, any industry standards organization, body, working group, or similar organization, and (ii) neither any of the Companies nor any of their respective Subsidiaries, nor any Company-Owned Intellectual Property of any of the Companies is subject to any licensing, assignment, contribution, disclosure, or other requirements or restrictions of any industry standards organization, body, working group, or similar organization.

(s) Warranties; Company Products. No Company Product of any of the Companies is subject to any guaranty, warranty, right of return, right of credit, or other indemnity exceeding US $100,000 individually or in the aggregate, other than the applicable standard terms and conditions or any other agreements entered into with customers, MSSPs or resellers for the sale, license, or lease of the Company Products, which are set forth in Schedule 2.11(s) of the Companies Disclosure Letter. None of the Companies or their respective Subsidiaries has not received any written product liability claims relating to any of the Companies or their respective Subsidiaries, or any Company Products of any of the Companies, or services provided by any of the Companies related thereto that resulted in a Material Adverse Effect to the respective Business of each of the Companies.

(t) Company Websites. To the knowledge of each of the Companies, no domain names have been registered by any Person that are similar to any trademarks, service marks, domain names or business or trading names used, created or owned by any of the Companies or their respective Subsidiaries. The contents of any Company Website of any of the Companies and all transactions conducted over the Internet by any of the Companies comply with Applicable Law in any applicable jurisdiction in all material respects.

2.12 Data Privacy and Security.

(a) Except as set forth in Schedule 2.12(a) of the Companies Disclosure Letter, each of the Companies comply and have complied in all material respects with all: (i) Privacy Laws, (ii) Company Privacy Policies, and (iii) all privacy, data protection and cybersecurity requirements of Company Data Agreements ((i)-(iii), collectively, “Company Privacy Commitments”) in each case with respect to its Processing of Personal Data, in all material respects. Neither the execution, delivery and performance of this Agreement will cause, constitute, or result in a breach or violation of any Company Privacy Commitments. Copies of all current Company Privacy Policies have been made available to Acquirer.

(b) Except as set forth in Schedule 2.12(a) of the Companies Disclosure Letter, each of the Companies have established and maintain commercially reasonable technical, physical and organizational measures and security systems and technologies designed to protect Personal Data against accidental or unlawful Processing and against accidental loss, destruction, alteration, disclosure, access or damage to Personal Data (“Data Breach”), in a manner appropriate to the risks represented by the Processing of such data by the Company and its data processors.

(c) Except as set forth in Schedule 2.13(e) of the Companies Disclosure Letter, none of the Companies have shared Personal Data with any Person except in accordance in all material respects with the Company Privacy Commitments. Where the Company uses a data processor to Process Personal Data, the Company has entered into a written agreement with such data processor that includes data protection terms that are customary for the nature of the services and are sufficient for the Company’s compliance in all material respects with Company Privacy Commitments. The Company has made available to Acquirer true, correct and complete copies of all such Contracts.

(d) Except as set forth in Schedule 2.12(d) of the Companies Disclosure Letter, in the past five (5) years, none of the Companies have experienced any Data Breach involving Personal Data in the Company’s possession, custody or control) No circumstance has arisen in which Applicable Law (including Privacy Laws) would require the Company to notify a Governmental Entity or Person of a data security breach or security incident.

2.13 Taxes.

(a) Each of the Companies and their respective Subsidiaries have properly completed and timely filed all Tax Returns required to be filed by each of them prior to the Closing Date and such Tax Returns are true, correct and complete in all material respects and have been completed in accordance with Applicable Law. Each of the Companies and their respective Subsidiaries has timely paid all Taxes required to be paid by each of them (whether or not shown on any Tax Return) and has no Liability for Taxes in excess for the amounts so paid). There is no claim for Taxes that has resulted in an Encumbrance against any of the assets of any of the Companies or their respective Subsidiaries.

(b) Each of the Companies has delivered to Acquirer true, correct and complete copies of all material Tax Returns, examination reports and statements of deficiencies, adjustments and proposed deficiencies and adjustments in respect of each of the Companies and their respective Subsidiaries in connection with any taxable periods since the incorporation of the applicable Company.

(c) The respective Company Balance Sheet of each of the Companies reflects all Liabilities for unpaid Taxes of each of the Companies and their respective Subsidiaries for periods (or portions of periods) through the respective Company Balance Sheet Date. None of the Companies or their respective Subsidiaries has any Liability for unpaid Taxes accruing after the respective Company Balance Sheet Date except for Taxes arising in the ordinary course of business consistent with past practice following the Company Balance Sheet Date. None of the Companies or their respective Subsidiaries has any Liability for Taxes (whether outstanding, accrued for, contingent or otherwise) that are not included in the calculation of its respective Company Debt.

(d) There is (i) no past or pending audit of, or Tax controversy associated with, any Tax Return of any of the Companies or their respective Subsidiaries that has been, or to the knowledge of each of the Companies or their respective Subsidiaries is being, conducted by a Tax Authority, nor has any of the Companies or their respective Subsidiaries been notified in writing of any request for, or commencement of, such an audit, (ii) no such procedure, proceeding or contest of any refund or deficiency in respect of Taxes of any of the Companies or their respective Subsidiaries pending, proposed or threatened in writing, or on appeal with any Governmental Entity, (iii) no extension of any statute of limitations on the assessment of any Taxes granted by any of the Companies or their respective Subsidiaries currently in effect and (iv) no agreement to any extension of time for filing any Tax Return of any of the Companies or their respective Subsidiaries that has not been filed, other than customary extensions granted automatically by the ITA, with respect to the Israeli Company, or the competent Polish Tax Authority, with respect to the Polish Company or such other applicable Governmental Entity. No adjustment relating to any Tax Return filed by each of the Companies or their respective Subsidiaries has been proposed in writing by any Tax Authority to any of the Companies or their respective Subsidiaries or any representative thereof that has not been fully and finally resolved. No written claim has ever been made by any Governmental Entity in a jurisdiction where any of the Companies or their respective Subsidiaries does not file Tax Returns that any of the Companies or their respective Subsidiaries is or may be subject to taxation by that jurisdiction.

(e) Each of the Companies and their respective Subsidiaries have complied in all material respects with their respective obligations under all Applicable Laws relating to the payment and withholding of Taxes from payments made to any Person and remittance to the appropriate Tax Authority of all amounts required to be so withheld and paid under all Applicable Laws. Each of the Companies and their respective Subsidiaries are in material compliance with, and their records contain all material information and documents necessary to comply with, their respective obligations under all applicable information reporting and withholding requirements under all Applicable Laws.

(f) All records which any of the Companies or their respective Subsidiaries are required under any Applicable Law to keep for Tax purposes (including all documents and records likely to be needed to defend any challenge by any Tax Authority with respect to the transfer pricing of any transaction) have been duly kept in accordance with all applicable requirements and are available, upon request and within a reasonable period of time, for inspection at the premises of any of the Companies or their respective Subsidiaries, as applicable.

(g) The Israeli Company is duly registered for the purposes of Israeli value added taxand has complied with all requirements concerning value added Taxes (“VAT”). The Israeli Company (i) has not made any exempt transactions (as defined in the Israel Value Added Tax Law of 1975) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by Israeli Company, (ii) has collected and timely remitted to the relevant Tax Authority all output VAT which it is required to collect and remit under any Applicable Law; and (iii) has not received a refund for input VAT for which they are not entitled under any Applicable Law. The Polish Company and the respective Subsidiaries of each of the Companies are not required to effect Israeli VAT registration and has never been so required.

(h) The prices and terms for the provision of any property or services by or to each of the Companies or their respective Subsidiaries are at arm’s length for purposes of the relevant transfer pricing Applicable Laws and all related documentation if required by such Applicable Law has been timely prepared or obtained and, if necessary, retained. Each of the Companies and their respective Subsidiaries complies, and has always been compliant with the requirements of Section 85A of the Israeli Income Tax Ordinance, Polish transfer pricing Applicable Law, Section 482 of the Code and the regulations promulgated thereunder in all material respects. Each of the Acquired Companies (i) has never been party to any reorganization under Part E2 of the Israeli Income Tax Ordinance and any European or Polish Tax; and (ii) is not subject to any restrictions or limitations pursuant to Part E2 of the Israeli Income Tax Ordinance and European or Polish Tax Law or pursuant to any Tax ruling made with reference to the provisions of Part E2.

(i) The Acquired Companies do not and have never participated or engaged in any transaction listed in Section 131(g) of the Israeli Income Tax Ordinance and the Israeli Income Tax Regulations (Reportable Tax Planning), 5767-2006 promulgated thereunder, or are subject to reporting obligations under Sections 131D and 131E of the Israeli Income Tax Ordinance or similar provisions under the Israel Value Added Tax Law of 1975.

(j) The Acquired Companies are not and have never been a real property corporation (Igud Mekarke’in) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(k) None of the Companies has adopted any Company Option Plan.

(l) The Israeli Company is a resident of the State of Israel for Tax purposes, and the Polish Company is a resident of the State of Poland for Tax purposes. None of the Companies or their respective Subsidiaries is or has ever been subject to Tax in any country other than its country of incorporation by virtue of (i) being treated as a resident of, (ii) being engaged in a trade or business through a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise having an office or a fixed place of business in that country or (iii) having any other source of income in that jurisdiction, or other than by way of tax withholding in that jurisdiction.

(m) The Israeli Company is not benefiting (and has never benefited) from any grants, Tax incentives, tax holidays, reduced tax rates or accelerated depreciation under the Israeli Capital Investment Encouragement Law – 1959 (the “Capital Investment Law”), including but not limited to Technological Preferred Enterprise, Preferred Enterprise, Benefitted Enterprise and Approved Enterprise Status. As of the date hereof, to the extent the Israeli Company benefited from the Benefitted Enterprise or Approved Enterprise Status, the Company has no retained earnings which would be subject to corporate Tax due to the distribution of a “dividend” from such earnings, as the term “dividend” is specifically defined by the ITA in the framework of the Capital Investment Law (or actions that are deemed as dividend for these purposes).

(n) None of the Companies is party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement (other than commercial Contracts entered into in the ordinary course of business the principal purpose of which is not related to Taxes (“Customary Contracts”)), and none of the Companies has any Liability to another party under any such agreement.

(o) None of the Companies is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes. No U.S. federal income tax entity classification election pursuant to Treasury Regulations Section 301.7701-3 has been filed with respect to any of the Companies or any of their respective Subsidiaries.

(p) None of the Companies has participated in, and is not currently participating in, a “Listed Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign law.

(q) None of the Companies will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending prior to the Closing Date, (iii) installment sale or open transaction disposition made prior to the Closing, (iv) prepaid amount received prior to the Closing, (v) any gain recognition agreement to which any of the Companies or any corporation acquired by such Company is a party under Section 367 of the Code (or any corresponding or similar provision of state, local or non-US Tax Law) entered into on or prior to the Closing Date, (vi) use of a method of accounting other than the accrual or, (vii) any deferred amount pursuant to Sections 451(c), 455, 456, or 460 of the Code or any corresponding provision of Applicable Law.

(r) None of the Companies has received any “taxation decision” (hachlatat misui) from the ITA, or any other technical advice memoranda or any private letter ruling from the IRS (or any comparable Tax ruling from any other Governmental Entity). There is no private letter ruling, “taxation decision”, or any agreement with any Tax authority to which any of the Companies is party.

(s) Each of the Companies for itself has provided to Acquirer all documentation relating to any applicable Tax holidays or incentives. Each of the Companies are in compliance with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by the Transactions.

(t) Each of the Companies and their respective Subsidiaries has in its possession official foreign government receipts (or other receipts customarily accepted by Tax Authorities) for any Taxes paid by such Company to any foreign Tax Authorities for which receipts have been provided or are customarily provided.

(u) None of the Companies is, and has never been, a “United States real property holding corporation” within the meaning of Section 897 of the Code, and each of the Companies has filed with the IRS all statements, if any, that are required under Section 1.897-2(h) of the Treasury Regulations. No claim or challenge has been made by any Governmental Entity with respect to the entitlement of any of the Companies or their respective Subsidiaries to any Tax incentive.

(v) None of the Companies owns any interest in any controlled foreign corporation (as defined under Section 75B of the Israeli Income Tax Ordinance).

(w) No payment to any Company Shareholder of any portion of the Aggregate Consideration payable pursuant to Section 1.4(a)(i) will result in compensation or other income to any Company Shareholder with respect to which Acquirer or any of the Companies would be required to deduct or withhold any Taxes pursuant to U.S. Tax law.

(x) Schedule 2.13(x) of the Companies Disclosure Letter lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which each of the Companies is a party. Each such nonqualified deferred compensation plan to which such Company is a party complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in accordance with such requirements. Each of the Companies are under no obligation to gross up any Taxes under Section 409A of the Code.

(y) Except as set forth on Schedule 2.13(y)of the Companies Disclosure Letter, to the knowledge of each of the Companies, no independent contractor was or will be considered as an employee of any of the Companies or their respective Subsidiaries by an applicable Tax Authority.

(z) There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or would reasonably be expected to, as a result of the Transactions (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that would reasonably be expected to be characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law). The Company has never had any obligation to report, withhold or gross up any excise Taxes under Section 280G or Section 4999 of the Code. None of the Company’s employees or other Contingent Workers is a United States taxpayer.

2.14 Employee Benefit Plans and Employee Matters.

(a) Employee List. Schedule 2.14(a) of the Companies Disclosure Letter contains a list, with respect to each of the Companies and their respective Subsidiaries, of all Company Employees as of the Agreement Date, and correctly reflects for each such Company Employee: (i) name; (ii) date of hire; (iii) position; (iv) full-time or part-time status; (v) classification as either exempt or non-exempt for wage and hour purposes under any Applicable Law, if applicable; (vi) monthly base salary or hourly wage rate, as applicable; (vii) any visa or work permit status and the date of expiration, if applicable; (viii) employment location (country and state); and (ix) vacation entitlement and accrued but unused vacation or paid time-off balance whether such employee is subject to Section 14 Arrangement under the Israeli Severance Pay Law – 5723-1963, if applicable (“Section 14 Arrangement”) (and, to the extent such employee is subject to the Section 14 Arrangement, an indication of whether such arrangement has been applied to such person from the commencement date of their employment and on the basis of their entire salary), and whether the employee is on leave (and if so, the category of leave, the date on which such leave commenced and the date of expected return to work, as known to the applicable Company, if any) and notice period entitlement; and (xiv) any promises or commitments made to any of the Company Employees, whether in writing or not, with respect to any future changes or additions to their compensation or benefits listed in Schedule 2.14(a) of the Companies Disclosure Letter.

(b) Each of the Companies and their respective Subsidiaries are and have been in compliance in all material respects with all Applicable Law respecting employment, discrimination in employment, harassment, terms and conditions of employment, employee benefits, pay equity, pay transparency, restrictive covenants, worker classification (including the proper classification of workers as independent contractors and consultants, and the proper classification of employees as exempt or non-exempt for purposes of the Fair Labor Standards Act and state, local and foreign wage and hour laws), engagement of Company independent contractors (including catering, security and cleaning services), wages, pay slips, working hours, overtime and overtime payments, wages and hours including payment of minimum wage, meal and rest breaks, rest days, workplace safety and health, employee leave, social benefits contributions, unemployment compensation, workers’ compensation, affirmative action, termination and severance payment, engaging employees through service providers (including manpower employees and outsourcing employees), and occupational safety and health and employment practices, work authorization and immigration. Other than as listed in Schedule 2.14(b) of the Companies Disclosure Letter, (i) all Company Employees have signed an employment agreement substantially in the form delivered or made available to Acquirer with no deviations in any material respect; (ii) Company Employees are not entitled to any payment or benefit that may be reclassified as part of their determining salary for all intent and purposes, including for the social contributions (other than their salary and overtime payments); (iii) no Person has accepted an offer of employment made by any of the Companies or their respective Subsidiaries but has not yet commenced employment; (iv) there are no outstanding offers of employment made by any of the Companies or their respective Subsidiaries to any Persons; and (v) no officer, director or other key employee of any of the Companies or their respective Subsidiaries was terminated or dismissed in the twelve (12) months preceding to the Agreement Date nor, to the knowledge of each of the Companies, has any officer, director or other key employee, or group of employees, expressed any plans to terminate his, her or its employment with the applicable Company or its respective Subsidiaries. Neither any of the Companies nor their respective Subsidiaries is a United States government contractor or subcontractor for purposes of any law with respect to the terms and conditions of employment.

(c) Schedule 2.14(c) of the Companies Disclosure Letter contains a list of all current consultants, freelancers, independent contractors, or other agents who provide services to each of the Companies and are classified by the applicable Company as other than employees, or compensated other than through wages paid by the applicable Company through such Company’s payroll (for the avoidance of any doubt, not including legal, financial or tax advisors who provide such advisory services through a corporate entity) (“Consultant”) and, for each, location (country), average hours worked per month (as known by the applicable Company), the rate(s) of compensation, the initial date of engagement, and the amount of notice required prior to termination of such engagement. All such current Consultants are properly classified as such and would not reasonably be expected to be reclassified by any Governmental Entity as employees of any of the Companies or their respective Subsidiaries, for any purpose whatsoever, and all such Person’s agreements contain provisions which state that no employer-employee relations exist between such Persons and the applicable Company or its respective Subsidiaries. To the extent material, all current and former Consultants have received all rights and benefits, if any, to which they are and were entitled to according to any Applicable Law or Contract with the applicable Company or its respective Subsidiaries. None of the Companies or their respective Subsidiaries engages any personnel through manpower agencies. None of the Companies or their respective Subsidiaries has temporary employees or leased employees. With respect to the Israeli Company, such Company’s engagements with Consultants to which the Israeli Law for Strengthening the Enforcement of Labor Laws 5771-2011 applies, are in full compliance with the law and, with respect to the Polish Company, such Company’s engagements with Consultants are in full compliance with the Polish Labour Code of 26 June 1974, the Polish Act of 10 October 2002 on Minimum Remuneration for Work and other applicable Polish laws.

(d) Schedule 2.14(d) of the Companies Disclosure Letter contains a list, with respect to each of the Companies and their respective Subsidiaries, (i) each loan to an employee that is currently outstanding, (ii) all share option, share purchase, phantom share, share appreciation right, restricted share unit, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans (including commission and cash incentive plans), programs or arrangements other than any statutory plans, provided that, with respect to the Polish Company, Company Employee Plans shall include any employee capital plan (PPK) maintained pursuant to Applicable Law, (iv) all other fringe or employee benefit plans, programs or arrangements and (v) all employment, individual consulting, retention, change of control or compensation, relocation, repatriation, expatriation or severance agreements, written or otherwise (all of the foregoing described in clauses (i) through (v), collectively, the “Company Employee Plans”).

(e) Each Company Employee Plan has been established, maintained, administered, operated and funded in accordance with its terms and in compliance with all applicable requirements of all Applicable Law. Each of the Companies and their respective Subsidiaries is and has been in compliance in all material respects with all Laws with respect to employee benefits. Except as could not reasonably result, individually or in the aggregate, in any material liability to any of the Companies or their respective Subsidiaries (i) all contributions, premiums and other payments due from any of the Companies or their respective Subsidiaries (or with respect to) each Company Employee Plan for periods ending prior to the date hereof have been timely paid in accordance with the terms of such Company Employee Plan and all Applicable Laws, or, if not yet due, have been accrued as a liability on the respective Company Balance Sheet in accordance with, and to the extent required by, GAAP; and (ii) all returns, reports, notices, statements and other disclosures relating to such Company Employee Plan required to be filed with any Governmental Entity or distributed to any participant therein have been properly prepared and duly filed or distributed in a timely manner and were complete and accurate in all material respects when filed or distributed.

(f) No claim (other than routine claims for benefits) or action is pending or, to the knowledge of each of the Companies, threatened with respect to (or against the assets of) any Company Employee Plan. No Company Employee Plan is (since the inception of the applicable Company has been) the subject of any audit, investigation, examination or other action by any Governmental Entity or a participant in any amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity, and, to the knowledge of each of the Companies, no such audit, investigation, examination or other action is contemplated or under consideration by any Governmental Entity.

(g) None of the Companies or their respective Subsidiaries have received written notice of complaints, charges or claims against any of the Companies or their respective Subsidiaries and, to the knowledge of each of the Companies, no such complaints, charges or claims are threatened in writing, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by any of the Companies or their respective Subsidiaries, of any individual.

(h) Except as set forth on Schedule 2.14(h)of the Company Disclosure Letter, the Companies do not have any unsatisfied or outstanding obligations of any nature to any former Employee or former Consultant, and the termination of employment or engagement of each such former Employee or former Consultant was effected in compliance in all material respects with Applicable Law and the applicable Contractual arrangements.

(i) No Company Employee Plan provides for any tax “gross-up” or similar “make-whole” payments.

(j) None of the Companies or their respective Subsidiaries is, nor ever has been, engaged in any unfair labor practice. Other than as listed in Schedule 2.14(j), none of the Companies or their respective Subsidiaries is liable for any arrears of wages, compensation, contribution to social and pension benefits, Taxes, penalties or other sums for failure to comply with the foregoing (other than routine payments to be made in the normal course of business and consistent with past practice). Other than as listed in Schedule 2.14(j), none of the Companies or their respective Subsidiaries are delinquent in any payments to any employees or Consultants for any wages, salaries, commissions, bonuses, fees, benefits and other compensation due to or on behalf of such employees or Consultants or amounts required to be reimbursed to such employees or Consultants. Other than as listed in Schedule 2.14(j), none of the Companies or their respective Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).With respect to the Polish Company, it has duly and timely made all registrations and filings and calculated, withheld and paid all social security and health insurance contributions required under Applicable Law. There are no pending claims against any of the Companies or their respective Subsidiaries under any workers compensation plan or policy or for long term disability. There are no controversies pending or, to the knowledge of each of the Companies, threatened, between any of the Companies or their respective Subsidiaries and any of their respective employees or Consultants, which controversies have or would reasonably be expected to result in a Legal Proceeding before any Governmental Entity. Currently and since their respective incorporation, none of the Companies or their respective Subsidiaries are not, and have not been involved in, any form of litigation, governmental audit, governmental investigation, administrative agency proceeding, private dispute resolution procedure, or internal or external investigation of alleged employee misconduct, in each case with respect to employment or labor matters (including but not limited to allegations of employment discrimination, retaliation, noncompliance with wage and hour laws, the misclassification of independent contractors, violation of restrictive covenants, sexual harassment, other unlawful harassment or unfair labor practices). No employee or Consultant is eligible to earn commission, incentive compensation, or other post-employment or post-engagement compensation payments after the end of their employment or engagement with any of the Companies or their respective Subsidiaries. Each Employee and each Consultant has executed a written agreement with the Company containing customary confidentiality and intellectual property assignment provisions, and no Employee or Consultant is or was engaged without a written Contract.

(k) Each of the Companies has provided to Acquirer for itself and for its respective Subsidiaries true, correct and complete copies of each of the following: (i) all current forms of offer letters, (ii) all current forms of employment agreements and severance agreements, (iii) all current forms of services agreements with Consultants and/or advisory board members, (iv) all current forms of confidentiality, non-competition or inventions agreements between employees or Consultants and, on the other hand, the applicable Company or its respective Subsidiaries, (v) the most current management organization chart(s), (vi) all current forms of bonus plans and any form award agreement thereunder and (vii) a schedule of bonus commitments made to Company Employees of such Company and its respective Subsidiaries.

(l) None of the Companies or their respective Subsidiaries is and has not at any time been a party to or bound by any collective bargaining agreement, works council arrangement or other labor union Contract. No collective bargaining agreement, works council arrangement or other labor union Contract is being negotiated by any of the Companies or their respective Subsidiaries and none of the Companies or their respective Subsidiaries has any duty to bargain with any labor organization or other person purporting to act as exclusive bargaining representative of any employees or Consultants. Other than as listed in Schedule 2.14(l), with respect to the Israeli Company, such Company is not and no Company Employee benefits from any extension order (tzavei harchava) except for extension orders which generally apply to all employees in Israel, and there are no labor organizations representing, and to the knowledge of each of the Companies there are no labor organizations purporting to represent or seeking to represent any Company Employees. To the knowledge of each of the Companies, there are no, and have not been, activities or proceedings of any labor union or to organize their respective employees. There is no, and there has not been any, labor dispute, strike, lockout, work stoppage, or any concerted interference with normal operations against any of the Companies or their respective Subsidiaries pending or, to the knowledge of each of the Companies, threatened against, affecting, or that may interfere with the conduct of the Business. None of the Companies or their respective Subsidiaries is and has never been a member of any employers’ association or organization. Other than as listed in Schedule 2.14(l), none of the Companies or their respective Subsidiaries has ever paid, been required to pay nor been requested to pay any payment (including professional organizational handling charges) to any employers’ association or organization. To the knowledge of each of the Companies there is no charge or complaint against any of the Companies or their respective Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity pending or, to the knowledge of each of the Companies, threatened. None of the Companies or their respective Subsidiaries has unsatisfied obligations of any nature to any of their former employees or Consultants.

(m) To the knowledge of each of the Companies, no Company Employee is in violation of any term of any employment agreement, confidentiality agreement, non-competition agreement, any restrictive covenant or any other agreement or obligation to a former employer or other third party relating to the right of any such employee to be employed by the applicable Company or its respective Subsidiaries because of the nature of the Business or to the use of trade secrets or proprietary information of others. To the knowledge of each of the Companies, no Consultant of any of the Companies or their respective Subsidiaries is in violation of any term of any confidentiality agreement, non-competition agreement, any restrictive covenant or any other agreement or obligation to a former employer or other third party relating to the right of any such Consultant to be providing services to the applicable Company or its respective Subsidiaries because of the nature of the Business or to the use of trade secrets or proprietary information of others. Except as set forth on Schedule 2.14(m)(i) of the Companies Disclosure Letter, the employment of each of the employees of each Company’s Subsidiaries is “at will” and the employment of each of the employees of the Company can be terminated by the Company upon a one month notice without giving rise to any claim for damages or any form of compensation (except for the redemption of entitlements accrued pursuant to Israeli Applicable Law), provided that, with respect to employees of the Polish Company, their employment may be terminated subject to the applicable notice periods and other requirements, and with such consequences, as provided under Applicable Law and the relevant employment agreements. Except as set forth on 2.14(m)(ii) Companies of the Disclosure Letter, no employee in the United States is subject to any employment Contract with any of the Companies or their respective Subsidiaries, whether oral or written. Except as set forth on Schedule 2.14(m)(iii) of the Companies Disclosure Letter, none of the Companies or their respective Subsidiaries has any obligation to provide a period of notice prior to terminating the employment or engagement of their respective employees or Consultants, as applicable, which is longer than thirty (30) days. Except as set forth on Schedule 2.14(m), as of the Agreement Date, none of the Companies or their respective Subsidiaries, and to the knowledge of each of the Companies, no other Person has, (i) entered into any Contract that obligates or purports to obligate Acquirer to make an offer of employment to, or to continue to employ or engage without the ability to terminate, any present or former employee or Consultant of any of the Companies or their respective Subsidiaries and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or Consultant of any of the Companies or their respective Subsidiaries of any terms or conditions of employment with Acquirer following the Closing.

(n) To the knowledge of each of the Companies, no Company Employee has received or accepted an offer to join a business or has active plans to engage in business activities that may be deemed to be competitive with the Business.

(o) To the knowledge of each of the Companies, none of the Companies or their respective Subsidiaries currently engages and has never engaged any employee or Consultant, whose employment or engagement requires special licenses or permits.

(p) There are no formal performance improvement plans or disciplinary actions contemplated or pending against any of the Companies’ or their respective Subsidiaries’ Employees. No claims or allegations have been made, either internally or externally, against any of the Companies or their respective Subsidiaries, or, to the knowledge of each of the Companies, any Employee or Consultant thereof, for discrimination, sexual or other harassment, or retaliation, nor are any such claims threatened in writing, pending, or, to the knowledge of each of the Companies, threatened verbally. To the knowledge of each of the Companies, there are no facts that could reasonably be expected to give rise to a claim of sexual harassment or other discriminatory harassment against or involving any of the Companies, their respective Subsidiaries, or any employee, director or Consultant of any of the Companies or their respective Subsidiaries. Each of the Companies and their respective Subsidiaries have maintained policies prohibiting sexual harassment and all other forms of discriminatory harassment, and (iii) providing complaint and investigation procedures with respect to (i), all if required by applicable law. Any and all such policies have conformed with applicable legal requirements, including, as applicable, with respect to Consultants. Each of the Companies and their respective Subsidiaries have complied with any applicable legal requirements with respect to training concerning prevention of sexual harassment.

(q) None of the execution, delivery and performance of this Agreement, the consummation of the Transactions, any termination of employment or service and any other event in connection therewith or subsequent thereto could, individually or together or with the occurrence of some other event (whether contingent or otherwise), (i) result in any payment or benefit (including severance (other than the payment of statutory severance pay or termination related benefits when it is required under Applicable Law), unemployment compensation, golden parachute, bonus or otherwise) becoming due or payable, or required to be provided, to any current or former Employee, director, or Consultant of any of the Companies or their respective Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former Employee, director, or Consultant of any of the Companies or their respective Subsidiaries, (iii) result in the acceleration of the time of payment, vesting or funding or delivery of any such benefit or compensation, (iv) increase the amount of compensation due to any Person by any of the Companies or their respective Subsidiaries or (v) result in the forgiveness in whole or in part of any outstanding loans made by any of the Companies or their respective Subsidiaries to any Person. No amount paid or payable by any of the Companies or their respective Subsidiaries in connection with the Transactions, whether alone or in combination with another event, will be an “excess parachute payment” within the meaning of Section 280G of the Code or Section 4999 of the Code or will not be deductible by any of the Companies or their respective Subsidiaries by reason of Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

(r) Without derogating from any of the above representations, with respect to the Israeli Company, such Company’s liability towards Israeli Company Employees regarding severance pay, accrued vacation and contributions to all Company Employee Plans with respect to Israeli employees are fully funded or if not required by any source to be funded are accrued on such Company’s financial statements as of the date of such financial statements. Except as set forth on Schedule 2.14(r), Section 14 Arrangement was properly applied in accordance with the terms of the general permit issued by the Israeli Labor Minister regarding all current employees of such Company or its Subsidiaries who reside in Israel based on their full salaries and from their commencement date of employment. Upon the termination of employment of Israeli Company Employees, the Israeli Company will not have to make any payment under the Severance Pay Law 5723-1963, except for release of the funds accumulated in accordance with the Section 14 Arrangement. All amounts that each of the Companies is legally or contractually required to either (i) deduct from its employees’ salaries and any other compensation or benefit or to transfer to such employees’ Company Employee Plan or (ii) withhold from employees’ salaries and any other compensation or benefit and to pay to any Governmental Entity as required by any Applicable Law have in either case, been duly deducted, transferred, withheld and paid, and none of the Companies has any outstanding obligation to make any such deduction, transfer, withholding or payment (other than routine payments, deductions or withholdings to be timely made in the ordinary course of business and consistent with past practice).

2.15 Interested-Party Transactions. Except as set forth on Schedule 2.15, none of the officers and directors of any of the Companies or their respective Subsidiaries and, to the knowledge of each of the Companies, none of the Companies Shareholders, and none of the immediate family members of any of the foregoing, (i) has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, any of the Companies or their respective Subsidiaries (except with respect to any interest in less than 1% of the stock of any corporation whose stock is publicly traded), (ii) is a party to, or to the knowledge of each of the Companies, otherwise directly or indirectly has personal interest in, any Contract to which any of the Companies or their respective Subsidiaries are a party or by which any of the Companies or their respective Subsidiaries or any of their respective assets are bound, except for bona fide compensation for services as an officer, director or employee thereof or related D&O insurance, indemnification and exemption agreements or (iii) to the knowledge of each of the Companies, has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the Business of any of the Companies, except for the rights of Companies Shareholders under Applicable Law.

2.16 Insurance. Each of the Companies maintain the policies of insurance and bonds set forth in Schedule 2.16 of the Companies Disclosure Letter, including all legally required workers’ compensation insurance and errors and omissions, casualty, fire, and general liability insurance (collectively, the “Insurance Policies”). The Insurance Policies listed in Schedule 2.15 sets forth the name of the insurer under each such policy and bond, the type of policy or bond, and the coverage amount and any applicable deductible paid in the past five (5) years and all material claims made under such policies and bonds in the past five (5) years. Each of the Companies has provided to Acquirer true, correct and complete copies of the Insurance Policies. There is no claim pending by any of the Companies under any Insurance Policy as to which the applicable insurer has questioned, denied or disputed coverage. All premiums due and payable under the Insurance Policies have been timely paid, and each of the Companies are otherwise in compliance with the terms of the Insurance Policies in all material respects. The Insurance Policies remain in full force and effect in all material respects as of the date hereof, and, none of the Companies has received written notice of cancellation or termination, and the Companies has no knowledge of any threatened termination of, any of such policies or bonds other than in connection with ordinary course renewals or expirations in accordance with their terms.

2.17 Books and Records. Each of the Companies has provided to Acquirer true, correct and complete copies in all material respects of each material document that has been requested by Acquirer in connection with their legal and accounting review of such Company (other than any such document that does not exist or is not in any of the Companies’ or their respective Subsidiaries’ possession or subject to its control). There has not been any material violation of any of the provisions of the Charter Documents of any of the Companies, including all amendments thereto, and each of the Companies has not taken any action that is inconsistent in any material respect with any resolution adopted by the applicable Company Shareholders or the Board of any of the Companies. The books, records and accounts of each of the Companies and their respective Subsidiaries (A) are true, correct and complete in all material respects, (B) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, (C) are stated in reasonable detail and accurately and fairly reflect, in all material respects, all of the transactions and dispositions of the assets and properties of any of the Companies and (D) accurately and fairly reflect in all material respects the basis for the respective Financial Statements of each of the Companies.

2.18 Material Contracts.

(a) Schedules 2.18(a) through (xxiv)] of the Companies Disclosure Letter set forth a list of each of the following Contracts to which any of the Companies is a party that are in effect on the Agreement Date (collectively, the “Material Contracts”): any Contract with a (A) Significant Customer/Distributor or (B) Significant Supplier;

(i) any Contract providing for payments by any of the Companies (or under which any of the Companies or their respective Subsidiaries has made such payments) in an aggregate annual amount of $500,000 or more, or payments to any of the Companies (or under which any of the Companies or their respective Subsidiaries has received such payments) in an aggregate annual amount of $500,000 or more;

(ii) any dealer, distributor, referral or similar agreement, or any Contract providing for the grant of material rights to manufacture, reproduce, license, market, sell or otherwise exploit any Company Products or Company Intellectual Property, including any Contract to authorize any third party to manufacture, reproduce or license any Company Products or Company Intellectual Property;

(iii) (A) any Contract providing the ownership or management of a joint venture, (B) any Contract that involves a sharing of revenues, profits with other Persons and (C) any Contract that involves the payment by any of the Companies of royalties to any other Person;

(iv) any (i) separation agreement, (ii) severance agreement or (iii) other Contract, in each case of (i), (ii) and (iii), providing for the payment of compensation or benefits upon or in connection with this Agreement (other than the Employment Agreements, payments made under the Management Carve-out Plan or under this Agreement) with any their respective current or former Employees or Consultants which any of the Companies or their respective Subsidiaries has any actual or potential Liability;

(v) any Contract for or relating to the employment or service of any director, officer, or Company Shareholder of more than 5% of the total shares of the applicable Company Shares or any other type of Contract with any of the Companies’ or any of the Companies’ Subsidiaries’ officers, or Company Shareholder of more than 5% of the total shares of the applicable Company Shares, as the case may be;

(vi) any Contract (A) pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of the Company Products, Company Intellectual Property or Company Data of any of the Companies; (B) that limits or would limit the freedom of any of the Companies or their respective Subsidiaries or any of their respective successors or assigns or their respective Affiliates to (I) engage or participate with any other Person, in any line of business, market or geographic area with respect to the Company Products or the Company Intellectual Property of any of the Companies, or to grant by any of the Companies or their respective Subsidiaries of exclusive rights or licenses or (II) sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or services; or (C) containing any “take or pay,” minimum commitments or similar provisions;

(vii) any standstill or similar agreement containing provisions prohibiting a third party from purchasing Equity Interests of any of the Companies or their respective Subsidiaries or, in each case, the assets of any of the Companies or their respective Subsidiaries or otherwise seeking to influence or exercise control over any of the Companies or their respective Subsidiaries;

(viii) other than Contracts for Off-the-Shelf Software, all licenses, sublicenses and other Contracts to which any of the Companies or their respective Subsidiaries is a party and pursuant to which any of the Companies or their respective Subsidiaries acquired or is authorized to use any Third-Party Intellectual Property;

(ix) any license, sublicense or other Contract to which any of the Companies or their respective Subsidiaries is a party and pursuant to which any Person is authorized to use any Company-Owned Intellectual Property of any of the Companies, other than any Contract entered into in substantial conformance with any of the Companies’ or their respective Subsidiaries’ standard form of agreement, a copy of which has been provided to Acquirer;

(x) any license, sublicense or other Contract pursuant to which any of the Companies or their respective Subsidiaries has agreed to any restriction on the right of any of the Companies or their respective Subsidiaries to use or enforce any Company-Owned Intellectual Property rights or pursuant to which any of the Companies or their respective Subsidiaries agrees to encumber, transfer or sell rights in or with respect to any Company-Owned Intellectual Property rights;

(xi) any Contracts relating to the membership of, or participation by, any of the Companies in, or the affiliation of any of the Companies with, any industry standards group or association;

(xii) any Contract providing for the development of any material software, technology or Intellectual Property Rights, independently or jointly, either by or for any of the Companies (other than employee invention assignment agreements and consulting agreements with Authors on any of the Companies’ or their respective Subsidiaries’ standard form of agreement, copies of which have been provided to Acquirer);

(xiii) any confidentiality, secrecy or non-disclosure Contract other than any such Contract entered into by any of the Companies or their respective Subsidiaries in the ordinary course of business consistent with past practice;

(xiv) any Contract to license or authorize any third party to manufacture, reproduce or license any of the Company Products or Company Intellectual Property of any of the Companies;

(xv) any settlement agreement with respect to any Legal Proceeding of any of the Companies entered into during the 5 years period preceding the Date of this Agreement, including any threatened Legal Proceeding;

(xvi) any Contract pursuant to which rights of any third party are triggered or become exercisable, in connection with or as a result of the execution of this Agreement or the consummation of the Share Purchase or the other Transactions, either alone or in combination with any other event;

(xvii) any Contract or plan (including any stock option, merger and/or stock bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of any of the Companies or any other securities of any of the Companies or their respective Subsidiaries or, in each case, any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor, except for except for the repurchase rights disclosed on Schedule 2.2(a) or Schedule 2.2(c) of the Company Disclosure Letter;

(xviii) any Contract with any labor union or other labor organization or any collective bargaining agreement or similar Contract with any of Companies’ Employees or other person purporting to act as exclusive bargaining representative of any employees or Consultant;

(xix) any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(xx) any Contract of guarantee, surety, support, indemnification (other than pursuant to its standard end user agreements), assumption or endorsement of, or any similar commitment with respect to, the Liabilities or indebtedness of any other Person;

(xxi) any Contract for capital expenditures in excess of $500,000 in the aggregate on an annual basis;

(xxii) any Contract pursuant to which any of the Companies or their respective Subsidiaries is a lessor or lessee of any real property or any material machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

(xxiii) any Contract pursuant to which any of the Companies has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any Contract pursuant to which it has any material ownership interest in any other Person; and

(xxiv) any Contract with any Governmental Entity, any Company Authorization, or any Contract with, to the knowledge of the Companies, a government prime contractor or higher-tier government subcontractor (in their capacity as such), including any indefinite delivery/indefinite quantity contract, firm-fixed-price contract, schedule contract, blanket purchase agreement, or task or delivery order (each, a “Government Contract”).

(xxv) any Contract that is between the Companies;

(xxvi) any Contract pursuant to which an Encumbrance is currently placed on any assets (including tangible and intangible assets) or properties of the Company; and

(b) All Material Contracts are in written form. None of the Companies is alleged to be in any material default in respect of, any Material Contract. Each of the Material Contracts is a valid and binding obligation of the Company (as applicable), subject only to the effect, if any, of applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. To the Company’s knowledge, there exists no material default or event of default or event, occurrence, condition or act, with respect to either the Company or with respect to any other contracting party, that, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to become a material default or event of default under any Material Contract or give any third party the right to declare a material default or exercise any remedy under any Material Contract. Neither Company has received any written notice or other written communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Contract. True, correct and complete copies of all Material Contracts have been provided to Acquirer at least three (3) Business Days prior to the Agreement Date.

2.19 Real Estate.

(a) Schedule 2.19 of the Companies Disclosure Letter sets forth a complete and accurate list of all Leases and any guarantees with respect thereto to which the Company is bound.

(b) Except as set forth in Schedule 2.19(b) of the Companies Disclosure Letter, each of the Companies has provided to Acquirer a true and correct copy of each Lease and any guaranties with respect thereto, in each case, required to be listed in Schedule 2.19(a)of the Companies Disclosure Letter. The possession and quiet enjoyment by the Company of the premises which are the subject of each Lease is not currently being disturbed in any material manner. The Company has not transferred or assigned any Lease or sublet or sub-sublet any portion of the property covered by any Leases. The Company has paid all rents, operating expenses and other additional charges in full to the extent such rents, operating expenses and charges are due and payable under each Lease. Each such Lease is in full force and effect and is valid, binding and enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and general principles of equity, regardless of whether asserted in a proceeding in equity or at law. Neither any of the Companies, nor, to the knowledge of each of the Companies, the applicable landlord, sublandlord or licensor is in default under any Lease.

2.20 Accounts Receivable/Payable. Except as set forth in Schedule 2.20 of the Companies Disclosure Letter, and subject to any reserves set forth therein, the accounts receivable and accounts payable shown on the applicable Company Balance Sheet are valid and genuine, have arisen, or arose, solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions in the ordinary course of business consistent with past practice, are not subject to any prior assignment, Encumbrance or security interest. To the Company’s knowledge, such accounts receivable are collectible in accordance with their terms at their recorded amounts, subject to the Company’s ordinary course collection policies and reserves for doubtful accounts. Prior to the Closing, the Company has been paying their accounts payable in the ordinary course of business, consistent with past practice.

2.21 Broker Fee. Except as set forth in Schedule 2.21 of the Companies Disclosure Letter, no broker, finder, financial advisor, investment banker or similar Person is entitled to any brokerage, finder’s or other fee or commission by the Companies in connection with the origin, negotiation or execution of this Agreement or in connection with the Transactions.

2.22 Anti-Corruption Law.

(a) To the Knowledge of the Companies, neither any of the Companies nor, in each case, any of their respective Representatives (acting in their capacities as such) has, directly or indirectly through its representatives or any Person authorized to act on its behalf (including any distributor, agent, sales intermediary or other third party), (i) violated any applicable Anti-Corruption Lawor (ii) offered, given, promised to give or authorized the giving of money or anything of value, to any Government Official or to any other Person: (A) for the purpose of (1) corruptly or improperly influencing any act or decision of any Government Official in their official capacity, (2) inducing any Government Official to do or omit to do any act in violation of their lawful duties, (3) securing any improper advantage or (4) inducing any Government Official to use his or her respective influence with a Governmental Entity to affect any act or decision of such Governmental Entity or (B) in a manner that would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in, extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage; in each case, in violation of any Anti-Corruption Law.

(b) The Company has maintained systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and written policies to ensure compliance with Anti-Corruption Laws. Neither Company has made any false or fictitious entries in the books and records of the Company relating to any acts detailed in Section 2.22(a) above.

(c) Neither Company nor, in each case, any of its Representatives (acting in their capacities as such) has been convicted of violating any Anti-Corruption Law or are currently subjected to any Legal Proceeding or, to the knowledge of the Company, investigations, by a Governmental Entity for alleged violation of any Anti-Corruption Law.

2.23 Environmental, Health and Safety Matters.

(a) Each of the Companies is, and for the past seven (7) years has been, in compliance in all material respects with all Environmental, Health and Safety Requirements that are applicable to it in connection with operation of its business. During the five (5) years preceding the date of this Agreement, none of the Companies has received any written notice from any Governmental Entity alleging any material non-compliance with applicable Environmental, Health and Safety Requirements. The Company has not retained or assumed any material Liability of any other Person under any Environmental, Health and Safety Requirements.

(b) Each of the Companies holds all permits Environmental, Health and Safety Requirements required for the operation of its Business as currently conducted (the “Environmental Permits”), and such Environmental Permits are in full force and effect. The Company has fulfilled and performed in all material respects its respective obligations under each Environmental Permit, and to the knowledge of the Company, no event has occurred that constitutes or, after written notice or lapse of time or both, would constitute a material breach or default under any Environmental Permit or that permits or, after written notice or lapse of time or both, would result in revocation or termination of any Environmental Permit, or that might adversely affect in any material respect the rights of the Company under any Environmental Permit..

2.24 Export Control Laws. Each of the Companies and their respective Subsidiaries has at all times been in compliance with and conducted its export transactions in accordance with, all applicable Israeli import/export control laws and Israeli Laws (with respect to the Israeli Company) and Polish Laws (with respect to the Polish Company) which restrict or prohibit the carrying on of business with individuals, corporations or countries, and other Israeli Laws (with respect to the Israeli Company) and Polish Laws (with respect to the Polish Company) regulating the development, commercialization, transfer, provision, import or export of technology or services, including without limitation, the Israeli Control of Products and Services Order (Engagement in Encryption), 1974, as amended, the Israeli Defense Export Control Law, 2007, the Israeli Order Governing the Control of Commodities and Services (Engagement in Encryption Items), 1974 (the “Encryption Order”), the Israeli Order of Import and Export (Supervision of Export of Dual Use Goods, Services and Technologies), 2006, the Israeli Trading with the Enemy Ordinance, 1939, as amended, and any regulations and orders promulgated under or related to any of the foregoing, the Polish Act of 29 November 2000 on Foreign Trade in Goods, Technologies and Services of Strategic Importance for State Security and for the Maintenance of International Peace and Security, as well as with U.S. export, reexport, transfer (in-country), import, anti-boycott, economic and trade sanctions laws, regulations, statutes, and orders, including the Export Control Reform Act and Export Administration Regulations (EAR), the Arms Export Control Act and International Traffic in Arms Regulations (ITAR), and the economic and trade sanctions regulations administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury and all other Applicable Laws, regulations, statutes, and orders in other countries in which any of the Companies or their respective Subsidiaries conducts businesses (collectively, “Trade Laws”). Without limiting the foregoing: (i) each of the Companies has obtained, or is otherwise qualified to rely upon, and has at all times been in compliance with, all export and import licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (A) the export, import and re-export of products, services, software and technologies and (B) releases of technologies and software to foreign nationals, wherever located (collectively, “Trade Approvals”), (ii) neither the Company nor any of its respective directors, officers, Employees, agents, distributors, Affiliates, or other Persons associated with or acting on their behalf is a Person with whom dealings are prohibited or restricted under any Trade Laws and Regulations, including as a result of: (1) being named on any list of Persons subject to prohibitions or restrictions under any Trade Laws and Regulations, (2) being located, organized, or resident in any jurisdiction subject to comprehensive sanctions programs administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (currently, the so-called Donetsk People’s Republic (DNR) and Luhansk People’s Republic (LNR) regions of Ukraine, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria) (each, a “Sanctioned Jurisdiction”), or (3) a relationship of ownership or control with a Person named in (1) or (2) above (any such Person, a “Sanctioned Person”), (iii) neither Company nor any of its respective directors, officers, Employees, agents, distributors, Affiliates, or other Person associated with or acting on their behalf has engaged or is currently engaged in any dealings or transactions directly or indirectly involving any Sanctioned Person or Sanctioned Jurisdiction, (iv) there are no pending or, to the knowledge of the Company, threatened inquiries, investigations, enforcement actions, voluntary disclosures or other claims against any of the Companies or their respective Subsidiaries, nor any actions, conditions, facts, or circumstances that would reasonably be expected to give rise to any future claims, with respect to Trade Laws or Trade Approvals and (iii) no Trade Approvals for the transfer of export or import licenses to Acquirer, its Affiliates or any of the Companies are required, except for such Trade Approvals can be obtained expeditiously without material cost. None of the Companies uses or develops, or engages in, encryption technology, technology with military applications, or other technology in a manner that is restricted under Israeli Law or applicable Trade Laws, as applicable, and none of the businesses and/or operations of any of the Companies requires any Company to obtain a license from the IMOD or Israeli Ministry of Economy or an authorized body thereof, including without limitation pursuant to Section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended or Control of Products and Services Order (Export of Warfare Equipment and Defense Information), 1991, as amended, the Law of Regulation of Security Exports, 5767-2007, or applicable Trade Laws, or under any other legislation regulating the development, commercialization or export of technology under any Applicable Law. None of the Companies has developed any of its own encryption means and none of the Companies’ or their respective Subsidiaries’ products, services or technology do not contain any encryption means developed by any of the Companies.

2.25 Customers and Distributors. Each of the Companies do not have any outstanding material disputes concerning any Company Products with any customer or distributor who, during the 24-months period preceding the date of this Agreement, was one of ten (10) largest sources of revenues for such Company, based on amounts paid or payable with respect to such periods (each, a “Significant Customer/Distributor”), excluding, for the avoidance of doubt, any ordinary course disputes in respect of commercial terms, including price, delivery schedules, quantities and other similar commercial matters. Each Significant Customer/Distributor is listed on Schedule 2.25 of the Companies Disclosure Letter. (b) None of the Companies has received any written communication from any Significant Customer/Distributor of its intent to terminate or materially modify, reduce its existing Contract with the Company; and (c) in the past three (3) years, the Company has not had any Company Products returned by a purchaser thereof due to material defects or non-conformance with specifications, except for normal warranty returns consistent with past history.

2.26 Suppliers. Each of the Companies do not have any outstanding material disputes concerning products and/or services provided by any supplier who, during the 24-months period preceding the date of this Agreement, was one of the ten (10) largest suppliers of products and/or services to such Company and its respective Subsidiaries, based on the aggregate amounts paid or payable with respect to such periods or (ii) material to the operation of the Business of such Company (each, a “Significant Supplier”). Each Significant Supplier is listed on Schedule 2.26 of the Companies Disclosure Letter; (b) None of the Companies has received any written communication from any Significant Supplier of its intent to terminate or materially modify, reduce its existing Contracts with the Company, as applicable. The Company has access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the Business and, to the knowledge of the Company, there is no reason why the Company, as applicable, will not continue to have such access on commercially reasonable terms immediately following the Closing.

2.27 Accuracy of Information; Disclosure. Except for the representations and warranties contained in this Article II including any schedule, statement, or certificate furnished by or on behalf of the Company to Acquirer under the Disclosure Schedule and the Investor Questionnaire, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or any other information provided to Acquirer in connection with the Transactions, including the accuracy, completeness or timeliness thereof. The representations and warranties contained in this Article II including any schedule, statement, or certificate furnished by or on behalf of the Company to Acquirer under the Disclosure Schedule and the Investor Questionnaire, do not contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

Article III
Representations and Warranties of the Company Shareholders

Each of the Companies’ Shareholder, severally and not jointly with the other Companies Shareholders, represents and warrants to Acquirer in respect of itself, as follows:

3.1 Organization, Power and Capacity. If such Company Shareholder is not a natural Person, such Company Shareholder represents and warrants that it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (to the extent such concept applies in such jurisdiction) and possesses all requisite corporate power and authority to carry out the Transactions that are required to be carried out by such Company Shareholder. If such Company Shareholder is a natural Person, such Company Shareholder possesses all requisite capacity necessary to carry out the Transactions that are required to be carried out by such Company Shareholder.

3.2 Enforceability; Non-Contravention.

(a) This Agreement has been duly executed and delivered by such Company Shareholder and, assuming the due execution and delivery of this Agreement by the other parties hereto, constitutes the valid and legally binding obligation of such Company Shareholder enforceable against such Company Shareholder in accordance with its terms, except as may be limited by and subject only to the effect, if any, of (a) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) The execution, delivery and performance by such Company Shareholder of this Agreement, or its otherwise being bound by it, does not, and the consummation of the Transactions will not, conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, or result in the creation of any Encumbrance upon the Company Shares of the applicable Company pursuant to (i) any Contract or Order to which the Company Shareholder is subject or (ii) any Applicable Law, except where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not be material to such Company Shareholder’s ability to consummate the Share Purchase or to perform its obligations under this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by such Company Shareholder in connection with the execution and delivery of this Agreement or the consummation of the Transactions

3.3 Title to Securities. Such Company Shareholder owns of record and beneficially the Company Shares of the applicable Company as set forth opposite their name on Schedule 2.2(a) of the Companies Disclosure Letter, and has good and valid title to such Company Shares, free and clear of all Encumbrances (except for those set forth in the Charter Documents) and, at Closing, shall deliver to Acquirer good and valid title to such Company Shares, free and clear of all Encumbrances and Taxes. Such Company Shareholder does not own, and does not have the right to acquire, directly or indirectly, any other Company Shares of any of the Companies, except as set forth in Schedule 2.2(a) of the Companies Disclosure Letter. Such Company Shareholder is not a party to any option, warrant, purchase right, or other Contract or commitment that could require such Company Shareholder to sell, transfer, or otherwise dispose of any Company Shares (other than this Agreement) of any of the Companies. Such Company Shareholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any share capital of the Company.

3.4 Litigation. There are no Legal Proceedings pending or, to the knowledge of such Company Shareholder, threatened in writing against such Company Shareholder that seek to restrain or enjoin the consummation of the Transactions.

3.5 Solvency. Such Company Shareholder is not bankrupt or insolvent and has not proposed a voluntary arrangement or made or proposed any arrangement or composition with such Company Shareholder’s creditors or any class of such creditors, and no petition in respect of any such arrangement or composition has been presented. The consummation of the Share Purchase and the other Transactions shall not constitute a fraudulent transfer by such Company Shareholder under applicable bankruptcy and other similar laws relating to bankruptcy and insolvency of such Company Shareholder.

3.6 Broker Fee. Except as set forth in Schedule 2.21 of the Companies Disclosure Letter, no broker, finder, financial advisor, investment banker or similar Person is entitled to any brokerage, finder’s or other fee or commission from such Company Shareholder in connection with the origin, negotiation or execution of this Agreement or in connection with the Transactions.

3.7 Withholding Information. All information provided, or to be provided, to Acquirer, the Paying Agent or to the ITA, by or on behalf of any Company Shareholder for purposes of enabling Acquirer, the Paying Agent or the ITA to determine the amount of Tax to be deducted and withheld, if any, from the consideration payable to such Company Shareholder pursuant to this Agreement and for the ITA to issue a Valid Tax Certificate is and will be fully true, correct and complete when provided and provides full disclosure of all the relevant facts relating to such Company Shareholder.

3.8 Investor Questionnaires. The Investor Questionnaire provided to Acquirer by such Company Shareholder and all information contained therein is fully true, correct and complete including without limitation the following:

(a) Such Person is receiving Acquirer Common Stock for investment solely for such Person’s own account and not with a view to or for sale in connection with any distribution thereof in violation of any Applicable Law, including without limitation, any federal securities laws, state securities laws or this Agreement.

(b) At the time such Person was offered the Acquirer Common Stock, such Person had, and as of the date hereof, has, such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the acquisition of Acquirer Common Stock, and in each case has consulted with counsel and other advisors prior to entering into this Agreement.

(c) Such Person has had an opportunity to ask questions and receive answers concerning the capitalization of Acquirer, the terms of this Agreement and the financial condition and operations of Acquirer and its subsidiaries.

(d) Such Person shall confirm whether such Person is either an Accredited Investor or is not a U.S. Person (as defined in Regulation S. under the Securities Act).

(e) Such Person understands that that the issuance of Acquirer Common Stock has not been registered under the Securities Act and as a result must be held indefinitely unless the resale thereof is registered under the Securities Act or an exemption from such registration is available but that the Acquirer Common Stock shall be registered for resale in accordance with the Registration Rights Agreement.

3.9 Accuracy of Information; Disclosure. Neither this Agreement nor any schedule, statement, or certificate furnished by or on behalf of such Companies’ Shareholder to Acquirer in connection with this Agreement or any of the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

Article IV
Representations and Warranties of Acquirer

Acquirer represents and warrants to each of the Companies as follows:

4.1 Organization and Standing. Acquirer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Acquirer is not in violation of any of the provisions of its articles or certificate of incorporation, as applicable, or bylaws or equivalent organizational or governing documents.

4.2 Authority; Non-Contravention. Acquirer has all requisite corporate power and authority to enter into this Agreement and any other Transaction Document to which it is a party and to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Documents by Acquirer and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Acquirer, and no other corporate proceedings on the part of Acquirer are necessary for it to authorize this Agreement or to consummate the Transactions and the other transactions contemplated hereby. This Agreement and the other Transaction Documents have been duly executed and delivered by Acquirer and, assuming the due execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of Acquirer, enforceable against Acquirer in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.3 Consents and Approvals; No Violations. Except as set forth on Schedule 4.3, the execution and delivery by Acquirer of this Agreement and each other instrument to be executed and delivered by it hereunder, the performance by Acquirer of its obligations hereunder and thereunder and the consummation by Acquirer of the transactions contemplated hereby and thereby, do not and will not, with or without the giving of notice or the lapse of time or both (i) violate, conflict with or result in a breach of or default by the Acquirer under any provision of its organizational documents or of any Contract to which Acquirer is a party or by which it or any of its assets or properties, are bound, (ii) require Acquirer to obtain any consent, approval or action of, make any filing with, or give any notice to, any Person, including any consent, license, permit, grant or other authorization of any Governmental Entity, other than (i) the filings required pursuant to this Agreement; (ii) the filing with the SEC of a Current Report on Form 8-K, (iii) the application(s) to the NASDAQ for the listing of the Base Stock Consideration Payment and the Earn-Out Stock Consideration for trading thereon in the time and manner required thereby, (iv) the filing with the SEC of a Prosupp in accordance with the Registration Rights Agreement, (v) to Acquirer’s knowledge, contravene any law or judgment applicable to Acquirer or any of Acquirer’s assets or properties, or (vi) violate, conflict with, result in a breach of or default by Acquirer (or give rise to any right of termination, cancellation, payment or acceleration) under any provision of any Contract to which Acquirer is a party or by which it or any of Acquirer’s assets or properties, are bound.

4.4 Issuance of the Base Stock Consideration and Earn-Out Stock Consideration; Registration. The Base Stock Consideration Payment and Earn-Out Stock Consideration due and issued on each Base Stock Consideration Payment Date or Earn-Out Consideration Payment Dates, if applicable, will be duly authorized, validly issued, fully paid and nonassessable, and a Prosupp shall be filed in respect of such issuances in accordance with the Registration Rights Agreement. Such Acquirer Common Stock, if and when issued, in reliance upon a Prosupp filed in respect of such issuance, will be free from any pre-emptive rights or other restrictions on transfer (including any restriction against pledging or hedging transactions) other than those imposed under this Agreement, the Registration Rights Agreement applicable federal and state securities laws and any liens or encumbrances imposed on all shareholders of Acquirer . Assuming the accuracy of the representations of the Company Shareholder in Article III of this Agreement and the Investor Questionnaire, the Acquirer Common Stock will be issued in compliance with all applicable federal and state securities laws.

4.5 Listing and Maintenance Requirements. Acquirer is in compliance with the provisions of the rules and regulations promulgated by NASDAQ and/or any other Trading Market and has no reason to believe that it will not in the foreseeable future continue to be in compliance with all such listing and maintenance requirements. There are no proceedings pending or threatened against Acquirer relating to the continued listing of the Acquirer Common Stock on NASDAQ, and Acquirer has not received any notice of, nor is there any reasonable basis for, the delisting of the Acquirer Common Stock from NASDAQ.

4.6 Litigation. There is no (a) private or governmental proceeding, suit or litigation pending or, to the Acquirer’s knowledge, threatened against the Acquirer or its Affiliates, or the transactions contemplated hereby, and (b) to the Acquirer’s knowledge, governmental inquiry or investigation pending or threatened against the Acquirer or its Affiliates, in each case, with respect to the execution, delivery or performance of this Agreement or the transactions contemplated hereby or any other agreement entered into by Acquirer in connection with the transactions contemplated hereby.

4.7 Broker Fee. No broker, finder, financial advisor, investment banker or similar Person is entitled to any brokerage, finder’s or other fee or commission from Acquirer in connection with the origin, negotiation or execution of this Agreement or in connection with the Transactions.

4.8 Disclaimer of Other Representations and Warranties.

(a) Nothing in this Section 4.8shall derogate from the representations and warranties of the Company and the Company Shareholder contained in Articles II and III hereof (or the obligation to indemnify the Acquirer Indemnified Person for breach of such representations and warranties pursuant to Article IX or any other Transaction Document) or the ability of Acquirer to rely on such warranties and representations or to recover Losses in respect of such representations and warranties pursuant to Section 9.1.

Article V
Conduct Prior to the Closing

5.1 Conduct of the Businesses of the Companies. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing, each of the Companies shall, except as Acquirer shall otherwise consent (which such consent shall not be unreasonably withheld, conditioned or delayed):

(b) conduct the Business solely in the ordinary course consistent with past practice (except to the extent expressly provided otherwise herein or as consented to in writing by Acquirer) and in compliance with Applicable Law;

(c) as promptly as reasonably practicable, notify Acquirer of any material event or occurrence that constitutes a Material Adverse Effect;

(d) promptly notify Acquirer of any change in the applicable Company’s capitalization prior to Closing;

(e) use its commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing; and

(f) assure that each of its Contracts (other than with Acquirer) entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party thereto in connection with, or terminate as a result of the consummation of, the Transactions, and shall use commercially reasonable efforts to give reasonable advance notice to Acquirer prior to allowing any Material Contract or material right thereunder to lapse or terminate by its terms.

5.2 Restrictions on Conduct of the Businesses of the Companies. Without limiting the generality or effect of Section 1.1(e), except as specifically contemplated by this Agreement, during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing, each of the Companies shall not cause or permit any of the following (except to the extent expressly provided otherwise herein, as required by Applicable Law, or as consented to in writing by Acquirer, such consent not to be unreasonably withheld, conditioned, or delayed):

(a) Charter Documents. Cause, propose or permit any amendments to the Charter Documents or equivalent organizational or governing documents of the Company’s Subsidiaries other than as contemplated in the Shareholder Consent;

(b) Merger, Reorganization. Merge or consolidate itself with any other Person or adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;

(c) Dividends; Distributions. Declare or pay any dividends on or make any other distributions (whether in cash, stock or other property) in respect of any of its Equity Interests, or split, combine or reclassify any of its Equity Interests, or repurchase or otherwise acquire, directly or indirectly, any of its Equity Interests;

(d) Material Contracts. (i) Enter into, materially amend or materially modify any (A) Contract that would (if entered into, amended or modified prior to the Agreement Date) constitute a Material Contract, or (B) other Contract requiring a novation or consent in connection with the Share Purchase or the other Transactions, (ii) terminate, amend or modify (including by entering into a new Contract with such party or otherwise),waive or materially breach any of the terms of any of its Material Contracts or (iii) enter into, amend, modify or terminate any Contract or waive, release or assign any rights or claims thereunder, if such action would reasonably: (A) adversely affect the Company (or any of its respective Affiliates) in any material respect, (B) materially impair the ability of the Company or the Shareholders’ Agent to perform their respective obligations under this Agreement or (C) prevent or materially delay or impair the consummation of the Share Purchase and the other Transactions;

(e) Issuance of Equity Interests. Issue, deliver, grant or sell or authorize or propose the issuance, delivery, grant or sale of, or purchase or propose the purchase of, any Equity Interests, or enter into or authorize or propose to enter into any Contracts of any character obligating it to issue any Equity Interests;

(f) Employees; Consultants; Independent Contractors. (i) Hire, or offer to hire, any additional officers, employees or Consultants, except for employees wo are not officers, management members or otherwise deemed “key employees” in the ordinary course of business consistent with past practice (ii) terminate the employment, change the title, office or position of any officers or of any of the Key Employees, or materially reduce the responsibilities of any such officers or Key Employee of the Companies, (iii) enter into, amend or extend the term of any employment or consulting agreement with, or issue any new Equity Interest to be held by, any officer, employee, or Consultant, (iv) enter into or negotiate any Contract or collective bargaining agreement with a labor union or other labor organization, works council, economic committee, union or similar body that would have the material effect of making any changes in the terms and conditions of employment or pension benefits of any employees or Consultants;

(g) Loans and Investments. Make any loans or advances (other than routine expense advances to employees of the Company consistent with past practice) to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances, or prepay any Company Debt;

(h) Intellectual Property. Transfer or license from any Person any rights to any Intellectual Property or transfer or license to any Person any rights to any Company Intellectual Property or transfer or provide a copy of any Company Source Code to any Person (including any current or former employee or consultant of the Company or any consultant or commercial partner of the Company) (other than providing access to Company Source Code to current employees and consultants of the Company involved in the development of the Company Products on a need to know basis in the ordinary course of business consistent with past practice);

(i) Patents. Take any action regarding a patent, patent application or other Company Owned Intellectual Property right, other than filing continuations for existing patent applications or completing or renewing registrations of existing patents, domain names, trademarks or service marks in the ordinary course of business consistent with past practice;

(j) Dispositions. Sell, lease, license or otherwise dispose of or permit to lapse any of its tangible or intangible assets, other than sales and nonexclusive licenses of the Company Products in the ordinary course of business consistent with past practice, except for sales, leases, licenses or other dispositions of Company Products in the ordinary course of business consistent with past practice, or dispositions of obsolete or worn-out assets;

(k) Indebtedness. Incur any Company Debt or guarantee any such indebtedness, other than deferred payments and suppliers credit in the ordinary course of business consistent with its past practice;

(l) Payment of Obligations. Pay, discharge or satisfy (i) any Liability to any Person who is an officer, director or Company Shareholder of the Company (other than compensation due for services as an officer or director) or (ii) any claim or Liability arising other than in the ordinary course of business consistent with past practice, or give any discount, accommodation or other concession other than in the ordinary course of business consistent with past practice, in order to accelerate or induce the collection of any receivable;

(m) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements;

(n) Insurance. Materially change the amount of, or terminate, any insurance coverage;

(o) Termination or Waiver. Cancel, release or waive any claims or rights held by the Company.

(p) Employee Benefit Plans; Pay Increases. (i) Adopt, terminate or amend any Company Employee Plan or other employee or compensation benefit plan except in each case as required under Applicable Law or pursuant to existing agreements or plans disclosed to Acquirer, or (ii) increase the salaries, wage rates, fees, or other compensation of its employees or Consultant.

(q) Lawsuits; Settlements. Commence a lawsuit or settle or agree to settle any pending or threatened lawsuit, other than for the routine collection of bills;

(r) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Companies (taken as a whole) or the Business, or enter into any Contract with respect to a joint venture, strategic alliance or partnership;

(s) Taxes. Make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes file any amendment to a federal, state, or foreign income Tax Return or any other material Tax Return unless required under Applicable Law, enter into any Tax sharing or similar agreement or closing agreement, assume any Liability for the Taxes of any other Person whether by Contract or otherwise, settle any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(t) Accounting. Change accounting methods or practices (including any change in depreciation or amortization policies) or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the ordinary course of business), except in each case as required by changes in GAAP as concurred with its independent accountants and after notice to Acquirer;

(u) Real Property. Enter into any agreement for the purchase, sale or lease, or for the extension of a current lease, of any real property;

(v) Encumbrances. Place or allow the creation of any Encumbrance on any of its properties;

(w) Warranties, Discounts. Materially change the manner in which it provides warranties, discounts or credits to customers;

(x) Interested Party Transactions. Enter into any Contract that, if entered prior to the Agreement Date, would be required to be listed on Schedule 2.15 of the Companies Disclosure Letter,; and

(y) Other. Take or agree in writing or otherwise to take any of the actions described in clauses (a) through (y) in this Section 5.2.

5.3 Restrictions on Conduct of the Companies Shareholders. Except as expressly set forth on Schedule 5.3 of the Companies Disclosure Letter or as Acquirer shall otherwise consent, during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing (such period, the “Pre-Closing Period”), each Companies Shareholder, on a several and not joint basis, hereby agrees, not to:

(a) Directly or indirectly, transfer, sell, exchange, pledge or otherwise dispose of or encumber any Equity Interest in the applicable Company or enter into any agreement relating thereto;

(b) Knowingly take any action that would (i) make any warranty made by such Company Shareholder or any of the Companies herein untrue or incorrect, or (ii) reasonably be expected to have the effect of impairing the ability of such Company Shareholder or any of the Companies to perform its, his or her obligations under this Agreement or preventing or materially delaying the consummation of any of the transactions contemplated by this Agreement or any other agreement contemplated by this Agreement.

5.4 Notices of Certain Events. Without limiting the generality of Section 5.2 and 5.3, during the Pre-Closing Period, each of the Companies and each Company Shareholder shall promptly notify Acquirer of:

(a) any notice or other communication received thereby from any Person alleging that the consent of such Person is or may be required in connection with the Share Purchase or this Agreement;

(b) any notice or other communication received thereby from any Governmental Entity (i) delivered in connection with the Share Purchase or this Agreement, or (ii) indicating that a Company Authorization is revoked or about to be revoked or that a Company Authorization is required in any jurisdiction in which such Company Authorization has not been obtained, which revocation or failure to obtain would reasonably be expected to be material to the applicable Company or to Acquirer, as the case may be; and

(c) any actions, suits, claims, investigations or proceedings commenced or, to their respective knowledge, threatened against, relating to or involving or otherwise affecting the Company that has come to the knowledge of such Person and that, if pending on the Agreement Date, would have been required to have been disclosed pursuant to the Agreement, and any ongoing material developments in any such actions, suits, claims, investigations or proceedings;

(d) any material inaccuracy in or material breach of any of their respective representations, warranties or covenants contained in this Agreement; and

(e) any event, condition, fact or circumstance not covered by clauses (a)-(c) above that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article VII impossible or unlikely.

Article VI
Additional Agreements

6.1 No Transactional Solicitation.

(a) During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing, none of the Companies, and each of the Companies Shareholders will, and none of the Companies, and each such Company Shareholder will authorize or permit any of their respective Representatives to (i) solicit, seek, initiate, encourage, entertain, positively respond to, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or is reasonably likely to lead to, an Acquisition Proposal, (ii) disclose to any person any non-public information relating to any of the Companies in connection with, or enter into, participate in, maintain or continue any discussions or negotiations regarding, any inquiry, expression of interest, proposal or offer that constitutes, or is reasonably likely to lead to, an Acquisition Proposal, (iii) agree to, accept, recommend or endorse (or publicly propose or announce any intention or desire to agree to, accept, recommend or endorse) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, or (v) submit any Acquisition Proposal to the vote of any Companies Shareholders. Each of the Companies, their respective Subsidiaries and Companies Shareholders will, and will cause their Representatives to, (A) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal and (B) immediately revoke or withdraw access of any Person (other than the applicable Company, the Acquirer and their respective Representatives) to any data room (virtual or actual) containing any non-public information with respect to any of the Companies or their respective Subsidiaries in connection with an Acquisition Proposal and request from each Person (other than Acquirer and its Representatives) the prompt return or destruction of all non-public information with respect to the Company previously provided to such Person in connection with an Acquisition Proposal.

(b) During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing, each of the Companies and each of Companies Shareholders shall promptly, and in any event within 3 Business Days, notify Acquirer orally and in writing after receipt by it (or, to the knowledge of it, by any of its Representatives), of (i) any Acquisition Proposal, (ii) any written proposal or offer that constitutes an Acquisition Proposal, or (iii) any other written notice that any Person is considering making an Acquisition Proposal. Such notice shall describe in reasonable detail the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request, to the extent known after reasonable inquiry. The sender of such notice shall keep Acquirer reasonably informed of the status and details of, and any material modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto. Each of the Companies shall provide Acquirer with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Board) of any meeting of its respective Board at which the Board is reasonably expected to discuss any Acquisition Proposal.

6.2 No Public Disclosure. Each Party hereto will not disclose to any Person the existence of this Agreement and the consummation of the transactions contemplated hereunder, and any and all press releases and other widely-disseminated public disclosure by a Party hereto concerning the existence or terms of this Agreement or the transactions contemplated hereby from and after the date hereof (and, solely, with respect to Acquirer, until the Closing Date) will be subject to prior coordination with, review by and approval of the other parties; except for (i) permitted disclosure to any of the Parties’ advisors and consultants on a need to know basis (such as accountants and legal counsels), (ii) to the extent a Party is required to make an announcement pursuant to any Applicable Law or stock exchange rule or court order, or (iii) to competent court, in order to enforce the provisions of this Agreement and/or any of the related and ancillary documents hereto; provided that in connection with (ii) and (iii), the disclosing party provides the other party a copy of such proposed disclosure and provides the other Party a reasonable period of time to review and provide comments to such disclosure. The provisions of this Section 6.2shall survive the termination of this Agreement or the Closing as applicable.

6.3 Reasonable Best Efforts. Each of the parties hereto agrees to use its reasonable best efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Share Purchase and the other Transactions, including the satisfaction of the respective conditions set forth in Article VII, and including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Share Purchase and the other Transactions.

6.4 Access to Information. During the Pre-Closing Period, (i) Each of the Companies shall afford Acquirer and its Representatives reasonable access during business hours to (A) the properties, personnel, books, Contracts and records of such Company and its Subsidiaries’ and (B) all other information concerning the business, properties and personnel of the Company and its Subsidiaries as Acquirer may reasonably request and (ii) Each of the Companies and their respective Subsidiaries shall provide to Acquirer and its Representatives true, correct and complete copies of such Company’s (A) internal financial statements, (B) Tax Returns, Tax elections and all other records and workpapers relating to Taxes, (C) a schedule of any deferred intercompany gain or loss with respect to transactions to which such Company or its Subsidiaries has been a party and (D) receipts for any Taxes paid to foreign Tax Authorities. Subject to compliance with Applicable Law, from the Agreement Date and during the Pre-Closing Period, each of the Companies shall confer from time to time as requested by Acquirer with one or more Representatives of Acquirer to discuss any material changes or developments in the operational matters of such Company and each of its Subsidiaries and the general status of the ongoing operations of such Company and each of its Subsidiaries. No information or knowledge obtained by Acquirer or any of its Representatives during the pendency of the Transactions in any investigation pursuant to this Section 6.4 shall affect or be deemed to modify any representation, warranty, covenant, agreement, obligation or condition set forth herein.

6.5 Spreadsheet. Each of the Companies shall prepare and deliver to Acquirer, in accordance with this Section 6.5, a spreadsheet (certified by such Company’s Chief Executive Officer) (the “Spreadsheet”) in form and substance similar to Schedule 6.5, which spreadsheet shall be dated as of the Closing Date and shall set forth all of the following information (in addition to the other required data and information specified therein and in this Agreement), as of immediately prior to the Closing:

(a) the names of all Company Shareholders and their respective e-mail addresses and country and state of residence;

(b) the number, class and series of Company Shares held by such Persons and, in the case of outstanding shares, the respective certificate numbers;

(c) the calculation of each portion of the Aggregate Consideration and the allocation thereof between each Company Shareholders, and the Pro Rata Share of each Company Shareholder;

(d) the calculation of (i) the Company Net Working Capital (including: (A) the Company’s balance sheet as of the Closing prepared on a consistent basis with the Company Balance Sheet, (B) an itemized list of each element of the Company’s consolidated current assets and (C) an itemized list of each element of the Company’s consolidated total current liabilities), (ii) Company Cash, (iii) any Transaction Expenses and the Person to whom such Transaction Expense is owed, (iv) an itemized list of each item of Company Debt and the Person to whom such Company Debt is owed, and (v) the Closing Net Working Capital Adjustment (the “Financial Adjustments Calculation”);

(e) a funds flow memorandum setting forth applicable wire transfer instructions and other information reasonably requested by Acquirer; and

(f) a bank extract evidencing the Cash Balance Covenant.

6.6 Tax Matters.

(a) Tax Returns.

(i) The Companies shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to each Company (taking into account all extensions properly obtained) on or prior to the Closing Date (“Company Prepared Returns”), and timely pay all Taxes shown as due on such Tax Returns. Each Company Prepared Return shall be prepared and filed in a manner consistent with past practice, unless otherwise required by law. Each Company Prepared Return shall be submitted to Acquirer for Acquirer’s review and comment, in the case of an income Tax Return, at least ten (10) days prior to the due date thereof (taking into account all extensions properly obtained) and in the case of a non-income Tax Return, as soon as is reasonably practicable prior to the due date thereof (taking into account all extensions properly obtained). The Companies shall consider in good faith any reasonable comments made by Acquirer in such Company Prepared Return prior to filing, provided, however, that (i) no such comments shall delay the timely filing of any Tax Return, and (ii) the Companies shall not be required to adopt any Tax position that is inconsistent with past practice or that could reasonably be expected to adversely affect the Tax position or liability of the Companies’ Shareholders after the Closing.

(ii) Acquirer shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to each Company (taking into account all extensions properly obtained) after the Closing Date for any Pre-Closing Tax Period or Straddle Period (“Acquirer Prepared Return”). Each Acquirer Prepared Return shall be submitted to the Shareholders’ Agent for the Shareholders’ Agent’s review and comment, in the case of an income Tax Return, at least twenty (20) Business Days prior to the due date thereof (taking into account all extensions properly obtained) and in the case of a non-income Tax Return, as soon as is reasonably practicable prior to the due date thereof (taking into account all extensions properly obtained). Acquirer shall consider in good faith any reasonable comments made by the Shareholders’ Agent in such Acquirer Prepared Return prior to filing, and in the event of a disagreement regarding any such comments, the Acquirer’s position shall prevail (without derogating from their indemnification obligations hereunder). Without duplication, and to the extent that sufficient accrual for such Pre-Closing Tax amounts were not set aside by each Company or the Subsidiaries and not taken into account in calculating the applicable Company Debt, the Companies Shareholders shall pay to the applicable Company, or cause to be paid, all Pre-Closing Tax amounts due with respect to such Tax Returns in accordance with the provisions of Article IX.

(iii) Tax Contests. Each party shall notify each other after acquiring knowledge of any inquiry, claim, audit, assessment, proceeding or similar event with respect to any Taxes of each Company for a Pre-Closing Tax Period (any such inquiry, claim, audit, assessment, proceeding or similar event, a “Tax Contest”). Any failure to so notify the Shareholders’ Agent or the Companies Shareholders of any Tax Contest shall not relieve the Companies Shareholders of any liability with respect to such Tax Contest except to the extent that such failure shall have materially prejudiced the defense of such Tax Contest. Acquirer shall control any Tax Contest and defend such Tax Contest in good faith as if it were the only party in interest; provided, however, that, with respect to any Tax Contest that would reasonably be expected to result in Pre-Closing Taxes for which the Companies Shareholders are liable, (i) Acquirer shall keep the Shareholders’ Agent reasonably informed of the progress of such Tax Contest, (ii) Acquirer shall provide the Shareholders’ Agent the opportunity to participate and be involved in the defense of such Tax Contest at the Companies Shareholders’ expense; and (iii) Acquirer shall not settle or compromise such Tax Contest without the Shareholders’ Agent prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed. In the event of any conflict between this Section 6.6(iii) and Section 9.9, this Section 6.6(iii) shall control.

(b) Tax Cooperation. Each of Acquirer, the Shareholders’ Agent and the Companies Shareholders, and each Company shall cooperate fully, as and to the extent reasonably requested by any of the others, in connection with the filing of Tax Returns and any Legal Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon request therefor) the provision of records and information reasonably relevant to any such Legal Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Acquirer, the Companies and its Subsidiaries, the Shareholders’ Agent and the Companies Shareholders agree to retain all material books and records with respect to Tax matters pertinent to each Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority. Notwithstanding the foregoing, Acquirer shall not destroy or dispose of any books, records, or documents relating to any Pre-Closing Tax period for which indemnification may still be required hereunder without first providing the Shareholders’ Agent with at least sixty (60) days’ prior written notice and the opportunity to copy or take possession of such records at the Companies’ Shareholders’ expense.

(c) Intended Tax Treatment. The parties intend that the Share Purchase be a Taxable transaction for U.S. federal income Tax purposes, including with respect to the Aggregate Consideration, the Holdback Amount, the Holdback Interim Amount and the Escrow Amount, as applicable, and will so treat the Share Purchase unless otherwise required by a determination within the meaning of Section 1313 of the Code. Notwithstanding the foregoing, each party hereto is relying solely on the advice of his, her or its own Tax advisors with respect to the Tax consequences of the Transactions.

(d) Straddle Period Apportionment. In the case of any Taxes of each Company or its Subsidiaries that are imposed on a periodic basis and that are payable for a Taxable period that includes (but does not end on) the Closing Date, such Taxes shall (i) in the case of property, ad valorem or other Taxes that accrue based upon the passage of time, be deemed to be Pre-Closing Taxes in an amount equal to the amount of such Taxes for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Taxable period through and including the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (ii) in the case of any other Taxes, be deemed to be Pre-Closing Taxes in an amount equal to the amount of Taxes that would be payable if the relevant Taxable period ended on the Closing Date (and for such purpose, the taxable period of any partnership, other pass through entity or any non-U.S. entity owned by each Company shall be deemed to terminate at such time). Any credits or deductions relating to a Taxable period that includes (but does not end on) the Closing Date shall be taken into account on a basis consistent with the assumption in clauses (i) and (ii) above.

(e) Post-Closing Actions. Acquirer and its Affiliates (including on or after the Closing Date, each Company) shall not, without prior consultation with the Shareholders’ Agent , (i) make, revoke, or change any Tax election or Tax accounting method or practice, (ii) file, re-file, amend or otherwise modify any Tax Return or (iii) extend or waive any statute of limitations or other period for the assessment of any Tax or deficiency related to a Tax Return of or with respect to the Company for any taxable period or portion thereof ending on or prior to the Closing Date; (iv) enter into any closing agreement, initiate any voluntary disclosure process or similar process with any Governmental Entity, surrender any right to claim a refund of Taxes, or extend or waive the limitation period applicable to any Tax proceeding, in each case with respect to, or that has (or could reasonably be expected to have) a retroactive effect with respect to each Company and/or its Subsidiaries that relates to a Pre-Closing Tax Period (or portion of a Straddle Period ending on the Closing Date as determined in accordance with Section (d)).

(f) With respect to the Polish Company, following the Closing, the Acquirer, the Polish Shareholders and the Polish Company shall take, or cause to be taken, all actions and make all filings, registrations and notifications required or reasonably necessary under Applicable Law to reflect and implement the transactions contemplated by this Agreement, including, as applicable: (i) updating all corporate books and records of the Polish Company to reflect the Acquirer as its sole shareholder, including the share ledger, the list of shareholders and the list of persons entitled to appoint members of the Management Board; (ii) making any required filings with the Polish National Court Register (KRS); (iii) making any required filings or updates with the Polish Central Register of Beneficial Owners (CRBR); (iv) making any required filings, notifications or applications with the Polish Minister of the Interior and Administration in connection with the change of ownership or control of the Polish Company and/or any concession, licence, permit or other authorization held by the Polish Company; (v) making any other regulatory filings or notifications resulting from the transactions contemplated by this Agreement; and (vi) taking any other corporate, regulatory or administrative actions required or reasonably necessary to give effect to, or reflect, the transactions contemplated by this Agreement with respect to the Polish Company.

Following the Closing, the existing members of the Management Board of the Polish Company shall fully cooperate with the Acquirer and any attorneys-in-fact, legal counsel or other representatives designated by the Acquirer in connection with the implementation of the transactions contemplated by this Agreement, including any of the actions, filings, registrations and notifications referred to above.

Without limiting the foregoing, the existing members of the Management Board shall use their best efforts, in accordance with any request by the Acquirer or any such attorney-in-fact or representative to: (i) execute and deliver any applications, notifications, statements, confirmations, powers of attorney and other documents; (ii) provide any information, records or assistance; (iii) make, or assist with the making of, any filings, registrations, notifications or applications; (iv) provide any additional documents, explanations or information requested by any competent authority; and (v) supplement, correct, re-submit or otherwise remedy any filing, application or other document, in each case as may be required or reasonably necessary to ensure that all relevant corporate, regulatory and administrative actions relating to the transactions contemplated by this Agreement are duly and timely completed.

The existing members of the Management Board shall not unreasonably withhold, condition or delay any signature, consent, confirmation, information, document or other cooperation required for any of the foregoing purposes and shall not take, or omit to take, any action that could reasonably be expected to prevent, prejudice, delay or otherwise interfere with the implementation, registration or effectiveness of the transactions contemplated by this Agreement.

Following the Closing, the existing members of the Management Board shall use their best efforts to promptly provide, or procure that the Acquirer and its designated representatives are provided with, full access to and control over all books, records, documents, accounts and other information relating to the Polish Company, including all originals in their possession or control and, in particular, the Polish Company’s corporate books and records, accounting and tax records, bank accounts and banking documentation, agreements, permits, licences, concessions and other regulatory documentation, employment records, insurance documentation, correspondence with governmental authorities and other material business records.

The existing members of the Management Board shall also promptly provide all cooperation reasonably requested by the Acquirer to obtain, update or change any access rights, authorisations, mandates, signatories and user permissions relating to the Polish Company’s bank accounts, electronic banking, governmental and regulatory systems, accounting systems and other material systems used by the Polish Company, and shall execute and deliver all documents and take all actions reasonably required for such purposes. No books, records, documents or other information relating to the Polish Company shall be removed, destroyed, deleted, altered, concealed or withheld without the Acquirer’s prior written consent, except as required by Applicable Law.

Following the Closing, the existing members of the Management Board shall not take any action outside the ordinary course of business of the Polish Company, and, without the Acquirer’s prior written consent or outside the written guidelines provided by Acquirer, enter into any material commitment on behalf of the Polish Company, dispose of or encumber any material asset of the Polish Company, incur any material liability, grant or revoke any power of attorney, make any material change to the Polish Company’s corporate records or regulatory status, or take any other action that could reasonably be expected to adversely affect the Polish Company or the Acquirer’s ownership or control thereof, except to the extent required by Applicable Law.

6.7 The Companies Shareholders shall be entitled to refunds actually received by the Companies following the Closing Date that relate to a Pre-Closing Tax Period, net of any reasonable costs or Taxes incurred by the applicable Company as a result of (i) such Tax refund requests described in Schedule 6.7 of the Company Disclosure Letter, and (ii) income Tax refunds (any such net amount as a result to the foregoing (i) and (ii), a “Tax Refund”). Acquirer shall pay, or cause to be paid, to the Companies Shareholders any such Tax Refund promptly after receipt of the applicable Tax Refund. If any such Tax Refund is subsequently disallowed (including any and all penalties, interest, additions to Tax, and other associated costs), the Companies Shareholders shall promptly reimburse Acquirer for any such amount, which shall be subject to the indemnification obligations under Section 6.6. Acquirer makes no undertaking that any such Tax Refund shall be actually obtained and shall have no obligation in connection therewith.

6.8 Director Resignations. Prior to the Closing and other than as set forth herein, each of the Companies shall cause each director of the Company to execute and deliver a Company D&O Resignation Letter, effectuating his or her resignation from such position as a member of the board of directors (although not as an employee) effective as of the Closing.

6.9 Tax Rulings. The Company through its legal and accounting representatives in cooperation with Acquirer, through its legal and accounting representatives, as soon as practicable following the date of this Agreement, will approach the ITA with an application for a ruling in relation to the Israeli Tax treatment of the exchange of Company Shares for Acquirer Common Stock, to confirm, among other things, that certain shareholders who are covered by such ruling (each, a “Covered Seller”) may defer any applicable Israeli Tax with respect to any consideration in Acquirer Common Stock that such Covered Seller will receive pursuant to this Agreement, in accordance with the provisions of Section 104H of the Ordinance or as otherwise determined by the ITA, and that Acquirer, the Company, the 104H Trustee, and their respective agents shall be exempt from any Israeli Tax withholding obligation in connection with the issuance of Acquirer Common Stock (the “104H Tax Ruling”). It is agreed that, in connection therewith, Acquirer shall not object to any restrictions, conditions or obligations that are either statutorily required pursuant to Section 104H or other applicable sections of the Israeli Income Tax Ordinance, or are otherwise customary conditions regularly associated with such a ruling or reasonably required by the ITA, including the deposit of the new Acquirer Common Stock with a designated 104H trustee. If the 104H Tax Ruling is not granted by the Closing Date, the Company might seek to receive prior to such date an interim tax ruling confirming, among others, that the cancellation and exchange of the Company’s Shares as part of the transaction shall not constitute a taxable event, and (ii) the Acquirer and any Person acting on its behalf (including the 104H Trustee) shall be exempt from Israeli withholding Tax in relation to issuance of Acquirer Common Stock in exchange for the Company’s Shares in connection with the Transaction, which interim tax ruling may be subject to customary conditions regularly associated with such an interim tax ruling (the “Interim 104H Tax Ruling”). To the extent the Interim 104H Tax Ruling is obtained, all references herein to the Interim 104H Tax Ruling shall be deemed to refer to such interim ruling, until such time that a final definitive Interim 104H Tax Ruling is obtained. The Company and Acquirer shall keep each other updated on any written or oral submission and any discussions or meetings with the ITA relating to the 104H Tax Ruling or the Interim 104H Tax Ruling (as applicable). For the avoidance of doubt, the Company and its legal and accounting Representatives shall not make any application to the ITA with respect to any matter relating to the 104H Tax Ruling or the Interim 104H Tax Ruling (as applicable), without granting the Acquirer’s Israeli legal counsel the opportunity to review, comment on and approve the draft application of the 104H Tax Ruling and the Interim 104H Tax Ruling, and the final text thereof (which approval shall not be unreasonably withheld, delayed or conditioned).

6.10 Restrictive Covenants. Without derogating from, and in addition to, any undertaking under the Retention and Employment Agreements or any other existing Contract, each of the Companies Shareholder undertakes and agrees towards the applicable Company and the Acquirer, effective commencing as of the Closing, as follows:

(a) Confidentiality. To keep secret and to treat with confidentiality the Confidential Information and not to disclose any Confidential Information to any person or entity whatsoever or to use any Confidential Information for any purpose whatsoever, except for the benefit of the Company and only in performance of their duties on behalf of each Company (if applicable); provided, however, that nothing in this Section 6.10(a) shall prohibit disclosure of Confidential Information to the extent that: (i) such information is or becomes generally available to the public other than as a result of a breach of this Section 6.10, or (ii) such disclosure is made to the applicable Company Shareholder’s attorneys, accountants, auditors, consultants, financing sources and other professional advisors, in each case on a need-to-know basis and subject to customary confidentiality obligations; (iii) such disclosure is required by Applicable Law, order of a court or other Governmental Entity, or the rules of any stock exchange or trading market, provided that, to the extent legally permitted, the applicable Company Shareholder shall give prompt prior written notice to Acquirer and the Company and reasonably cooperate, at the Company’s expense, with any efforts to obtain confidential treatment or a protective order; or (iv) such disclosure or use is reasonably necessary for the enforcement of this Agreement or any other Transaction Document or in connection with any dispute, claim or proceeding arising out of or relating to this Agreement, any other Transaction Document or the Transactions.

(b) Non-Compete. Each of the Companies Shareholders undertakes that during the period commencing on the Closing Date and ending upon the 4th anniversary of the Closing Date (“Restricted Period”), such Companies Shareholder will not, and will cause its Affiliates not to, compete in the Company Business anywhere in the world. For the purposes of this Agreement, the term “compete” shall mean engaging or having any interest, directly or indirectly through any Affiliate, partnership, joint venture or agent (other than Acquirer or each Company), for its own account or as an owner, shareholder, operator, manager, employee, officer, director, partner, venture partner, investor, advisor, consultant or similar capacity of or to any Person.

(c) Non-Solicitation. During the period commencing on the date hereof and ending upon expiration of the Restricted Period, each of the Companies Shareholders covenants and agrees not to (and cause its Affiliates not to): (i) solicit, seek to employ or seek to retain the services of any Person who is at that time or was within the previous one (1) year an employee, consultant or contractor, or employee of such a consultant or contractor (other than attorneys, accountants, auditors or similar professional service providers) (any such Person, a “Subject Person”), (ii) persuade, induce or attempt to persuade or induce any Subject Person to leave his/her employment or to refrain from providing services to such party or (iii) cause or authorize any Person to do any of the foregoing;

(d) Non-Disparagement & Non-Interfere. Each of the Companies Shareholders will not, and will cause such Companies Shareholders’ respective Affiliates not to, directly or indirectly, make or publish any statement or communication which is false or disparaging with respect to Acquirer, each Company, their respective Affiliates or any direct or indirect shareholders, officers, directors, members, managers, employees or agents. Such Companies Shareholder further agree that during the Restricted Period not to, and cause such Companies Shareholder’s Affiliates not to, directly or indirectly, induce, or attempt to induce, any consultant, contractor, sub-contractor, customer, client, distributor, supplier, vendor, manufacturer, representative, agent, venturer, co-venturer or other Person transacting business with each Company to reduce or cease doing business with such Company, or in any way to interfere with the relationship between any such Person, on the one hand, and each Company, on the other hand.

(e) Enforcement. The Parties intend that the provisions of this Section 6.9be enforced to the fullest extent permissible under Applicable Law in each jurisdiction where enforcement may be sought, and that the unenforceability of any provision shall not impair the remainder of this Section 6.10. If any court determines that the restrictions are unreasonable, the Parties agree that such court may substitute the maximum reasonable period, scope or geographic area and revise the restrictions to cover the maximum extent permitted by law. Each of the Companies Shareholders acknowledges that these restrictive covenants, including their duration, are necessary to protect the proprietary interests and legitimate business interests of the other Parties, and that the Aggregate Consideration payable to such Companies Shareholder hereunder constitutes also consideration for the Companies Shareholder’s obligations under this Section 6.10. The covenants and obligations of the Companies Shareholders set forth in this Section 6.10 shall be construed as independent of any other provision herein and of any other agreement or arrangement among the Parties and the existence of any claim or cause of action by any Party against any other Party or any of their Affiliates, whether based on another provision of this Agreement or a separate agreement, shall not constitute a defense to the enforcement of such covenants or obligations against such Party.

6.11 Continuing Engagement Covenant.

(a) Without derogating from the provisions of his Retention and Employment Agreement, Mr. Amir Geva hereby covenants and agrees not to terminate his engagement with the applicable Company during the period of three (3) years from the Closing Date, except in the event of Good Reason (the “Engagement Undertaking”).

(b) In the event that Mr. Amir Geva shall breach the Engagement Undertaking, or if Acquirer or the applicable Company shall terminate Amir Geva’s employment for Cause (as defined in this Agreement), then such Companies Shareholders shall be required to pay Acquirer, as a liquidated damage and without any need to demonstrate actual costs, damages or other losses, such amounts as set forth in Schedule 6.11(b).

(c) Notwithstanding anything to the contrary in this Agreement, the payment of liquidated damages pursuant to this Section 6.11shall constitute the Acquirer’s sole and exclusive remedy for any breach of the Engagement Undertaking set forth in this Section 6.11.

6.12 Prosupp Information. Each Company and the Companies Shareholders shall furnish all information as may be reasonably requested by the Acquirer in connection with the preparation, filing and distribution of each Prosupp. Such information supplied or to be supplied by each Company or any Companies Shareholders for inclusion in a Prosupp: (i) will comply as to form in all material respects with the provisions of Form S-3 and Rule 424(b)(7) under the Securities Act and (ii) not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading as of the date of the Prosupp and/or the date of any additional supplement thereto.

6.13 Company Financial Statements. Each Company shall, and the Companies Shareholders shall cause the applicable Company to cooperate, prior to the Closing Date with the Acquirer to: (i) initiate and make substantial progress in the process of (a) preparing the audited financial statements for the calendar year 2024 in accordance with U.S. generally accepted accounting principles in accordance with U.S. Generally Accepted Auditing Standards (U.S. GAAS) and (b) preparing the audited financial statements for the calendar year ended December 31, 2025] in accordance with U.S. GAAS; in each case, as required under applicable U.S. securities laws and regulations, including but not limited to the Securities Act and the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder by the SEC, to the Acquirer’s satisfaction (collectively, the “GAAS Financials”); and (ii) at Acquirer’s cost, has secured the engagement of the applicable Company’s auditor, to support such Company in preparing, and in auditing or reviewing, as applicable, the year end GAAS Financials and reviewing the six month GAAS Financials. Each Company agrees and undertakes that, on the Closing Date, each Company shall be in a position that shall allow it to finalize and conclude such GAAS Financials, including the audit or review thereof, as applicable, within a period of 60 days following the Closing Date.

6.14 Removal of Personal Guarantees.

(a) Acquirer hereby undertakes to take all reasonable actions, subject to the full cooperation of the applicable Company Shareholder, to remove, extinguish and terminate or replace, without any further Liability to such Company Shareholder, the personal guarantees detailed in Sections 2.18(a)(xx) of the Companies Disclosure Letter (the “Personal Guarantees”). Each Company Shareholder shall assist the Company and Acquirer with the removal of any Personal Guarantee, upon request by the Company and/or Acquirer.

(b) Following the Closing Date, subject to the full cooperation of the applicable Company Shareholder with the removal, extinguishment and termination or replacement process, Acquirer shall fully reimburse the Company Shareholder of the Israeli Company, within a reasonable period, for any amounts such Company Shareholder is required to pay after the Closing for events or circumstances pursuant to any Personal Guarantee and which are not Indemnifiable Damages hereunder, provided that such Company Shareholder has provided Acquirer with written notice at least 14 days prior to any such payment and has fully cooperated with Acquirer with any attempt to prevent such payment.

Article VII
Conditions to the Share Purchase

7.1 Conditions to Obligations of Each Party to Effect the Share Purchase. The respective obligations of each party hereto to consummate the Transactions shall be subject to the satisfaction or waiver in writing (by each of Acquirer and the Company, as applicable) at or prior to the Closing of each of the following conditions:

(a) Illegality. No Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Share Purchase shall be in effect, and no action shall have been taken by any Governmental Entity seeking any of the foregoing, and no Applicable Law or Order shall have been enacted, entered, enforced or deemed applicable to the Share Purchase (and not rescinded or repealed) that makes the consummation of the Share Purchase illegal.

(b) Governmental Approvals. Acquirer and the Company shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the Share Purchase and the other Transactions.

7.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Transactions shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions (it being understood and agreed that each such condition is solely for the benefit of the Company and may be waived by the Company in writing in its sole discretion without notice or Liability to any Person):

(a) Representations, Warranties and Covenants. The representations and warranties made by Acquirer herein shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates). Acquirer shall have performed and complied in all material respects with all covenants, agreements and obligations herein required to be performed and complied with by them at or prior to the Closing.

(b) Receipt of Closing Deliveries. The Company shall have received each of the agreements, instruments, certificates and other documents set forth in Section 1.2(a).

7.3 Additional Conditions to the Obligations of Acquirer. The obligations of Acquirer to consummate the Transactions shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions (it being understood and agreed that each such condition is solely for the benefit of Acquirer and may be waived by Acquirer in writing in its sole discretion without notice or Liability to any Person):

(a) Representations, Warranties and Covenants. The representations and warranties made by the Companies and the Companies Shareholders herein, as applicable, (i) which are Special Representations, or qualified by materiality or Material Adverse Effect, shall be true, correct and complete in all respects as of the Agreement Date and as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), (ii) set forth in Article II (other than the Special Representations and other than any representations and warranties qualified by materiality or Material Adverse Effect) shall be true, correct and complete as of the Agreement Date and in all material respects as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date). The Companies and each of the Companies Shareholders shall have performed and complied in all material respects with all covenants, agreements and obligations herein required to be performed and complied with by each Company and the Companies Shareholder at or prior to the Closing.

(b) Receipt of Closing Deliveries. Acquirer shall have received each of the agreements, instruments, certificates and other documents set forth in Section 1.2(b), which shall be in full force and effect such that the acquisition of both Companies shall be consummated simultaneously and at Closing the Acquirer shall simultaneously become the sole shareholder of both the Israeli Company and the Polish Company.

(c) Companies Shareholder Consent. The Shareholder Consent of both Companies shall remain in full force and effect and shall not have been revoked.

(d) Injunctions or Restraints on Conduct of Business. No Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition limiting or restricting Acquirer’s ownership, conduct or operation of the Business following the Closing shall be in effect, and no Legal Proceeding seeking any of the foregoing, in connection with the Share Purchase or prohibiting or limiting the consummation of the Share Purchase shall be pending or threatened.

(e) No Legal Proceedings. No Governmental Entity or other Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with Share Purchase or seeking to prohibit or limit the exercise by Acquirer of any material right pertaining to ownership of Equity Interests of the Company.

(f) No Material Adverse Effect. There shall not have occurred a Material Adverse Effect with respect to any of the Companies and any of their Subsidiaries (taken as a whole).

(g) [reserved]

(h) Shareholders’ Register. Each Company shall have delivered (i) a copy of the Company’s updated shareholders’ register evidencing the holdings in the Company immediately following the Closing certified by an authorized director of the Company and attached hereto as Exhibit I and (ii) a share certificate registered in the name of Acquirer, representing ownership of one hundred percent (100%) of such Company Shares.

(i) No fewer than 90% of the employees and Consultant of the Israeli Company and its Subsidiaries and no fewer than 90% of the employees and Consultant of the Polish Company and its Subsidiaries and the Key Employees, shall have continued to be engaged by the applicable Company as of immediately following the Closing.

(j) D&O Insurance Policy. Each Company shall, on or prior to the Closing Date, purchase tail insurance coverage for the D&O Indemnitees (“D&O Tail Policy”), the cost of which shall constitute a Transaction Expense, to become effective at the Closing, which shall provide the D&O Indemnitees with coverage for seven (7) years following the Closing Date for acts and omissions occurring prior to the Closing, including in connection with the Transactions, on terms not materially less favorable (including the amount of coverage) as in effect for each Company as of immediately prior to the Closing Date and reasonably satisfactory to Acquirer.

(k) Specific Closing Matters. The Closing matters set out in Schedule 7.3(k)attached hereto have been received or waived by the Acquirer.

Article VIII
Termination

8.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the Share Purchase abandoned by authorized action taken by the terminating party: by mutual written consent duly authorized by Acquirer and the Companies;

(a) by Acquirer, on the one hand, or the Companies, on the other hand, by written notice to the other, if the Closing shall not have occurred on or before September 30, 2026, provided however, that to the extent that the only conditions not fulfilled are the approval(s) of any Governmental Entities, then an additional 30-day period, or such other date that Acquirer and the Companies may agree upon in writing (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 1.1(a) shall not be available to any party whose material breach of any covenant, agreement or obligation hereunder shall have been the principal cause of, or shall have directly resulted in, the failure of the Closing to occur on or before the Termination Date;

(b) by Acquirer, on the one hand, or the Companies, on the other hand, by written notice to the other if any Order of a Governmental Entity of competent authority preventing the consummation of the Share Purchase shall have become final and non-appealable;

(c) by Acquirer, by written notice to the Companies, if (i) there shall have been an inaccuracy or breach of any representation or warranty made by, or a breach of any covenant, agreement or obligation of any Company or any of the Companies Shareholders herein, and such inaccuracy or breach shall not have been cured within ten (10) Business Days after receipt by the applicable Company of written notice of such inaccuracy or breach and, if not cured within such period and at or prior to the Closing, such would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.3 to be satisfied (provided, that no such cure period shall be available or applicable to any such inaccuracy or breach that by its nature cannot be cured), (ii) there shall have been a Material Adverse Effect with respect to any Company separately and its respective Subsidiaries, taken as a whole or (iii) any of the Companies shall have materially breached Section 5.1 or 5.2, and such breach shall not have been cured within five (5) Business Days if capable of cure after receipt by the applicable Company of written notice of such breach; or

(d) by the Companies, by written notice to Acquirer, if there shall have been an inaccuracy in or breach of any representation or warranty made by, or a breach of any covenant, agreement or obligation of, Acquirer herein and such inaccuracy or breach shall not have been cured within ten (10) Business Days after receipt by Acquirer of written notice of such inaccuracy or breach and, if not cured within such period and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.2 to be satisfied (provided, that no such cure period shall be available or applicable to any such inaccuracy or breach that by its nature cannot be cured);

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no Liability on the part of Acquirer, the Company, the Shareholders’ Agent or their respective officers, directors, shareholders or Affiliates; provided, that (i) Section 6.2 (Public Disclosure), this Section 8.2 (Effect of Termination), Article X (General Provisions) and any related definition provisions in or referenced in Exhibit A and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any party hereto from Liability in connection with any material breach, intentional misrepresentation made by, or a willful breach of any covenant, agreement or obligation of, such party herein.

Article IX
Indemnification

9.1 Indemnification.

(a) Subject to the limitations set forth in this Article IX, from and after the Closing, the Indemnifying Parties shall severally but not jointly, in proportion to each such Indemnifying Party’s Pro Rata Share (except that (1) any claims from the Escrow Account, the Holdback Amount, and/or, solely with respect to the Collection Shortfall also the Holdback Interim Amount, may be made on a several and joint basis; and (2) with respect to any breach of any representations, warranty or covenants of, or fraud by, any individual Indemnifying Party, as provided and to the extent included in the following clauses (i), (ii) and (ix), such Indemnifying Party shall severally be liable for the entire indemnification amount), indemnify and hold harmless Acquirer, the Companies and their respective officers, directors, agents and employees, and each Person, if any, who controls Acquirer within the meaning of the Securities Act (each of the foregoing being referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against, and shall compensate and reimburse each Indemnified Person for, any and all losses, liabilities, damages, claims, fees, Taxes, interest, out-of-pocket costs and expenses, including costs of investigation and defense and reasonable fees and expenses of counsel, experts and other professionals, directly or indirectly, whether or not due to a Third-Party Claim, but expressly excluding any consequential (unless reasonably foreseeable), indirect, special, incidental, punitive or exemplary damages (provided that third party claims for indirect, consequential, special, exemplary or punitive damage, awarded by a competent court in accordance with this Section 9, shall be deemed direct damages for purposes hereof) (collectively, “Indemnifiable Damages”), arising out of, resulting from or in connection with:

(i) any failure of any representation or warranty made by any Company or by such Indemnifying Party in this Agreement or in the Companies Disclosure Letter (including any exhibit to or schedule thereof) or in any certificate required to be delivered by any Company to Acquirer at the Closing pursuant to any provision of this Agreement, to be true and correct (I) as of the Agreement Date (except in the case of representations and warranties that by their terms speak only as of a specified date or dates, which representations and warranties shall be true and correct as of such date or dates) or (II) as of the Closing Date (if such date is later than the Agreement Date) as though such representation or warranty were made as of the Closing Date (except in the case of representations and warranties that by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date or dates);

(ii) any breach of, or default in connection with, any of the covenants, agreements or obligations made by any Company or such Indemnifying Party herein or in any other agreements contemplated by the Transaction Documents;

(iii) any inaccuracies in the Spreadsheet, including any inaccuracies in the Financial Adjustments Calculation and/or failures to meet any of the Additional Financial Covenants;

(iv) any claims or threatened claims by (A) any current or former holder or alleged current or former holder of any Equity Interests of any Company or its Subsidiaries (in each case, including any predecessors thereof), arising out of, resulting from or in connection with (I) the Transactions or this Agreement, including the allocation of the Aggregate Consideration or any portion thereof, or (II) such Person’s status or alleged status as a holder of Equity Interests of any Company or its Subsidiaries (in each case, including any predecessors thereof) at any time at or prior to the Closing, whether for breach of fiduciary duty or otherwise, (B) any Person to the effect that such Person is entitled to any Equity Interest of Acquirer or any Company or any payment in connection with the Transactions other than as specifically set forth on the Spreadsheet or (C) any Person with respect to any plan, policy or Contract providing for compensation to any Person in the form of Equity Interests with respect to participation in such plan; provided, however, that the aggregate Indemnifiable Damages for which the Indemnifying Parties shall be liable in connection with any Indemnified Party’s out-of-pocket costs and expenses, including costs of investigation and defense, and reasonable fees of counsels, experts and other professionals, incurred as a result of any threatened or alleged claim or right asserted by any Person that is not an Indemnified Person relating to any breach or alleged breach or any other matter referred to in this clause (iv) shall not exceed $100,000 excluding any losses incurred as a result of leading the defense of such matter in court or before any other judicial instance and/or to the extent such Person making the claim shall prevail (all of the foregoing, without however derogating from any indemnification right under clause (i) above).

(v) disregarding any disclosures in the Companies Disclosure Letter, any Pre-Closing Taxes to the extent not taken into account in calculating the Company Debt, including for the avoidance of doubt and without duplication any Tax withholding and VAT imposed in connection with (i) any Company Shares, (ii) any loans made between any Company, its Shareholders and/or any of its Subsidiaries, and (iii) any capital contribution made by any Company to any of its Subsidiaries;

(vi) any fraud, intentional misrepresentation or willful misconduct by or on behalf of any Company or such Indemnifying Party in connection with or affecting the Transaction;

(vii) claims by or purportedly on behalf of a Company Shareholder related to or in connection with the invalidity of the signing/execution of this Agreement;

(viii) any claim or right asserted by any Person that is not an Indemnified Person relating to any breach or alleged breach or any other matter referred to in any of clauses of Section 1.1(a) above; and

(ix) any claim or right asserted by any Person as a result of the lack or improper implementation of the provisions of Section 14 Arrangement (including failure to make any payments or deposits) in connection with such Person’s employment by the Israeli Company.

(b) Materiality and knowledge standards or qualifications, qualifications or requirements that a matter be or not be “reasonably expected” or “reasonably likely” to occur and qualifications by reference to the defined term “Material Adverse Effect” in any representation, warranty, covenant, agreement or obligation shall be deemed to be made without such qualification or limitation for purposes of determining the amount of any Indemnifiable Damages, but not for determining the existence of Indemnifiable Damages.

(c) Notwithstanding anything to the contrary herein, the Company Shareholder of the Israeli Company hereby irrevocably acknowledges, in light of the Headline Price Ratio (namely the fact that the Companies Shareholders of the Polish Company shall receive their entire share of such consideration from the Closing Cash Consideration), that any indemnification of the Indemnified Persons from the Escrow Account, the Holdback Amount, and/or, the Holdback Interim Amount, for 100% of the applicable Indemnifiable Damages, shall be made solely by the Israeli Company Shareholder, and irrevocably waives any claim or defense against Acquirer or any other Indemnified Person in this respect.

9.2 Indemnification by Acquirer.

(a) Subject to the other terms and conditions of this Article IX, from and after the Closing, Acquirer shall indemnify and hold harmless each of the Company Shareholders and their respective Affiliates (collectively, the “Shareholder Indemnified Person”) from and against, and shall compensate and reimburse each Shareholder Indemnified Person for, any and all Indemnifiable Damages, arising out of, resulting from or in connection with:

(i) any failure of any representation or warranty made by the Acquirer in this Agreement (including any exhibit to or schedule thereof) or in any certificate required to be delivered by Acquirer at the Closing pursuant to any provision of this Agreement, to be true and correct (I) as of the Agreement Date (except in the case of representations and warranties that by their terms speak only as of a specified date or dates, which representations and warranties shall be true and correct as of such date or dates) or (II) as of the Closing Date as though such representation or warranty were made as of the Closing Date (except in the case of representations and warranties that by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date or dates); and

(ii) any breach of, or default in connection with, any of the covenants, agreements or obligations made by Acquirer herein or in any other agreements contemplated by the Transaction Documents.

Materiality and knowledge standards or qualifications, qualifications or requirements that a matter be or not be “reasonably expected” or “reasonably likely” to occur and qualifications by reference to the defined term “Material Adverse Effect” in any representation, warranty, covenant, agreement or obligation shall be deemed to be made without such qualification or limitation for purposes of determining the amount of any Indemnifiable Damages, but not for determining the existence of Indemnifiable Damages.

9.3 Indemnifiable Damage Threshold; Other Limitations.

(a) Recovery from the Holdback Amount and/or the Escrow Account shall constitute the sole and exclusive remedy for the indemnity obligations of each Indemnifying Party under this Agreement for Indemnifiable Damages (and not specific performance or other equitable remedies) arising out of, resulting from or in connection with the matters listed in clauses (i) of Section 1.1(a), except:

(i) in the case of fraud, intentional misrepresentation or wilful misconduct by or on behalf of the Company or such Indemnifying Party, or

(ii) any failure of any of the representations and warranties made by:

(1) any Company in Section 2.1 (Organization, Standing, Power and Subsidiary), Section 2.2 (Capital Structure), Section 2.3 (Authority; Non-Contravention), Section 2.4 (Financial Statements; No Undisclosed Liabilities) (the “Financial Rep”); Section 2.10 (Intellectual Property) (the “IP Rep”), Section 2.12 (Taxes) or Section 2.21 (Broker Fees) (collectively, the “Company Special Representations”) to be true and correct; or

(2) the Company Shareholders representations contained in Section 3.1 (Organization, Power and Capacity), Section 3.2 (Enforceability; Non-Contravention) Section 3.3 (Title to Shares) and Section 3.6 (Broker Fee) (the “Shareholders Special Representations” and (1) and (2) collectively, the “Special Representations”) to be true and correct.

(b) In the case of any claims for Indemnifiable Damages arising out of, resulting from or in connection with (x) the failure of any of the Special Representations to be true and correct as aforesaid, and (y) the matters listed in Section 1.1(a) other than clause 9.1(i) ((x) and (y) collectively, “Special Claims”), Acquirer shall be entitled to seek recovery (i) from the Escrow Account or the Holdback Amount, as applicable, and (ii) at Acquirer’s discretion or to the extent the Escrow Account/Holdback Amount, or the Pro Rata Share of the applicable Indemnifying Party in the Escrow Account/Holdback Amount, as applicable, has been exhausted or the Escrow Release Date has passed, from each Indemnifying Party for the amount of any Indemnifiable Damages resulting therefrom, subject to the limitations set forth under Section (c)below.

(c) Except as otherwise provided in this Agreement, the total Liability recovered from an Indemnifying Party in respect of the indemnification obligations contained in Section 9.1(a)shall not exceed the Aggregate Consideration actually paid (or, with respect to set off, payable) by Acquirer, except: (i) where recovery from the Escrow Account/Holdback Amount constitutes the sole and exclusive remedy pursuant and subject to Section 9.3(a)above, (ii) that the total Liability recovered from an Indemnifying Party in respect of the IP Rep shall not exceed fifty percent (50%) the Aggregate Consideration actually paid (or, with respect to set off, payable) by Acquirer; and (iii) that no such limitation shall apply in the case of fraud, intentional misrepresentation or willful misconduct by or on behalf of (X) the Company, of which such an Indemnifying Party had actual knowledge, or (Y) such Indemnifying Party (the “Maximum Threshold”). The aggregate amount of all Indemnifiable Damages for which Acquirer may be liable for pursuant to Section 9.2shall not exceed the Aggregate Consideration actually paid by Acquirer.

(d) Notwithstanding anything to the contrary contained herein, (i) no Indemnifying Party shall have any right of indemnification, compensation, reimbursement, contribution or right of advancement from Acquirer, any Company or any other Indemnified Person (based upon such Indemnifying Party’s position as an officer, director, employee or agent of any Company or otherwise) with respect to any Indemnifiable Damages claimed by any Indemnified Person or any right of subrogation against the Company with respect to any indemnification, compensation or reimbursement of an Indemnified Person by reason of any of the matters set forth in Section 1.1(a), (ii) the rights and remedies of the Indemnified Persons after the Closing shall not be limited by (x) any investigation by or on behalf of, or disclosure to (other than in the Companies Disclosure Letter with respect to clauses (i) and (ii) of Section 1.1(a), subject to any limitations expressly set forth therein), any Indemnified Person at or prior to the Closing regarding any failure, breach or other event or circumstance or (y) any waiver of any condition to the Closing related thereto.. If an Indemnified Person’s claim under this Article VIII may be properly characterized in multiple ways in accordance with this Article VIII such that such claim may or may not be subject to different limitations depending on such characterization, then such Indemnified Person shall have the right to characterize such claim in a manner that maximizes the recovery and time to assert such claim permitted in accordance with this Article VIII; provided that in no event shall any party be indemnified under different provisions of this Agreement more than once for the same dollar of Indemnifiable Damages.

(e) Except for Special Claims, claims that involve fraud, intentional misrepresentation or wilful misconduct and without derogating from any Indemnified Person’s entitlement to seek any equitable remedy, including a preliminary or permanent injunction or specific performance, the Indemnifying Parties shall not be liable for any Indemnifiable Damages pursuant to clause (i) of Section 1.1(a) for breaches of Company representations and warranties, until the aggregate amount of all Indemnifiable Damages paid, incurred, sustained or accrued exceeds US$250,000 (the “Basket”); provided, however, that if such aggregate amount exceeds the applicable Basket, then the Indemnified Persons shall be entitled to indemnification for the entire amount of all such Indemnifiable Damages (including the Basket amount). Acquirer shall not be liable to the Shareholder Indemnitees for indemnification until the aggregate amount of all Losses in respect of indemnification under 1.1(a) exceeds the Basket, in which event Acquirer shall be required to pay or be liable for all such Losses from the first dollar.

(f) Each Indemnified Person shall use commercially reasonable efforts to mitigate any Indemnifiable Damages for which recovery may be sought hereunder, in accordance with the provisions of Applicable Law. All Indemnifiable Damages shall be calculated net of the amount of any recoveries actually received by an Indemnified Person or Shareholder Indemnified Person, as applicable, under any existing insurance policies and contractual indemnification or contribution provisions (in each case, calculated net of any actual collection costs and reserves, expenses, deductibles or premium adjustments or retrospectively rated premiums (as determined in good faith by such Indemnified Person or Shareholder Indemnified Person) incurred or paid to procure such recoveries) in respect of any Indemnifiable Damages suffered, paid, sustained or incurred by any Indemnified Person or Shareholder Indemnified Person; provided that no Indemnified Person or Shareholder Indemnified Person shall have any obligation to seek to obtain or continue to pursue any such recoveries.

(g) Indemnified Person shall not be entitled to double recovery for any Indemnifiable Damages.

9.4 Period for Claims. Except as otherwise set forth in this Section Error! Reference source not found., the period (the “Claims Period”) during which claims may be made (i) for Indemnifiable Damages arising out of, resulting from or in connection with (X) the matters listed in clause (i) Section 1.1(a) (other than with respect to Special Claims), and (Y) inaccuracies in the Financial Adjustments Calculation; and (Z) the Financial Rep, shall commence at the Closing and terminate on the Escrow Release Date, and (ii) for Indemnifiable Damages arising out of, resulting from or in connection with all other matters, including, Special Claims, shall commence at the Closing and terminate at 11:59 p.m. Eastern Standard Time on the date that is 60 days following expiration of the applicable statute of limitations period (the “Maximum Liability Period”). Notwithstanding anything to the contrary contained herein, such portion of the Escrow Account as in the reasonable judgment of Acquirer may be necessary to satisfy any unresolved or unsatisfied claims for Indemnifiable Damages specified in any Claim Certificate delivered to the Shareholders’ Agent on or prior to the Escrow Release Date shall remain in the Escrow Account until such claims for Indemnifiable Damages have been resolved or satisfied (and the same shall apply of the Holdback Amount, mutatis mutandis). Notwithstanding anything to the contrary contained herein, the Claims Period for claims for Indemnifiable Damages arising out of, resulting from or in connection with fraud, intentional misrepresentation or willful misconduct shall not be limited. In addition, no right to indemnification pursuant to Article IX in respect of any claim that is set forth in a Claim Certificate delivered by Acquirer to the Shareholders’ Agent on or prior to the applicable survival period for such claim shall be affected by the expiration of such representations and warranties; provided, further, that such expiration shall not affect the rights of any Indemnified Person under Article IX or otherwise to seek recovery of Indemnifiable Damages arising out of, resulting from or in connection with any fraud, intentional misrepresentation or willful misconduct by or on behalf of any Company or the Company Shareholders. The representations and warranties made by the Acquirer contained herein and in the other certificates contemplated by this Agreement shall survive the Closing and remain in full force and effect until the first year anniversary of the Closing Date. All covenants, agreements and obligations of the parties hereto shall expire and be of no further force or effect as of the Closing, except to the extent such covenants, agreements and obligations provide that they are to be performed after the Closing in which case they shall survive until they are performed in accordance with the terms of this Agreement; provided, that no right to indemnification pursuant to Article IX in respect of any claim based upon any breach of a covenant, agreement or obligation shall be affected by the expiration of such covenant, agreement or obligation.

9.5 Set Off Rights. Acquirer may, but shall not be obligated to, set off any amounts to which the Indemnified Parties are entitled to indemnification pursuant to this Error! Reference source not found. after the Closing, against any payment that becomes payable in connection with this Agreement; provided, (i) that no such set-off shall be made against, or reduce, any Earn-Out Payment or Earn-Out Advance prior to the exhaustion (or after release) of the Holdback Amount or the Escrow Account, as applicable, (ii) shall be subject to all other terms and limitations set under this Agreement, and (iii) shall be without limiting any other rights or remedies of Acquirer hereunder and under applicable Law. Any set off rights exercised against Acquirer Common Stock shall be calculated based on the Acquirer Common Stock Exchange PPS on the date on which the applicable Claim Certificate was submitted.

9.6 Claims.

(a) From time to time during the Claims Period, Acquirer may deliver to the Shareholders’ Agent one or more certificates signed by any officer of Acquirer (each, a “Claim Certificate”):

(i) stating that an Indemnified Person has incurred, paid, reserved or accrued or in good faith believes it may incur, pay, reserve or accrue, Indemnifiable Damages (or that with respect to any Tax matters related to claims made by any Tax Authority, that any Tax Authority has actually asserted, in writing, such matter in audit of Acquirer or its subsidiaries that could give rise to Indemnifiable Damages);

(ii) stating the amount of such Indemnifiable Damages, if known, or an estimate thereof (which, in the case of Indemnifiable Damages not yet incurred, paid, reserved or accrued, may be the maximum amount believed by Acquirer in good faith to be incurred, paid, reserved, accrued or demanded by a third party); and

(iii) specifying in reasonable detail (based upon the information then possessed by Acquirer) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related and the basis for indemnity (by reference to the specific misrepresentation, breach of warranty, covenant or claim to which such item is related), including any supporting documentation giving rise to the claim reasonably requested by the Shareholders’ Agent pursuant to Section 9.4(c)).

(b) Such Claim Certificate (i) need only specify such information to the knowledge of such officer of Acquirer as of the date thereof, (ii) shall not limit any of the rights or remedies of any Indemnified Person with respect to the underlying facts and circumstances specifically set forth in such Claim Certificate and (iii) may be updated and amended from time to time by Acquirer by delivering any updated or amended Claim Certificate, so long as the delivery of the original Claim Certificate is made within the applicable Claims Period and such update or amendment relates to the underlying facts and circumstances specifically set forth in such original Claim Certificate. All claims for Indemnifiable Damages properly set forth in a Claim Certificate or any update or amendment thereto shall remain outstanding until such claims have been resolved or satisfied, notwithstanding the expiration of the applicable Claims Period. No delay in providing such Claim Certificate within the applicable Claims Period shall affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) the Shareholders’ Agent or the Indemnifying Parties are materially prejudiced thereby.

(c) The Indemnified Persons shall afford the Shareholders’ Agent and its designated representatives and advisors, upon the Shareholders’ Agent’s written request, such additional information, documents and material as are reasonably necessary in order to allow the Shareholders’ Agent to properly consider, evaluate and respond to the Claim Certificate; provided that Acquirer shall not be required to provide any such materials that are subject to attorney-client privilege, attorney work product protection or that are subject to confidentiality obligations or constitute confidential communications.

9.7 Resolution of Objections to Claims.

(a) If the Shareholders’ Agent does not contest by written notice to Acquirer, any claim or claims by Acquirer made in any Claim Certificate within the 35-day period following receipt of the Claim Certificate, the claim or claims shall be deemed to be accepted by the Indemnifying Parties and Shareholders’ Agent (an “Uncontested Acceptance”), and, (i) if recovery was sought from the Escrow Account, the Escrow Agent shall, upon Acquirer’s direction, immediately deliver to Acquirer an amount from the Escrow Account having a total value equal to the amount of any Indemnifiable Damages corresponding to such claim or claims as set forth in such Claim Certificate (subject to the limitations set forth herein) and/or (ii) the Indemnifying Parties shall promptly pay to Acquirer their respective Pro Rata Shares of the amount of any Indemnifiable Damages corresponding to such claim or claims as set forth in such Claim Certificate (less any amounts paid from the Escrow Account with respect to such claim or claims).

(b) If the Shareholders’ Agent objects in writing to any claim or claims by Acquirer made in any Claim Certificate within the 35-day period set forth in Section 9.7(a), Acquirer and the Shareholders’ Agent shall attempt in good faith for 30 days after Acquirer’s receipt of such written objection (the “Resolutions Period”) to resolve such objection. If Acquirer and the Shareholders’ Agent shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both Acquirer and the Shareholders’ Agent. The Escrow Agent shall be entitled to conclusively rely on any such memorandum and, if recovery was sought from the Escrow Account, the Escrow Agent shall, upon Acquirer’s direction, immediately deliver to Acquirer an amount of cash from the Escrow Account having a total value equal to the amount set forth in such memorandum and/or (ii) the Indemnifying Parties shall promptly pay to Acquirer their respective Pro Rata Shares of the amount set forth in such memorandum (less any amounts paid from the Escrow Account with respect to such claim or claims) in accordance with the provisions of this Section 9.7(b).

(c) If no such agreement can be reached during the Resolutions Period, either Acquirer or the Shareholders’ Agent may bring a claim in connection with such disagreement in accordance with the terms of Section 10.10 to resolve the matter.

(d) The amount of any claim made by an Indemnified Person against the Escrow Account and/or an Indemnifying Party(ies) pursuant to the provisions of this Article IX shall be paid (if paid by the Indemnifying Parties and not subject to the Set-Off Rights) within fourteen (14) Business Days after the earliest occurrence of one of the following events: (i) an Uncontested Acceptance, (ii) a mutual agreement between the Shareholders’ Agent and Acquirer on the amount of the Indemnifiable Damages, or (iii) if the validity and amount of such claim is disputed by the Shareholders’ Agent and Acquirer, a judicial determination (the “Resolved Claims”).

(e) The provisions of this Section 9.7applicable to the Escrow Amount shall apply, mutatis mutandis (if and to the extent applicable) with respect to the Holdback Amount.

9.8 Shareholders’ Agent.

(a) By executing this Agreement, each Indemnifying Party hereby appoints Mr. Amir Geva as the Shareholders’ Agent as of the Agreement Date for all purposes in connection with this Agreement and the agreements ancillary hereto. The Shareholders’ Agent shall be the representative, agent and attorney-in-fact for and on behalf of the Indemnifying Parties as of the Agreement Date with the power and authority to: (i) execute, as the Shareholders’ Agent, this Agreement and any agreement or instrument entered into or delivered in connection with the Transactions, (ii) give and receive notices, instructions and communications permitted or required under this Agreement, or any other agreement, document or instrument entered into or executed in connection herewith, for and on behalf of any Indemnifying Party, to or from Acquirer (on behalf of itself or any other Indemnified Person) relating to this Agreement or any of the Transactions and any other matters contemplated by this Agreement or by such other agreement, document or instrument ancillary hereto, (iii) review, negotiate and agree to and authorize Acquirer to reclaim funds from the Escrow Account in satisfaction of claims asserted by Acquirer (on behalf of itself or any other Indemnified Person, including by not objecting to such claims) pursuant to this Article IX, (iv) object to (or refrain from contesting) such claims pursuant to Section 9.7, (v) consent or agree to, negotiate, enter into, or, if applicable, contest, prosecute or defend, lawsuits, settlements and compromises of, and demand arbitration and comply with Orders of courts and awards of arbitrators with respect to, such claims, resolve any such claims, take any actions in connection with the resolution of any dispute relating hereto or to the Transactions by litigation, arbitration, settlement or otherwise, and take or forego any or all actions permitted or required of any Indemnifying Party or necessary in the judgment of the Shareholders’ Agent for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement, (vi) consult with legal counsel, accountants and other experts selected by it, solely at the cost and expense of the Indemnifying Parties, (vii) consent or agree to any amendment to this Agreement or to waive any terms and conditions of this Agreement providing rights or benefits to the Indemnifying Parties in accordance with the terms hereof and in the manner provided herein, (viii) pursuant to Section 1.4, review, negotiate, object to, accept or agree to Acquirer’s calculation of Company Net Working Capital, (ix) sell any and all of the Acquirer Common Stock issued to the Paying Agent, the Escrow Agent or the 102 Trustee as Base Stock Consideration Payments or Earn-Out Consideration hereunder, for and on behalf of all the Company Shareholders, in accordance with the Trade Limitations, so as to convert such Acquirer Common Stock into cash to be distributed to the Company Shareholders in lieu of such Acquirer Common Stock so issued, (x) pay any broker fees associated with the disposition of any Acquirer Common Stock issued to any of the Shareholders hereunder, and (xi) take all actions necessary or appropriate in the judgment of the Shareholders’ Agent for the accomplishment of the foregoing and for the consummation of the Transactions, in each case without having to seek or obtain the consent of any Person under any circumstance. Acquirer and its Affiliates (including after the Closing, the Company) shall be entitled to rely on the appointment of the Shareholders’ Agent as the duly appointed attorney-in-fact of each Indemnifying Party and as having the duties, power and authority provided for in this Section 9.8. The Indemnifying Parties shall be bound by all actions taken and documents executed by the Shareholders’ Agent on their behalf, and Acquirer and other Indemnified Persons shall be entitled to rely exclusively on any action or decision of the Shareholders’ Agent. Any Person serving as the Shareholders’ Agent may be removed or replaced from time to time, or if such Person resigns from its position as the Shareholders’ Agent (which it may do any time upon 30 days’ prior written notice to the Indemnifying Parties and the other Persons serving as the Shareholders’ Agent), then a successor may be appointed, by the Indemnifying Parties collectively having a Pro Rata Share of the Escrow Amount that is greater than 50% upon not less than ten (10) days’ prior written notice to Acquirer. If any Person serving as the Shareholders’ Agent is removed or resigns and not replaced, then the remaining Person(s) serving as the Shareholders’ Agent shall be authorized to serve as the Shareholders’ Agent in all respects. Notwithstanding the foregoing, the Shareholders’ Agent shall have no obligation to act on behalf of the Indemnifying Parties, except as expressly provided herein and in the Escrow Agreement, and for purposes of clarity, there are no obligations of the Shareholders’ Agent in any ancillary agreement, schedule, exhibit or the Companies Disclosure Letter. The immunities and rights to indemnification set forth herein shall survive the resignation or removal of the Shareholders’ Agent and the Closing and/or any termination of this Agreement and the Escrow Agreement. No bond shall be required of the Shareholders’ Agent.

(b) The Shareholders’ Agent (including its members, managers, directors, officers, contractors, agents, employees, affiliates and other representatives) shall not be liable to any Indemnifying Party for any act done or omitted hereunder as the Shareholders’ Agent while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without willful misconduct. The Shareholders’ Agent shall serve as the Shareholders’ Agent without compensation; provided, that the Indemnifying Parties shall severally but not jointly indemnify the Shareholders’ Agent (including its members, managers, directors, officers, contractors, agents, employees, affiliates and other representatives) and hold them harmless against any loss, Liability or expense incurred without willful misconduct or bad faith on the part of the Shareholders’ Agent and arising out of, resulting from or in connection with the acceptance or administration of its duties hereunder, including all reasonable out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Shareholders’ Agent. If not paid directly to the Shareholders’ Agent by the Indemnifying Parties, such losses, Liabilities or expenses may be recovered by the Shareholders’ Agent from the portion of the Escrow Account otherwise distributable to the Indemnifying Parties (and not distributed or distributable to an Indemnified Person or subject to a pending indemnification claim of an Indemnified Person) on or after the Escrow Release Date pursuant to the terms hereof, at the time of distribution, and such recovery will be made in cash from the Indemnifying Parties according to their respective Pro Rata Shares of such losses, Liabilities or expenses. In no event will the Shareholders’ Agent be required to advance its own funds on behalf of the Indemnifying Parties or otherwise. The powers, immunities and rights to indemnification granted to the Shareholders’ Agent herein (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Indemnifying Party and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Indemnifying Party of the whole or any fraction of his, her or its interest in the Escrow Account.

(c) Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Shareholders’ Agent that is within the scope of the Shareholders’ Agent’s authority hereunder shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Indemnifying Parties and shall be final, binding and conclusive upon each such Indemnifying Party and its successors as if expressly confirmed and ratified in writing by such Indemnifying Party, and all defenses which may be available to any Indemnifying Party to contest, negate or disaffirm the action of the Shareholders’ Agent taken in good faith under this Agreement, the Escrow Agreement or any related agreements are hereby waived; and each Indemnified Person shall be entitled to rely exclusively upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Indemnifying Party. The Company, Acquirer and the Indemnified Persons are hereby relieved from any Liability to any Person for any acts done by them in accordance with such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Shareholders’ Agent. The Shareholders’ Agent shall be entitled to (i) rely upon the Spreadsheet, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Indemnifying Party or other party.

(d) The provisions of this Section 9.8 applicable to the Escrow Amount shall apply, mutatis mutandis (if and to the extent applicable) with respect to the Holdback Amount.

9.9 Third-Party Claims. In the event Acquirer becomes aware of a claim by a third party (a “Third-Party Claim”) that Acquirer believes in good faith may result in a claim for Indemnifiable Damages by or on behalf of an Indemnified Person, it shall promptly notify the Shareholders’ Agent of such Third-Party Claim and the basis for such belief, provided, however, that neither such notice nor the Shareholders’ Agent denial of such belief shall be construed as an admission by the Shareholders’ Agent of such belief. The Shareholders’ Agent shall be entitled to assume the defense of any Third-Party Claim, provided that (a) the Shareholders’ Agent notifies Acquirer in writing within ten (10) Business Days of receipt of notice of such Third-Party Claim and confirms in writing that the Indemnifying Parties shall indemnify the Indemnified Persons in connection with such Third-Party Claim in accordance with the provisions hereof and subject to the indemnification limits and caps set forth herein, and (b) the Indemnified Persons shall be entitled to appoint separate counsel at their expense to participate in the defense jointly with counsel appointed by the Shareholders’ Agent (but the control of the defense shall remain with the Shareholder’s Agent’s counsel). If the Shareholders’ Agent assumes the defense of a Third-Party Claim as provided above, the Shareholders’ Agent shall keep Acquirer informed of all proceedings and matters related to handling such Third Party Claim to the extent this does not affect any privilege relating to the Shareholders’ Agent or any Indemnifying Party, and shall not settle any liability with respect to such Third-Party Claim without the prior written consent of Acquirer (which consent shall not be unreasonably withheld, conditioned or delayed), except for any settlement that involves only the payment of money by the Indemnifying Parties which is secured by the Escrow Amount and does not involve any admission which may affect the Acquirer, the Company or any of their Affiliates. Notwithstanding the foregoing, the Shareholders’ Agent shall not be entitled to assume the defense of a Third-Party Claim: (I) if such claim involves or could reasonably be expected to involve monetary damages in excess of the remaining proceeds in the Escrow Account or in a claim for non-monetary relief; and (II) if (x) an actual conflict of interest, or actual differing defenses between the Indemnifying Parties and the Indemnified Persons exists (in the reasonable opinion of the Indemnified Persons’ counsel and excluding a conflict of interest created by the indemnification obligations hereunder) in respect of any such claim or (y) a claim relates to or arises in connection with any criminal proceeding, action, indictment or allegation or investigation. If the Shareholders’ Agent does not, or is not entitled to, assume the defense of a Third-Party Claim as provided above, Acquirer shall have the right to conduct the defense of and to settle or resolve such Third-Party Claim (and the out-of-pocket costs and expenses incurred by Acquirer in connection with such defense, settlement or resolution (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court costs) shall be included in the Indemnifiable Damages for which Acquirer may seek indemnification pursuant to a claim made hereunder, and such costs and expenses shall constitute Indemnifiable Damages subject to indemnification under Section 9.1(a), to the extent the subject of such Third-Party Claim (whether determined in favor of the applicable third party or not) arose out of, resulted from or was in connection with a matter listed in Section 9.1(a)), provided that any settlement shall be subject to the prior written consent of the Shareholders’ Agent, such consent not to be unreasonably withheld, conditioned or delayed. The Shareholders’ Agent shall have the right to receive copies of all pleadings, notices and communications with respect to such Third-Party Claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Person, subject to execution by the Shareholders’ Agent of Acquirer’s (and, if required, such third party’s) non-disclosure agreement to the extent that such materials contain confidential or propriety information. In the event that the Shareholders’ Agent has consented to the amount of any settlement or resolution by Acquirer of any such claim (which consent shall not be unreasonably withheld, conditioned or delayed), or if the Shareholders’ Agent shall have been determined by a court to have unreasonably withheld, conditioned or delayed its consent, neither the Shareholders’ Agent nor any Indemnifying Party shall have any power or authority to object to any claim by or on behalf of any Indemnified Person against the Escrow Account or an Indemnifying Party for indemnity with respect to such settlement or resolution, subject to the limitations and caps of indemnification set forth herein. For the avoidance of doubt, nothing in the foregoing shall be deemed as an agreement to waive or amend any limitation on indemnification contained in this Agreement, and any indemnification with respect thereto shall be subject to the limitations contained in this Agreement. The provisions of this Section 9.9applicable to the Escrow Amount shall apply, mutatis mutandis (if and to the extent applicable) with respect to the Holdback Amount.

9.10 Exclusive Remedy. Except as otherwise set forth in this Agreement, Acquirer and the Indemnified Persons agree that Indemnified Persons’ sole and exclusive remedy after the Closing with respect to any and all Indemnifiable Damages relating to this Agreement, and any and all Indemnifiable Damages with respect to any representations, warranties, covenants and agreements in this Agreement, shall be pursuant to the indemnification provisions set forth in this Article IX and/or in the other Transaction Documents (except with respect to the Retention and Employment Agreement); provided, however, that the foregoing clause of this sentence shall not be deemed a waiver by any party of any right to specific performance or injunctive relief.

9.11 Treatment of Indemnification Payments. The Indemnifying Parties, the Shareholders’ Agent and Acquirer agree to treat (and cause their respective Affiliates to treat) any payment received by the Indemnified Persons pursuant to this Article IX (including if such payment was through exercise of the Set-Off Rights) as adjustments to the Aggregate Consideration for all Tax purposes, to the maximum extent permitted by Applicable Law.

9.12 Escrow Amount Release. Within five (5) Business Days following the Escrow Release Date, the Escrow Agent shall notify both the Shareholders’ Agent and the Acquirer in writing of the amount of the Escrow Funds that are to be released (net of any portion designated to satisfy any pending but unresolved or unsatisfied indemnification claims outstanding as of the Escrow Release Date, in regards to which a Claims Certificate shall have been filed with the Acquirer and the Shareholders’ Agent prior thereto) (the “Escrow Release Amount”). The Shareholders’ Agent and Acquirer shall review and approve (such approval shall not be unreasonably withheld, conditioned or delayed) such proposed release within seven (7) Business Days following receipt of such notice by delivering to the Escrow Agent a written notice executed by both parties, such execution not to be unreasonably conditioned, withheld or delayed, approving for the Escrow Agent to release and distribute to the Paying Agent the balance of the Escrow Release Amount for further distribution to the Indemnifying Parties in accordance with each such Indemnifying Party’s remaining Pro Rata Share of such amount. Any portion of the Escrow Funds which is not released at such time in accordance with the above, shall be retained in the Escrow Account in order to satisfy any pending but unresolved or unsatisfied claims outstanding as of the Escrow Release Date until such claims have been resolved; provided that if any claim made pursuant to a Claim Certificate is not resolved within the Resolution Period, and Acquirer did not initiate legal proceedings in connection with such Claim Certificate in accordance with the terms of Section 10.10 within no later than 360 days following expiration of the Resolution Period (or, if such Claim Certificate is the result of a Third Party Claim, within 360 days from the date on which such Third Party Claim is resolved with such Third Party or by the applicable judicial authority), then Acquirer shall no longer be entitled to withhold release of the Escrow Funds due to such claim (without derogating from any other right Acquirer may have in connection with the said claim). Any release of Acquirer Common Stock from the Escrow Fund to Acquirer as a result of indemnification claim shall be calculated based on the Acquirer Common Stock Exchange PPS on the date on which the applicable Claim Certificate was submitted.

Article X
General Provisions

10.1 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via electronic mail to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(a) if to Acquirer, to:

Ondas Inc.,

222 Lakeview Avenue, Suite 800, West Palm Beach

Florida 33401

Attention: Eric Brock, Chief Executive Officer

Email: [***]

with copies (which shall not constitute notice) to:

Shibolet & Co.

4 Yitzhak Sadeh St.

Tel Aviv, Israel 6777504

Attn: Einat Weidberg, Adv.

E-mail: [***]

(b) If to the Israeli Company, to:

Gate Technologies Ltd.

6 Amit St., Shoham, Israel

Attn.: Mr. Amir Geva

E-mail: [***]

(c) If to the Polish Company, to:

Bron Technologies Sp. z o.o.

Aleje Ujazdowskie 41,

00-540 Warszawa, Poland

Attn.: Mr. Amir Geva

E-mail: [***]

(d) If to the Shareholders’ Agents, to:

Amir Geva

Hazait 641, Beit Elazari

Israel

E-mail: [***]

with a copy (which shall not constitute notice) to:

Tel Zur, Shapira, Bar Zik

30 HaBarzel St. (4th Floor)

Tel Aviv 6971042

Attn.: Eyal Sagi

E-mail: [***]

Any notice given as specified in this Section 10.1 (i) if delivered personally or sent by electronic mail transmission shall conclusively deemed to have been given or served at the time of dispatch if sent or delivered on a Business Day or, if not sent or delivered on a Business Day, on the next following Business Day and (ii) if sent by commercial delivery service or mailed by registered or certified mail (return receipt requested) shall conclusively be deemed to have been received on the fifth Business Day after the post of the same.

10.2 Interpretation. When a reference is made herein to Articles, Sections, subsections, Schedules or Exhibits, such reference shall be to an Article, Section or subsection of, or a Schedule or an Exhibit to this Agreement unless otherwise indicated. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Where a reference is made to a Contract, instrument or Applicable Law, such reference is to such Contract, instrument or Applicable Law as amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Applicable Law) by succession of comparable successor Applicable Law and references to all attachments thereto and instruments incorporated therein. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender and neutral forms of such words, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement, (iv) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection, (v) references to any person include the successors and permitted assigns of that person, (vi) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively, (vii) subject to clause (viii) below, the phrases “provide to,” “made available” and “deliver to” and phrases of similar import mean that a true, correct and complete paper or electronic copy of the information or material referred to has been delivered to the party to whom such information or material is to be provided and (viii) the phrases “provided to Acquirer” or “made available to Acquirer” and phrases of similar import means, with respect to any information, document or other material of any of the Companies or their Affiliates, that such information, document or material was made available for review and properly indexed by ANY of the Companies or their Representatives in the virtual data room established by Acquirer in connection with this Agreement at least 48 hours prior to the execution of this Agreement or actually delivered (whether by physical or electronic delivery) to Acquirer or its Representatives at least 48 hours prior to the execution of this Agreement. The symbol “$” refers to United States Dollars. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Any action otherwise required to be taken on a day that is not a Business Day shall instead be required to be taken on the next succeeding Business Day, and if the last day of a time period is a non-Business Day, such period shall be deemed to end on the next succeeding Business Day. The terms “U.S.” and “United States” shall refer to the United States of America. Where a reference is made to a Company, such reference shall mean, unless otherwise indicated in the applicable section, each of the Companies. References to the Company shall mean the Company and its respective Subsidiaries, except as otherwise indicated herein.

10.3 Amendment. Subject to Applicable Law, the parties hereto may amend this Agreement by authorized action at any time prior to the Closing pursuant to an instrument in writing signed on behalf of each of the Companies, the Shareholders’ Agent and Acquirer. Acquirer and the Shareholders’ Agent may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Acquirer and the Shareholders’ Agent.

10.4 Extension; Waiver. At any time at or prior to the Closing, each of the Companies, the Shareholder’s Agent (on behalf of the Companies Shareholders) and Acquirer may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto owed to such party, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive any breaches of any of the covenants, agreements, obligations or conditions for the benefit of such party contained herein. At any time after the Closing, Acquirer and the Shareholders’ Agent (on behalf of the Companies Shareholders) may, to the extent legally allowed, (A) extend the time for the performance of any of the obligations of the other owed to such party, (B) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (C) waive compliance with any of the covenants, agreements, obligations or conditions for the benefit of such party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing that is (I) prior to the Closing with respect to any of the Companies and/or the Companies Shareholders, signed by the applicable Company and the Shareholders’ Agent, (II) after the Closing with respect to the Indemnifying Parties and/or the Shareholders’ Agent, signed by the Shareholders’ Agent and (III) with respect to each of the Companies and the Acquirer, signed by Acquirer. Without limiting the generality or effect of the preceding sentence, no failure to exercise or delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision herein.

10.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood and agreed that all parties hereto need not sign the same counterpart. The delivery by facsimile or by electronic delivery in PDF format of this Agreement with all executed signature pages (in counterparts or otherwise) shall be sufficient to bind the parties hereto to the terms and conditions set forth herein. All of the counterparts will together constitute one and the same instrument and each counterpart will constitute an original of this Agreement.

10.6 Entire Agreement; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, the Schedules, including the Companies Disclosure Letter, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Mutual Non-Disclosure Agreement dated January 11, 2026, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms and (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that Article IX is intended to benefit the Indemnified Persons).

10.7 Assignment. Except as otherwise provided in Section 1.6(d), neither this Agreement nor any of the rights and obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Acquirer may assign its rights and delegate its obligations under this Agreement to any direct or indirect or wholly owned Subsidiary of Acquirer without the prior consent of any other party hereto. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

10.8 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, invalid, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such illegal, invalid, void or unenforceable provision of this Agreement with a legal, valid and enforceable provision that shall achieve, to the greatest extent possible, the economic, business and other purposes of such illegal, invalid, void or unenforceable provision.

10.9 Remedies Cumulative; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing herein shall be deemed a waiver by Acquirer of any right to specific performance or injunctive relief. It is accordingly agreed that The Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereto hereby waive the requirement of any posting of a bond in connection with the remedies described herein.

10.10 Submission to Jurisdiction; Consent to Service of Process.

(a) The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of Tel Aviv, Jaffa in the State of Israel, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to herein, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in the Tel-Aviv court. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in this Section 10.10 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in Tel Aviv, Israel. A party hereto may apply to a court of competent jurisdiction, if one has been appointed, for prejudgment remedies and emergency relief pending final determination of a claim pursuant to this Section 10.10.

10.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel without reference to such state’s principles of conflicts of law that would refer a matter to a different jurisdiction.

10.12 Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

[Signature Page Next]

IN WITNESS WHEREOF, Acquirer, the Israeli Company, the Polish Company, the Companies Shareholders and the Shareholders’ Agent have caused this Share Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized (or with respect to those Company Shareholders who are individuals, personally in their capacity as such), all as of the date first written above.

ACQUIRER:

By:	/s/ Eric Brock
Name:	Eric Brock
Title:	Chief Executive Officer

[Exhibits List to Share Purchase Agreement]

IN WITNESS WHEREOF, Acquirer, the Israeli Company, the Polish Company, the Companies Shareholders and the Shareholders’ Agent have caused this Share Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized (or with respect to those Company Shareholders who are individuals, personally in their capacity as such), all as of the date first written above.

Israeli Company:

By:	/s/ Amir Geva
Name:	Amir Geva
Title:	CEO

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, Acquirer, the Israeli Company, the Polish Company, the Companies Shareholders and the Shareholders’ Agent have caused this Share Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized (or with respect to those Company Shareholders who are individuals, personally in their capacity as such), all as of the date first written above.

Polish Company:

By:	/s/ Amir Geva
Name:	Amir Geva
Title:

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, Acquirer, the Israeli Company, the Polish Company, the Companies Shareholders and the Shareholders’ Agent have caused this Share Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized (or with respect to those Company Shareholders who are individuals, personally in their capacity as such), all as of the date first written above.

SHAREHOLDERS’ AGENT:

By:	/s/ Amir Geva
Name:	Amir Geva

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, Acquirer, the Israeli Company, the Polish Company, the Companies Shareholders and the Shareholders’ Agent have caused this Share Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized (or with respect to those Company Shareholders who are individuals, personally in their capacity as such), all as of the date first written above.

COMPANIES SHAREHOLDERS:

/s/ Amir Geva
Amir Geva

/s/ Asaf Geva
Asaf Geva

/s/ Gal Geva
Gal Geva

/s/ Hadas Geva
Hadas Geva

[Signature Page to Share Purchase Agreement]

Exhibit A

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings indicated below. Unless indicated otherwise, all mathematical calculations contemplated hereby shall be rounded to the tenth decimal place.

“104H Trustee” shall mean IBI Capital Trust, being the trustee appointed by the Company in accordance with the provisions of the Israeli Income Tax Ordinance, and approved by the ITA, with respect to 104H Tax Ruling.

“Accounts Receivable” shall have the meaning ascribed to such term in accordance with GAAP.

“Accredited Investor” means each Company Shareholder is an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act).

“Acquirer Charter Documents” means the certificate of incorporation of the Acquirer in effect as of the Closings, and bylaws of the Acquirer as in effect as of the Closing

“Acquired Companies” shall mean each of the Companies.

“Acquirer Common Stock” means the Common Stock, $0.0001 par value per share, of Acquirer.

“Acquirer Common Stock Exchange PPS” means, with respect to any Acquirer Common Stock issued to the Company Shareholders hereunder, the VWAP for the Trading Day prior to the issuance thereof as displayed on the Acquirer’s website (https://ir.ondas.com/historical-data).

“Acquirer Group” means Ondas Inc. and any controlled Affiliate thereof.

“Acquisition Proposal” means, with respect each of the Companies, an agreement, offer or proposal for, or any indication of interest in, any direct or indirect acquisition of such Company or of all or a substantial portion of the respective assets of such Company, whether by way of a merger, consolidation, asset sale, stock purchase, recapitalization, other combination or otherwise, or any material, non-ordinary course development, license, joint venture transaction, or equity or debt financing, other than any offer, proposal or indication of interest made by or on behalf of Acquirer.

“Acquisition Rights” means any transfer restrictions, rights to purchase, rights of first refusal, negotiation or notice, or other similar rights or restrictions which relate to any Equity Interests or assets of each of the Companies, whether arising under the Charter Documents of applicable Company, any Contracts, Applicable Laws or otherwise.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person, including any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person, in each case as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of more than 50% of the voting securities or by Contract or otherwise.

“Aggregate Consideration” means the sum of the Aggregate Consideration for the Israeli Company and the Aggregate Consideration for the Polish Company set forth in the Spreadsheet.

“Aggregate Consideration for the Israeli Company” means, without duplication, with respect to the Israeli Company Shareholders, the sum of (i) the Israeli Headline Price, less/plus (ii) the Closing Adjustment applicable with respect to such Company, plus (iii) the Earnout Payments with respect to such Company, to the extent due and payable in accordance with the provisions hereof; all as set forth in the Spreadsheet.

“Aggregate Consideration for the Polish Company” means, without duplication, with respect to the Polish Company Shareholders, the sum of (i) the Polish Headline Price, less/plus (ii) the Closing Adjustment applicable with respect to such Company, plus (iii) the Earnout Payments with respect to such Company, to the extent due and payable in accordance with the provisions hereof; all as set forth in the Spreadsheet.

“Aggregate EBITDA” means the Companies’ aggregate EBITDA during the entire Earn-Out Period.

“Aggregate Target EBITDA” means, for the entire Earn-Out Period - $139,000,000.

“Anti-Corruption Law” means any Applicable Law relating to anti-bribery or anti-corruption (governmental or commercial), including the Foreign Corrupt Practices Act of 1977, as amended, Section 291(a) of the Israeli Penal Code of 1977, Articles 228-231 and 296a of the Polish Criminal Code of 6 June 1997, as amended, the Polish Act of 28 October 2002 on the Liability of Collective Entities for Acts Prohibited under Penalty, as amended, Directive (EU) 2026/1021 on combatting corruption, to the extent implemented into and applicable under Polish law , and any other Applicable Law that prohibits the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Person, including any Government Official.

“Applicable Law” means, with respect to any Person, any national, federal, state, foreign, local, municipal or other law, statute, constitution, legislation, principle of common law, resolution, ordinance, code, edict, decree, rule, directive, guidance, license, permit, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any Orders applicable to such Person or such Person’s Affiliates or to any of their respective assets, properties or businesses.

“Base Cash Consideration” means a cash amount equal to $105,000,000, allocated between the Israeli Company Shareholder and the Polish Company Shareholders in accordance with the Headline Price Ratio.

“Base Stock Consideration Payments” the following payments of the Base Stock Consideration issued on each of the following payment dates, and allocated between the Israeli Company Shareholder and the Polish Company Shareholders in accordance with the Headline Price Ratio: (i) $77,500,000, on the Closing Date, (ii) the Holdback Interim Amount less any Retained Amounts upon the Holdback Interim Release Date (the “Second Payment Date”) (iii) the Holdback Amount less any applicable Retained Amounts upon the expiration of the Holdback Release Date (the “Third Payment Date”).

“Base Stock Consideration Payment Dates” means each of the Closing Date, the Second Payment Date, the Third Payment Date.

“Base Stock Consideration” means Acquirer Common Stock valued in accordance with their respective Acquirer Common Stock Exchange PPS, equal to $100,000,000, allocated between the Israeli Company Shareholder and the Polish Company Shareholders in accordance with the Headline Price Ratio, which Acquirer Common Stock shall be Tradeable.

“Business” means the business of the Acquired Companies which shall be, for the purpose of this Agreement, in the field of fuzes, and peripheral components for fuzes.

“Business Day” means a day (i) other than Friday, Saturday or Sunday and (ii) on which commercial banks are open for business in the United States, in the State of Israel and in Europe.

“Cause” shall mean, with respect to Mr. Amir Geva: (i) conviction of a crime of moral turpitude, or any crime which includes an element of fraud; (ii) engagement in theft, embezzlement or self dealing, in each case towards the Companies or Acquirer; (iii) a breach of his non-compete, confidentiality, non-disclosure obligations, or any other fiduciary duty towards the Companies which, to the extent such breach is curable, has not been cured by him within 14 days after Amir Geva’s receipt of a written notice thereof; or (v) any other act or omission which is grounds for dismissal or termination without severance payments under applicable Israeli law.

“Closing Adjustment” with respect to each of the Israeli Company and the Polish Company, (i) the Estimated Closing Net Working Capital Adjustment of such Company, plus (iii) the Estimated Company Cash of such Company, less (iv) the Estimated Company Debt of such Company, less (v) the Estimated Transaction Expenses of such Company.

“Closing Cash Consideration” means, with respect to each of the Companies, the sum of the applicable Base Cash Consideration plus/minus the sum of the applicable Company’s Closing Adjustment, minus the sum of any shortfall of the Cash Balance Covenant, if any.

“Closing Net Working Capital Adjustment” means, with respect to each of the Companies, the amount equal to (i) the respective Closing Net Working Capital Target, less (ii) the respective Company Net Working Capital (which amount may be a positive or negative number).

“Closing Net Working Capital Target” means with respect to the Companies in the aggregate - $578,000.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collections” means any amounts actually collected by the Companies from sales of products or services, net of any refunds, rebates, chargebacks, credits, sales taxes (each of the foregoing, to the extent due on September 30, 2026) and other amounts collected on behalf of third parties.

“Company Cash” means, with respect to each of the Companies, without duplication, the aggregate of: (a) cash on hand and cash held in bank or similar accounts; (b) cash equivalents (which may include cash deposits which are not Trapped Cash, short-term marketable securities and other short-term highly liquid investments net of any Taxes or other Liabilities that would be incurred in connection with the distribution of such amounts to the Company (provided such Taxes and Liabilities are not already included in the Company Debt definition); all to the extent classified as cash equivalent under GAAP); (c) any cash items in transit, including any checks, wires or other payments delivered to or initiated in favor of such Company but not yet cleared or settled, and (d)any other liquid assets or near-cash items that would be characterized as cash or cash equivalents under GAAP, in each case as of immediately prior to the Closing, excluding for the avoidance of doubt, any Trapped Cash, and net of any uncleared wires, transfers, checks and drafts issued by the Company or withdrawals in transit (provided such Taxes and Liabilities are not already included in the Company Debt definition). For the avoidance of doubt, any amounts included in Cash shall be excluded from the calculation of Accounts Receivables or Company Net Working Capital.

“Company Debt” means, with respect to each of the Companies, as of immediately prior to the Closing, without duplication, in accordance with GAAP, all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Company whether or not represented by bonds, debentures, notes or other securities (whether or not convertible into any other security), for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases or otherwise (other than employee expenses under corporate credit cards incurred in the ordinary course of business), (ii) all deferred indebtedness of the Company for the payment of the purchase price of property or assets purchased, including any earn-outs (at the maximum amount, but specifically excluding the “Excluded Payment” as defined in the Company Disclosure Letter), or deferred consideration for the acquisition of any business (other than accounts payable incurred in the ordinary course of business), (iii) all outstanding reimbursement obligations of the Company with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Company, (iv) all obligations of the Company under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (v) all payment obligations secured by any Encumbrance existing on property owned by the Company , (vi) all premiums, penalties, fees, expenses, breakage costs and change of control payments required to be paid in respect of any of the foregoing on prepayment as a result of the consummation of the Transactions or in connection with any lender consent in connection therewith, (vii) all unpaid Pre-Closing Taxes, which, notwithstanding anything to the contrary, shall be calculated as of the end of the Closing Date, (viii) all defined benefit or defined contribution pension, multiemployer pension, post-retirement health and welfare benefit, accrued annual or other bonus obligations, any unpaid severance liabilities currently being paid or payable in respect of employees and service providers of the Company who terminated employment or whose services to the Company have ceased (as applicable) prior to the Closing and deferred compensation liabilities of the Company, together, in each case, with any associated employer payroll taxes, (ix) obligations as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital or financing leases; (x) obligations as an account party or applicant in respect of letters of credit; (xi) bank overdrafts and similar items; and (xii) all obligations of the Company in respect of, or to purchase or to otherwise acquire, any of the obligations and other matters of the kind described in any of the clauses (i) through (xii) appertaining to third parties. Notwithstanding anything herein to the contrary, Company Debt shall not include Liabilities between the Companies. Company Debt shall exclude Transaction Expenses. For the avoidance of doubt it is clarified that there shall be no double counting of any item in the calculation of Company Debt.

“Company Net Working Capital” means, with respect to each of the Companies, without duplication, as of immediately prior to the Closing, the current assets of such Company, including all Accounts Receivable , and excluding any Company Cash, set forth on the respective Company Net Working Capital Schedule minus the current liabilities of such Company set forth on the respective Company Net Working Capital Schedule (in each case, calculated in accordance with GAAP, and, to the extent not inconsistent with GAAP, the methodologies applied in preparation of the Company Net Working Capital Schedule), and specifically: (i) excluding lease assets and their associated obligations (iii) excluding any liabilities or obligations that constitute Company Debt, it being understood that there shall be no double-counting between Company Debt and Company Net Working Capital, and any amount included in Company Debt shall be expressly excluded from the current liabilities used to calculate Company Net Working Capital.

“Company Net Working Capital Schedule” means the non-binding, illustrative calculations of Company Net Working Capital as of the date of this Agreement, attached hereto as Schedule 1.4.

“Company Shares” means (i) with respect to the Israeli Company, Ordinary Shares of par value NIS 0.01, and (ii) with respect to the Polish Company, shares of nominal value of PLN 50 each.

“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, subleases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders), including all amendments, supplements, exhibits and schedules thereto.

“Current Resale Shelf Registration Statement” means Acquirer’s automatic shelf registration statement on Form S-3 filed by Acquirer with the SEC on September 9, 2025 (File No. 333-290121), including the prospectus, amendments and supplements (including each Prosupp) to such registration statement or prospectus (including post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference, if any, in such registration statement), or any replacement thereof (including, for the elimination of doubt, any replacement registration statement filed in accordance with Section 1(b) of the Registration Rights Agreement).

“D&O Indemnitees” means, collectively, current or former directors, managers and officers and any Person who becomes a director, manager or officer of the Company prior to the Closing.

“Earn-Out Calculation Date” means 30 days following the later of: (i) 120 days following the end of calendar year 2028, or (ii) 60 days following the time at which the annual audited financial statements for both the Israeli Company and the Polish Company are available for all the years of the Earn-Out Period, provided however, that with respect to the calculation date of each of the Earn-Out Advances, means 30 days following the later of: (i) 120 days following the expiration of the First Interim Earn-Out Period, as applicable, or (ii) 60 days following the time at which the annual audited financial statements or the quarterly reviewed financial statements for both the Israeli Company and the Polish Company are available for the last quarter of the Second Interim Earn-Out Period, as applicable (the “Advance Payment Calculation Dates”).

“Earn-Out Payment” means such additional contingent payment of consideration for the Company Shares, paid to the Israeli Company Shareholder and to the Polish Company Shareholders in accordance with the Headline Price Ratio in the aggregate amount of up to $185,000,000, consisting, collectively, of the Earn-Out First Advance, the Earn-Out Second Advance and the Final Earn-Out Payment, each to the extent applicable (each, an “Earn-Out Payment Installment”), payable subject to and in accordance with the following terms, based on the Companies’ Aggregate EBITDA and Earn-Out Score applicable to the entire Earn-Out Period:

(i) Subject to sub sections (iii - iv) below, if, on the Earn-Out Calculation Date of the Final Earn-Out Payment, the Earn-Out Score is lower than 70%, (i.e. - the Aggregate EBITDA is lower than $97,300,000) – the Final Earn-Out Payment shall be equal to zero (o); for the avoidance of doubt, the Earn-Out First Advance and the Earn-Out Second Advance, to the extent theretofore paid, shall not be subject to refund, clawback, recoupment or set-off as a result of the Final Earn-Out Payment being equal to zero.

(ii) If, on the Earn-Out Calculation Date of the Final Earn-Out Payment, the Earn-Out Score is equal to, or higher than 70%, then the Israeli Company Shareholder and the Polish Company Shareholders shall be entitled to receive, based on the Headline Price Ratio, an Earn-Out Payment in an amount equal to the Earn-Out Score minus 70% - expressed as an absolute number and not a percentage, divided by 30 multiplied by the $185,000,000 (minus the Earn-Out Advances, if and to the extent theretofore previously paid).

(iii) Notwithstanding the foregoing, in the event the EBITDA for the period commencing on January 1, 2026 and ending on December 31, 2026, as may be extended by the Shareholders Agent at his sole discretion in order to meet the First EBITDA Target, until March 31, 2027 or until June 30, 2027 (the “First Interim Earn-Out Period”) shall be equal to, or higher than $30,000,000 (the “First EBITDA Target”), then the Israeli Company Shareholder and the Polish Company Shareholders shall be entitled to receive, based on the Headline Price Ratio, an early Earn-Out Payment in the amount of $75,000,000 (the “Earn-Out First Advance”), on account of, and which shall be subtracted from, the Earn Out Payment, to the extent due and payable.

(iv) Notwithstanding the foregoing, in the event that the aggerate EBITDA for the period commencing on January 1, 2026 and ending on December 31, 2027, as may be extended by the Shareholders Agent at his sole discretion in order to meet the Second EBITDA Target, until March 31, 2028 or on June 30, 2028 (the “Second Interim Earn-Out Period”) shall be equal to, or higher than, $78,000,000 (the “Second EBITDA Target”), then the Israeli Company Shareholder and the Polish Company Shareholders shall be entitled to receive, based on the Headline Price Ratio, an early Earn-Out Payment in the amount of $155,000,000 less the Earn-Out First Advance, if previously paid (the “Earn-Out Second Advance”, and each of the Earn-Out First Advance and the Earn-Out Second Advance may be also referred to herein as the “Earn-Out Advance”), on account of, and which shall be subtracted from, the Earn Out Payment, to the extent due and payable.

provided however, that: (X) the aggregate Earn-Out Payment (including without limitation, the Earn-Out Advances, if applicable) shall not exceed, in the total, $185,000,000 and (Y) no Earn-Out Payment shall be due and payable to the Israeli Company Shareholder and the Polish Company Shareholders for any period following the expiration of the Earn-Out Period and no extension of the First Interim Earn-Out Period nor the Second Interim Earn-Out Period shall affect or extend the expiration of the entire Earn-Out Period on December 31, 2028.

For demonstration purposes only: (i) assuming the EBITDA for the year 2026 shall be $35,000,000 and the Earn-Out First Advance in the amount of $75,000,000 shall be due and payable on the applicable Advance Payment Calculation Date, (ii) the EBITDA for the year 2027 shall be $40,000,000, but the EBITDA for the first calendar quarter of the year 2028 shall be $10,000,000 and therefore the Earn-Out Second Advance in the amount of $80,000,000 shall be due and payable on the applicable Advance Payment Calculation Date, and (iii) the Aggregate EBITDA equals $154,000,000, and the Earn-Out Score is accordingly 110.79%; then the aggregate Earn-Out Payment shall be limited by the cap of $185,000,000 (and less the Earn-Out Advance in the amount of $155,000,000 previously paid, the Earn-Out Payment due on the Earn-Out Calculation Date shall be equal to $30,000,000).

For additional demonstration purposes only: assuming (i) the EBITDA for the year 2026 and for the extended First Interim Earn-Out Period ending on June 30, 2027 shall be $28,000,000, then no Earn-Out First Advance shall be due and payable on the applicable Advance Payment Calculation Date, (ii) the EBITDA for the year 2027 shall be $30,000,000, and the aggregate EBITDA for the extended Second Interim Earn-Out Period ended on June 30, 2028 shall be $65,000,000, then no Earn-Out Second Advance shall be due and payable on the applicable Advance Payment Calculation Date, and (iii) the Aggregate EBITDA equals $98,000,000, and the Earn-Out Score is accordingly approx. 70.504%; then the Earn-Out Payment on the Calculation Date shall be equal to $3,108,000.

For additional demonstration purposes only: assuming (i) the EBITDA for the year 2026 and for the extended First Interim Earn-Out Period ending on June 30, 2027 shall be $31,000,000, and therefore the Earn-Out First Advance in the amount of $75,000,000 shall be due and payable on the applicable Advance Payment Calculation Date, (ii) the EBITDA for the year 2027 and the extended Second Interim Earn-Out Period ended on June 30, 2028 shall be $80,000,000, and therefore the Earn-Out Second Advance in the amount of $80,000,000 shall be due and payable on the applicable Advance Payment Calculation Date, and (iii) the Aggregate EBITDA for the entire Earn-Out Period equals $91,000,000, and the Earn-Out Score is accordingly approx. 64.748%; then the Final Earn-Out Payment due on the applicable Earn-Out Calculation Date shall be equal to zero (0). For the avoidance of doubt, in such case in which the Earn-Out Score is 70% or less, the Companies Shareholders shall not be entitled to any additional Earn-Out Payment, but shall not be required to return or repay any portion of the Earn-Out Advances previously paid, which shall remain with the Companies Shareholders.

“Earn-Out Payment Dates” means, (X) with respect to the Earn-Out Payment: five (5) Business Days following the Earn-Out Calculation Date, and (Y) with respect to the Earn-Out Advances: five (5) Business Days following the applicable Advance Payment Calculation Date.

“Earn-Out Period” means the period commencing on January 1, 2026, and ending on December 31, 2028.

“Earn-Out Score” means, for the entire Earn-Out Period shall be a % equal to the EBITDA Score (which % may be equal, higher or lower than 100%).

“Earn-Out Stock Consideration” means, with respect to making the Earn-Out Payment and the Earn-Out Advance, if applicable, Acquirer Common Stock issued on the date for making such payment in accordance with the provisions hereof, valued in accordance with their respective Acquirer Common Stock Exchange PPS, which shall be Tradeable.

“EBITDA” means the Companies’ aggregate consolidated earnings recognized by each of Companies in the applicable Company’s audited annual financial statements (expressed in U.S. dollars and calculated in accordance with GAAP consistently applied, before (a) interest income and interest expense (including any financing fees, original issue discount, debt issuance costs and similar items), (b) income Taxes, and (c) depreciation and amortization; provided that, (i) to the extent not inconsistent with GAAP, EBITDA shall also exclude any Transaction Expenses and the Special Bonus, and (ii) the Financial Expenses shall be included in the EBITDA calculations, and (iii) EBIDTA shall be calculated without duplications and any inter-company earnings before the applicable deductions or additions thereto as provided herein, to the extent deriving from transactions between the Israeli Company and the Polish Company, provided further that EBITDA shall exclude: (A) any costs, charges or expenses imposed on or allocated to the Companies by Acquirer or any of its Affiliates following the Closing for out-of-pocket management fees, directors fees or the like, (B) any disproportional general overhead costs and expenses allocated by Acquirer group to the Company which are in excess of similar costs and expenses allocated to any other fully owned subsidiary of Acquirer similarly situated, and (C) any earnings and costs and expenses related to any “Excluded Activity”, which, for the purposes hereof, shall be an activity for the incorporation of a new manufacturing line, the development and commercialization of a new product (which is not a Company Product as defined herein) or the incorporation or subsequent operations of a new subsidiary of any of the Companies, in each case, to the extent not existing as of the Closing, which was approved by the Board of Directors of any of the Companies despite the formal objection of the director appointed to the applicable Company by the Companies Shareholders in accordance with the provisions hereof. For the purposes of the Earn-Out Payment calculations, the EBITDA expression in U.S dollars shall be made in accordance with the exchange rate published by Bank Israel as of December 31 of the applicable calendar years, i.e.: 2026 (for the Earn-Out First Advance), 2027 (for the Earn-Out Second Advance) and 2028 (for the entire Earn-Out Payment calculation); in each case, notwithstanding any extension requested by the Shareholders’ Agent in accordance with the provisions of the “Earn-Out Payment” definition above.

“EBITDA Score” for the entire Earn-Out Period shall be determined as the % calculated by dividing (A) the actual Aggregated EBITDA of the Companies during the Earn-Out Period, by (B) the Aggregate Target EBITDA (which % may be equal, higher or lower than 100%).

“Employee” shall mean any current or past employee and Consultants of any Acquired Company.

“Encumbrance” means, with respect to any asset, any mortgage, lien (statutory or other), pledge, charge, security interest, collateral, adverse claim of title, ownership or right to use, right of first refusal, including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, (iii) the use of any asset and (iv) the possession, exercise or transfer of any other attribute of ownership of any asset.

“Environmental, Health and Safety Requirements” means all Applicable Law concerning or relating to worker/occupational health and safety, or pollution or protection of the environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control or other action or failure to act involving cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now in effect.

“Equity Interests” means, with respect to any Person, any share capital of, or other ownership, membership, partnership, joint venture or equity interest in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right or entitlement to acquire any such capital stock or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested.

“Escrow Agent” means IBI Capital Trust Ltd.

“Escrow Amount” means an amount equal to the Holdback Amount less the Retained Amounts, comprised of Acquirer Common Stock or the Substitute Cash Consideration in lieu thereof, deposited at the Holdback Release Date.

“Escrow Release Date” means the date which is eighteen (18) months following the Closing Date.

“ESAD” means Electronic Safe and Arm Device.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted GAAP in Israel, (and, with respect to the Polish Company, generally accepted GAAP in Poland) that are applicable to the circumstances of the date of determination, consistently applied. For avoidance of any doubt, with respect to any calculation of the EBITDA hereunder for the purpose of calculation of the Earn-Out Payments, the foregoing shall also be calculated based on generally accepted GAAP in Israel, and Acquirer’s auditors shall prepare the applicable financial statements for the purpose of calculating the EBITDA for the purpose of the Earn Out Payment (and the costs and expenses of preparation of such financial statements shall be referred to as the “Financial Expenses”).

“Good Reason” shall mean any of the following which is consummated without the express written consent of Mr. Amir Geva: (i) a material reduction of such Companies Shareholder’s aggregate employee benefits; or (ii) a material adverse change in such Company Shareholder’s authority, duties or responsibilities as set forth in his Retention and Employment Agreement, provided, however, that reduction of one level of the Companies Shareholder’s title and position (e.g., if employed as CEO, a reduction to a different C-level position), that does not include a change in salary and employee benefits, shall not be deemed “Good Reason”; (iii) a requirement that such Companies Shareholder be based at any office or location more than 50 kilometers from the location at which the Companies Shareholder was based immediately prior to such requirement; (iv) the Company’s failure to pay any material compensation under the Employment Agreement when due, provided such failure does not stem from such Company Shareholder’s act or omission; in each case, provided that such Company Shareholder provides the applicable Company and Acquirer a written notice of any act which such Company Shareholder deems to be Good Reason hereunder, the Company has not cured such act within 30 days , and as a result of which the Company Shareholder notified the Company and Acquirer of termination of his or her engagement with the applicable Company due to Good Reason within 30 days following the expiration of such cure period.

“Government Official” means (i) any official, employee, agent or representative of, or any other Person acting in an official capacity for or on behalf of, any Governmental Entity, (ii) any political party, political party official, (iii) any official, employee, agent or representative of, or any other Person acting in an official capacity for or on behalf of, a company, business, enterprise or other entity controlled by any Governmental Entity or (iv) any official, employee, agent or representative of, or any other Person acting in an official capacity for or on behalf of, a public international organization.

“Governmental Entity” means (i) any supranational, national, state, municipal, local or foreign government, (ii) any court, tribunal, arbitrator, administrative agency, commission or other Government Official, authority or instrumentality, including a Tax Authority, in each case whether domestic or foreign, and (iii) any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any executive, legislative, judicial, regulatory or other functions of, or pertaining to, government authority (including any governmental or political division, department, agency, commission, instrumentality, official, organization, unit, body or entity, the IIA and any court or other tribunal).

“Governmental Grant” means any grant, incentive, subsidy, award, loan, participation, cost sharing arrangement, reimbursement arrangement or other benefit, relief or privilege provided or made available by or on behalf of or under the authority of the IIA or affiliated authorities or programs (including the Incubator Administration, Tnufa, Nofar, Magnet and Magneton), Authority for Investments and the Development of the Industry and Economy (formerly known as the Investment Center), the ITA (solely with respect to “preferred” or “approved” enterprise status or similar programs), the State of Israel, and any other bi- or multi-national grant program, framework or foundation (including the BIRD foundation) for research and development, the European Union, the Fund for Encouragement of Marketing Activities of the Israeli Government or any other Governmental Entity.

“Group” has the meaning ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations thereunder and related case law.

“Headline Price” means an aggregate sum of $205,000,000, of which $195,000,000 for the Israeli Company (the “Israeli Company Headline Price”) and $10,000,000 for the Polish Company (the “Polish Company Headline Price”).

“Headline Price Ratio” means, with respect to each of the Israeli Company and the Polish Company, as shall be specified in the Spreadsheet; provided however, that notwithstanding anything herein to the contrary, although the aggregate total amount of the Base Stock Consideration and the Closing Cash consideration shall be allocated between the Company Shareholder of the Israeli Company on the one hand, and the Company Shareholders of the Polish Company on the other hand, in accordance with such Headline Price Ratio, the Companies Shareholders of the Polish Company shall receive their entire share of such consideration from the Closing Cash Consideration, and the remaining Closing Cash Consideration and Base Stock Consideration shall be payable to the Company Shareholder of the Israeli Company; all as specified in the Spreadsheet.

“Holdback Amount” means an amount of $20,500,000, comprised of Acquirer Common Stock or the Substitute Cash Consideration in lieu thereof, held by Acquirer at the Closing Date, and deposited in escrow (after deduction of the Retained Amounts, if any) on the Holdback Release Date.

“Holdback Interim Amount” means an amount of $2,000,000, comprised of Acquirer Common Stock or the Substitute Cash Consideration in lieu thereof, held by Acquirer at the Closing Date, and released to the Paying Agent for the benefit of the applicable Companies Shareholders (after deduction of Collection Shortfall, if any) on the Holdback Interim Release Date.

“Holdback Release Date” means the date which is nine (9) months following the Closing Date.

“IIA” means the Israel Innovation Authority.

“IMOD” shall mean the Israeli Ministry of Defense.

“Indemnifying Parties” means, collectively, the Company Shareholders.

“Innovation Law” means the Israeli Encouragement of Research, Development and Technological Innovation in the Industry Law 5744-1984, as amended from time to time, including regulations, directives, procedures, and rules that have been or will be promulgated thereunder and/or by virtue thereof, including any directives, guidelines and rules as issued from time to time by the IIA.

“IRS” means the United States Internal Revenue Service.

“Israeli Companies Law” means the Israeli Companies Law 5759-1999.

“Israeli Law” means Israeli Applicable Law.

“ITA” means the Israeli Tax Authority.

“Key Employees” means Mr. Amir Geva and such other employees specified in Schedule I hereto.

“knowledge”, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter after reasonable inquiry of (i) an individual, if used in reference to an individual, or (ii) with respect to any Person that is not an individual (other than the Company), the executive officers of such Person, and solely with respect to the Companies, each of the Companies Shareholders.

“Lease” means any lease, sublease, license or other occupancy agreement for the use of real property, including workspace use agreements.

“Legal Proceeding” means any private or governmental action, inquiry, claim, counterclaim, proceeding, suit, hearing, litigation, audit or investigation, in each case, commenced, asserted or conducted in writing, whether civil, criminal, administrative, judicial or investigative, or any appeal therefrom.

“Liabilities”(and, with correlative meaning, “ Liability”) means all debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, liquidated or unliquidated, asserted or unasserted, known or unknown, whenever or however arising, including those arising under Applicable Law or any Legal Proceeding or Order of a Governmental Entity and those arising under any Contract, regardless of whether such debt, liability, commitment or obligation would be required to be reflected on a balance sheet prepared in accordance with GAAP, or disclosed in the notes thereto.

“Material Adverse Effect” with respect to any Person means any change, new event, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether such Effect constitutes an inaccuracy in the representations or warranties made by, or a breach of the covenants, agreements or obligations of, such Person herein, (i) is, or would reasonably be likely to be or become, materially adverse in relation to the condition (financial or otherwise), assets (including intangible assets), Liabilities, business, operations or results of operations of such Person and its subsidiaries, taken as a whole, except to the extent that any such Effect directly results from: (A) changes in general business, financial, political, capital market or economic conditions (to the extent that such changes do not affect such Person disproportionately as compared to such Person’s competitors), (B) changes affecting the industry generally in which such Person operates (to the extent that such changes do not affect such Person disproportionately as compared to such Person’s competitors), (C) changes in Applicable Law (to the extent that such changes do not affect such Person disproportionately as compared to such Person’s competitors), (D) natural disasters, war, hostilities, and/or acts of terrorism and/or any pandemics, epidemics, disease outbreaks or other public health conditions or any escalation or worsening of any of the foregoing (to the extent that such changes do not affect such Person disproportionately as compared to such Person’s competitors), or (E) changes in GAAP, (F) any action taken or not taken as required by this Agreement or at the request of, or with the written consent of, Acquirer, or (G) the identity of Acquirer or any of its Affiliates, the execution of this Agreement, the public announcement, pendency or consummation of the Transactions (including any effect on any of the Acquired Companies relationships with their respective customers, suppliers, employees or other third parties); and/or (ii) materially adversely affects, or would reasonably be likely to adversely affect such Person’s ability to perform or comply with the covenants, agreements or obligations of such Person herein or to consummate the Transactions in accordance with this Agreement and Applicable Law.

“NASDAQ” means the Nasdaq Stock Market.

“non-US Person” means a Person which is not a U.S. Person (as defined in Regulation S. under the Securities Act).

“Order” means any judgment, writ, determination, decision, award, ruling, injunction, temporary restraining order or other order of any Governmental Entity.

“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, limited liability partnership, trust, estate, proprietorship, joint venture, business organization or Governmental Entity.

“Personal Data” means any information relating to an identified or identifiable natural person including, but not limited to, a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person or any other piece of information that allows the identification of a natural person or is otherwise considered personally identifiable information, personal data or personal information under Applicable Law, including Tracking Data; all to the extent is Processed by or on behalf of the Company.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date.

“Pre-Closing Taxes” means, with respect to each of the Companies, any (i) Taxes (excluding the Polish Transfer Taxes) of the Company with respect to any Pre-Closing Tax Period (determined, with respect to any Straddle Period, in accordance with Section 6.61.1(d)), including for this purpose any Taxes with respect to deferred revenues arising in the Pre-Closing Tax Period, regardless of when recognized for income tax purposes, (ii) Taxes (excluding any Polish Transfer Taxes) of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor thereof) was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or non-U.S. Law, (iii) Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by Contract, pursuant to any Applicable Law or otherwise, which Taxes relate to an event or transaction occurring before the Closing, in each case, except if provided in the ordinary course of business under an obligation, agreement or arrangement the main subject matter of which is not Taxes and such Taxes are not in a material amount, and (iv) any payroll or other withholding Taxes arising by the Company pursuant to or a result of this Agreement of the Transactions.

“Privacy Laws” means each Applicable Law applicable to Personal Data, and any such legal requirement governing privacy, data security, data or security breach notification, any penalties and compliance with any order, including but not limited to the General Data Protection Regulation (EU) 2016/679 (the “EU GDPR”), the EU GDPR as it forms part of the law of England and Wales, Scotland and Northern Ireland by virtue of section 3 of the European Union (Withdrawal) Act 2018 (together with the EU GDPR, the “GDPR”), the Polish Act of 10 May 2018 on the Protection of Personal Data, as amended, , the Polish Electronic Communications Law of 12 July 2024, as amended, and the Polish Act of 18 July 2002 on Providing Services by Electronic Means, as amended, Section 5 of the Federal Trade Commission Act, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), the Gramm-Leach-Bliley Act (“GLBA”), the Electronic Communications Privacy Act of 1986, the Stored Communications Act, California Online Privacy Protection Act, the California Consumer Privacy Act (“CCPA”), and other United States state laws concerning privacy, data protection, and / or data security, the CAN-SPAM Act, the Telephone Consumer Protection Act (“TCPA”), the Israeli Protection of Privacy Law, 5741–1981, and the regulations promulgated thereunder (including the Protection of Privacy Regulations (Data Security), 2017), and any and all guidelines published by the Israeli Privacy Protection Authority, the Payment Card Industry Data Security Standards, the Video Privacy Protection Act, the EU Privacy and Electronic Communications Directive 2002/58/EC on Privacy and Electronic Communications, the UK Privacy and Electronic Communications (EC Directive) Regulations 2003 and any other analogous data protection, direct marketing or privacy laws, regulations, or regulatory requirements, guidance and codes of practice applicable to the processing of Personal Data (as amended and/or replaced from time to time) in any jurisdiction in which the Company carries on its business and/or from which the Company collects Personal Data.

“Pro Rata Share” means, (X) with respect to the allocation of the Aggregate Consideration for the Israeli Company to the Israeli Shareholder – 100%, (Y) with respect to the allocation of the Aggregate Consideration for the Polish Company to the Polish Shareholders – such % as set forth in the Consideration Spreadsheet with respect to the allocation of such consideration, and (Z) with respect to the participation of the Israeli Shareholders and the Polish Shareholders in the Holdback Amount, the Holdback Interim Amount, the Escrow Amount and any Indemnifiable Damages - such % of the Aggregate Consideration as set forth in the Spreadsheet. For the avoidance of doubt, the total of all Pro Rata Shares for each of (X), (Y) and (Z) at all times shall equal one hundred percent.

“Process” or “Processing” means, with respect to data, any operation or set of operations such as collection, recording, organization, structuring, storage, adaptation, enhancement, enrichment or alteration, retrieval, consultation, analysis, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

“Prosupp” means a prospectus supplement pursuant to Rule 424(b)(7) under the Securities Act to the Current Resale Shelf Registration Statement providing for the resale registration of the Acquirer Common Stock.

“Registration Rights Agreement” means the form attached hereto as Exhibit J, executed between Acquirer and each of the Company Shareholders in connection with such Company Shareholder being issued Acquirer Common Stock pursuant to the provisions of this Agreement.

“Representatives” means, with respect to a Person, such Person’s officers, directors, Affiliates, shareholders or employees, or any investment banker, attorney, accountant, auditor or other advisor or representative retained by any of them and acting on their behalf.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Special Bonus” means a one-time bonus in the aggregate amount of NIS7,000,000, payable by the Companies following September 30, 2026, to certain Employees and service providers of the Companies, in accordance with the allocation to be determined by the Companies’ Shareholders of the applicable Company, provided however, that such amount of NIS7,000,000 may be reduced, at Acquirer’s discretion (and without limiting any other right of Acquirer) by any shortfall not already taken into account as part of the Closing Adjustments with respect to the Cash Balance Covenant.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to the Company, any Person controlled by the Company.

“Substitute Cash Consideration” means, with respect to any Base Stock Consideration Payment or, if applicable, the Earn-Out Payment payable to any Company Shareholder hereunder, a cash payment of equivalent value paid in accordance with the provisions hereof in lieu thereof, including in the event that any such Base Stock Consideration or Payment Earn-Out Stock Consideration, the Acquirer Common Stock is not Tradeable in accordance with the terms of the Registration Rights Agreement.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, share capital, profits, license, registration, withholding, payroll, social security (or equivalent), national insurance, health, employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), land betterment, purchase, corporate, capital gains, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person, except if provided in the ordinary course of business under an obligation, agreement or arrangement the main subject matter of which is not Taxes.

“Tax Representations” means the representations and warranties of the Company set forth in Section 2.12 (Taxes).

“Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) filed or required to be filed with respect to Taxes.

“Tracking Data” means (a) any information or data collected in relation to on-line, mobile or other electronic activities or communications that can reasonably be associated with a particular Person, user, computer, mobile or other device, or instance of any application or mobile application, (b) any information or data collected in relation to off-line activities or communications that can reasonably be associated with or that derives from a particular Person, user, computer, mobile or other device or instance of any application or mobile application or (c) any device or network identifier (including IP address or MAC address), device activity data or data collected from a networked physical object.

“Tradeable” means Base Stock Consideration and Earn-Out Stock Consideration to be registered for resale pursuant to the Securities Act on the business day following the date of such issuance, with no lock-up restrictions imposed by the issuer thereof other than the Trade Limitations as specified in the Registration Rights Agreement.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trade Limitations” shall have the meaning ascribed to such term in the Registration Rights Agreement.

“Trading Market” means the NASDAQ and/or any other trading market or exchange upon which the Acquirer Common Stock are traded or listed or quoted for trading on the date in question (or any successors to any of the foregoing).

“Transaction Document” means, collectively, this Agreement, the Companies Disclosure Letter, the Escrow Agreement, the Paying Agent Agreement, the Retention and Employment Agreements, the Company Closing Certificate, the Officer’s Certificates, the Spreadsheet, the Signing Spreadsheet, the Registration Rights Agreement and each other agreement or document to be executed in connection with any of the Transactions, including any document and instrument applicable to the sale of the Polish Company as specified herein.

“Transaction Expenses” means, without double counting and to the extent not paid prior to Closing, all third-party fees, costs, expenses, payments and expenditures incurred by or on behalf of each of the Companies in connection with the Transaction Documents and the Transactions, whether or not incurred, billed or accrued (including (i) any fees, costs, expenses, payments and expenditures of legal counsel and accountants, (ii) the maximum amount of fees, costs, expenses, payments and expenditures payable to brokers, finders, financial advisors, investment bankers or similar Persons notwithstanding any earn-outs, escrows or other contingencies (iii) all sale, change-of-control, “stay around,” retention, termination, severance or similar bonus or payment obligations or compensatory amounts owed or incurred by the Company to the Company’s or its Subsidiaries’ directors, employees and/or consultants in connection with the Transactions (together with the occurrence of any other event) and any Taxes payable by the Company in connection therewith (including the employer portion of any payroll, social security, Medicare, Federal Unemployment Tax Act unemployment or any similar Tax associated with such amounts, and after adding any VAT payable with respect thereto, unless recoverable in full as determined by Acquirer in its sole discretion) whether paid or payable at or following the Closing, including, for the avoidance of doubt, any statutorily or contractually required notice period expenses relating to such termination, (iv) any such fees, costs, expenses, payments and expenditures incurred by the Company Shareholders paid for or to be paid for by the Company (v) the costs of the D&O Tail Policy, (vi) 50% of the costs of the Escrow Agent and Paying Agent; all to the extent not paid prior to Closing.

“Trapped Cash” means any cash or cash equivalents of the Company that are, as of immediately prior to the Closing, subject to a specific and express restriction on use pursuant to a Contract or Applicable Law, including collateral for customer agreements, lease agreements, collateral for debt, and hedge guarantees, provided however, that the cash amount listed on Schedule II shall constitute Company Cash and shall not constitute Trapped Cash or otherwise be treated as restricted or trapped cash.

“Treasury Regulations” means the United States Treasury Department’s tax regulations issued under the Code.

“Unaccredited Investor” means a Company Shareholder who either (i) does not complete, execute and deliver to the Company or Acquirer prior to the Closing an Investor Questionnaire certifying that such Person is an “accredited investor” under U.S. law as set forth therein, or (ii) is determined by Acquirer in its sole discretion prior to the Closing not to be an Accredited Investor.

“Volume Weighted Average Price (VWAP)” means the average of the daily volume weighted average price of the Acquirer Common Stock for the applicable Trading Day on the Trading Market on which the Common Stock are then listed or quoted (based on a Trading Day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time)).